Exhibit 10.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

HEADSTRONG CORPORATION,

GENPACT INTERNATIONAL INC.,

HAWK INTERNATIONAL CORPORATION,

WCAS HAWK CORP.

AND

GENPACT LIMITED

DATED AS OF APRIL 5, 2011

i

Real and Personal Property	34
Transactions with Affiliates	35
Customers	35
Confidentiality Obligations; Data Privacy	36

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	36
Organization	36
Authority	36
Consents and Approvals; No Violations	36
Brokers	37
Financing	37
Merger Sub Activities	37
Acknowledgment and Representations by Parent and Merger Sub	37

ARTICLE 6 COVENANTS	38
Conduct of Business of the Company	38
Transfer Taxes	40
Access to Information	40
Efforts to Consummate	40
Company Stockholder Consent	42
Public Announcements	42
Indemnification; Directors’ and Officers’ Insurance	43
Exclusive Dealing	43
Parent Vote	44
Documents and Information; Cooperation	44
Employee Benefit Matters	45
Notice of Certain Matters	45
Termination of Affiliate Arrangements	46
Tax Matters	46
Financing	46
Guarantee	48
Section 280G Payments	50

ARTICLE 7 CONDITIONS TO CONSUMMATION OF THE MERGER	51
Conditions to the Obligations of the Company, Parent and Merger Sub	51
Other Conditions to the Obligations of Parent and Merger Sub	51
Other Conditions to the Obligations of the Company	53
Frustration of Closing Conditions	53

ARTICLE 8 TERMINATION; AMENDMENT; WAIVER	53
Termination	53
Effect of Termination	55
Amendment	55
Extension; Waiver	55

ARTICLE 9 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION	55
Survival of Representations, Warranties and Covenants	55
General Indemnification	56
Claims	57
Limitations on Indemnification Obligations	58
The Representative	60
Exclusive Remedy	60
Manner of Payment; Escrow	60
Distribution of Representative Expense Fund	61
Purchase Price Adjustment	61

ARTICLE 10 REPRESENTATIVE OF THE COMPANY EQUITYHOLDERS	62
Authorization of Representative	62

ARTICLE 11 MISCELLANEOUS	65
Entire Agreement; Assignment	65
Notices	65
Governing Law	67
Fees and Expenses	67
Construction; Interpretation	67
Exhibits and Schedules	68
Parties in Interest	68
Severability	68
Counterparts; Facsimile Signatures	68
Obligations of Parent and Merger Sub	68
Knowledge	69
Limitation on Damages	69
WAIVER OF JURY TRIAL	69
Jurisdiction and Venue	69
Remedies	70

SCHEDULES

Schedule 4.2	Capitalization of the Group Companies
Schedule 4.3	Closing Consideration Schedule
Schedule 4.4	Financial Statements
Schedule 4.5	Consents and Approvals
Schedule 4.6	Material Contracts
Schedule 4.7	Certain Changes or Events
Schedule 4.8	Litigation
Schedule 4.9	Compliance with Applicable Law
Schedule 4.10	Employee Plans
Schedule 4.11	Environmental Matters
Schedule 4.12	Intellectual Property
Schedule 4.13	Labor Matters

Schedule 4.14	Insurance
Schedule 4.15	Tax Matters
Schedule 4.17	Owned Real Property
Schedule 4.18	Transactions with Affiliates
Schedule 4.19	Customers
Schedule 5.3	Consents and Approvals
Schedule 6.1	Conduct of Business of the Company
Schedule 6.7	Indemnification
Schedule 7.2	Other Conditions

EXHIBITS

A	—	Net Working Capital Line Items
B	—	Form of Escrow Agreement
C	—	Form of Letter of Transmittal
D	—	Form of Surviving Entity Certificate of Incorporation
E	—	Form of Estimated Purchase Price Calculations
F	—	Form of FIRPTA Statement
G	—	Form of IRS Notice

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 5, 2011, is made by and among Headstrong Corporation, a Delaware corporation (the “Company”), Genpact International Inc., a Delaware corporation (“Parent”), Hawk International Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), WCAS Hawk Corp., a Delaware corporation (the “Representative”), solely in its capacity as the Representative, and Genpact Limited, an exempted limited company organized under the laws of Bermuda (“Guarantor”), solely for the purpose of Section 6.16 and Article 11. The Company, Parent, Merger Sub, the Representative and Guarantor are, from time to time, referred to individually herein as a “Party”, and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in Article 1.

WHEREAS, the board of directors of the Company has, upon the terms and subject to the conditions set forth herein, (i) approved this Agreement and the transactions contemplated hereby and (ii) recommended acceptance of the Merger and adoption of this Agreement by the Company Stockholders; and

WHEREAS, the board of directors of Parent and Merger Sub have each, upon the terms and subject to the conditions set forth herein, approved and consented to the Merger, the execution by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby in accordance with the DGCL as well as all other applicable Laws.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Accounting Firm” has the meaning set forth in Section 2.9(b)(ii).

“Acquisition Transaction” has the meaning set forth in Section 6.8.

“Actual Adjustment” means (x) the Purchase Price as finally determined pursuant to Section 2.9(b), minus (y) the Estimated Purchase Price.

“Actual Adjustment Payment Date” means that the date the amount of the Actual Adjustment is actually paid pursuant to, and in accordance with, Section 2.9(c).

“Actual Value” has the meaning set forth in Section 2.9(b)(iii)(C).

“Additional Unaudited Interim Financial Statements” has the meaning set forth in Section 6.15(c).

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Aggregate Company Common Shares Deemed Outstanding” means the sum of (a) the aggregate number of Company Common Shares outstanding as of immediately prior to the Effective Time, plus (b) the aggregate number of Company Common Shares issuable in respect of all In-The-Money Options outstanding as of immediately prior to the Effective Time (assuming all such In-The-Money Options were exercised in full).

“Aggregate Option Exercise Price” means the aggregate amount that would be paid to the Company in respect of all outstanding In-The-Money Options had each such In-The-Money Option been exercised (and assuming concurrent payment in full of the applicable Exercise Price of each such In-The-Money Option solely in cash) immediately prior to the Effective Time in accordance with the terms of the applicable option agreement with the Company pursuant to which each such In-The-Money Option was issued.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Alternative Financing” has the meaning set forth in Section 6.15(b).

“Antitrust Division” has the meaning set forth in Section 6.4(d).

“Audited Financial Statements” has the meaning set forth in Section 4.4(a)(i).

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.

“Cash and Cash Equivalents” means the sum of the fair market value (if denominated in a currency other than United States dollars, expressed in United States dollars calculated based on the relevant currency exchange rate in effect (as published by XE.com) on the day preceding the Closing Date) of all cash and cash equivalents (including, without limitation, marketable securities and short term investments) of the Group Companies as of 11:59 p.m. on the day preceding the Closing Date.

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Change of Control Payments” means the aggregate amount of all change of control, bonus (including the maximum amount payable under the Sale Bonus Plan, net of the Trust Amount), termination or severance payments that are payable by the Company and its Subsidiaries to any Person as a result of the Merger (excluding any “double trigger” or similar contingent payments that are not a vested payment obligation on the Closing Date), together with any employer-paid portion of any employment and payroll taxes related thereto (including any employment or payroll taxes attributable to the settlement of Company Options pursuant to this Agreement), whether accrued, incurred or paid prior to, at or after the Closing; provided, that in no event shall any payments made in respect of (i) In-The-Money Options or (ii) prepayment premiums payable on (and included in) the Closing Date Funded Indebtedness be considered Change of Control Payments.

“Claim” has the meaning set forth in Section 10.1(a)(iv).

“Closing” has the meaning set forth in Section 2.2.

“Closing Consideration Schedule” has the meaning set forth in Section 2.9(a).

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Date Funded Indebtedness” means the Funded Indebtedness as of 11:59 p.m. on the day preceding the Closing Date.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letter” means the commitment letter dated March 23, 2011, to Parent from the Financing Sources party thereto relating to the commitments of such Financing Sources to provide the debt financing described therein.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Bylaws” means the Company’s Bylaws, as amended, supplemented or restated.

“Company Certificates” has the meaning set forth in Section 3.1.

“Company Charter” means, the Company’s Certificate of Incorporation, as amended, supplemented or restated.

“Company Common Shares” has the meaning ascribed to the term “Common Shares” in the Company Charter.

“Company Equity Securities” means, collectively, the Company Common Shares and the In-The-Money Options.

“Company Equityholders” means the holders of the Company Equity Securities.

“Company Expenses” means, without duplication, the collective amount payable by the Group Companies for all (i) out-of-pocket costs and expenses incurred by any of the Group Companies or by or on behalf of the Company Stockholders (to the extent such amounts are a liability of any Group Company) in connection with the Merger including, without limitation, the fees and expenses of Morgan Stanley, Ernst & Young LLP and Kirkland & Ellis LLP and (ii) Change of Control Payments.

“Company Indemnitee” has the meaning set forth in Section 9.2(b).

“Company Material Adverse Effect” means a material adverse change, event, effect or circumstance upon the financial condition, business, assets or results of operations of the Group Companies, taken as a whole, or upon the ability of the Group Companies to perform timely their obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis; provided, however, that any adverse change, event, effect or circumstance to the extent arising from or related to (i) conditions affecting the United States economy or any foreign economy in which the Group Companies have material operations, unless the impact of such conditions on the Group Companies is disproportionate relative to other similarly situated companies, (ii) any national or international political conditions, including engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, the occurrence of any military or terrorist attack (other than any damage to the Company’s assets, properties or facilities as a result thereof), unless the impact of such conditions on the Group Companies is disproportionate relative to other similarly situated companies, (iii) changes in GAAP, (iv) changes in any Laws or other binding directives issued by any Governmental Entity, unless the impact of such changes on the Group Companies is disproportionate relative to other similarly situated companies, (v) any change that is generally applicable to the industries or markets in which the Group Companies operate, unless the impact of such conditions on the Group Companies is disproportionate relative to other similarly situated companies, (vi) the public announcement of the transactions contemplated by this Agreement, (vii) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (but not the change, event, facts or occurrences giving rise to or contributing to such failure) for any period ending on or after the date of this Agreement, or (viii) the taking of any action expressly required by this Agreement and the other agreements contemplated hereby, including, without limitation, the completion of the transactions contemplated hereby and thereby, shall not be taken into account in determining whether a “Company Material Adverse Effect” has occurred.

“Company Option” means any option to purchase one or more Company Common Shares whether issued pursuant to the Option Plan or otherwise.

“Company Stockholder Consent” has the meaning set forth in Section 6.5.

“Company Stockholders” means the holders of the Company Common Shares.

“Confidentiality Agreement” means the confidentiality agreement, dated February 11, 2011, by and between the Company and the Guarantor.

“Contract” means, with respect to any Person, any agreement, contract, lease, instrument, note, bond, mortgage, indenture, deed of trust, license, obligation, promise or undertaking, whether oral or in writing, that is legally binding and to which such Person is bound, including any master service agreements, and excluding any statements of work and service level agreements under a master service agreement, which statements of work and service level agreements shall be deemed incorporated into the applicable master service agreement.

“Credit Facility” means that certain Loan and Security Agreement, dated as of April 20, 2010, as amended from time to time, by and among Silicon Valley Bank, TS MergerCo, Inc., Headstrong Services, LLC, Headstrong Business Services, Inc., Gantthead.com, Inc., Headstrong Public Sector, Inc., and Headstrong, Inc.

“DGCL” means the General Corporation Law of the State of Delaware.

“Disqualified Individual” means any person who is a “disqualified individual” (as defined in Treasury Regulation Section 1.280G-1) with respect to the Company.

“Dissenting Shares” has the meaning set forth in Section 3.5.

“Effective Time” has the meaning set forth in Section 2.3.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each deferred compensation, retirement, pension, superannuation, profit sharing, severance, retention, change in control, equity or equity based compensation, bonus, incentive, death, health, medical, perquisite, fringe benefit or other compensation or benefit plan, arrangement, agreement, program, fund or policy covering any employee, and the beneficiaries and dependents of any employee, regardless of whether it is private, funded, unfunded, financed by the purchase of insurance, contributory or non-contributory, in each case, which is maintained, sponsored or contributed to by any Group Company or any ERISA Affiliate of a Group Company for the benefit of any Group Company Employee or pursuant to which any Group Company has actual or contingent liability.

“Enterprise Value” means $550,000,000.

“Environmental Laws” means all Laws concerning pollution or protection of the environment, including, without limitation, all Laws relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, as such of the foregoing are promulgated and in effect on or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” with respect to an entity means any trade or business (whether or not incorporated) which would be considered a single employer with such entity pursuant to Section 414 of the Code and the regulations promulgated thereunder.

“Escrow Account” has the meaning set forth in Section 2.9(a)(ii).

“Escrow Agent” means JPMorgan Chase Bank, N. A.

“Escrow Agreement” has the meaning set forth in Section 2.9(a)(i).

“Estimated Purchase Price” means a good faith estimate of the Purchase Price, as determined by the Company and calculated in accordance with this Agreement. In connection with determining the Estimated Purchase Price, the Company shall use the actual Enterprise Value and estimate the (i) amount of Closing Date Funded Indebtedness, (ii) amount of Company Expenses, (iii) amount of Cash and Cash Equivalents and (iv) Net Working Capital Adjustment.

“Estimated Purchase Price Calculations” has the meaning set forth in Section 2.9(a).

“Exchange Agent” means JPMorgan Chase Bank, National Association, acting as agent for the payment of the consideration payable to the Company Stockholders pursuant to Section 2.9(a)(iv) and Article 3.

“Exercise Price” means, with respect to any Company Option, the exercise price set forth in the option grant agreement pursuant to which such Company Option was granted.

“Expense Fund Excess Amount” has the meaning set forth in Section 9.8.

“Financial Statements” has the meaning set forth in Section 4.4(a)(ii).

“Financing” means the financing contemplated by the Commitment Letter. In the event the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter and Parent and Merger Sub obtain alternative financing from alternative Financing Sources, the term “Commitment Letter” shall mean the commitment letter (as amended, supplemented or otherwise modified) related to such alternative financing and the term “Financing” shall mean such alternative financing.

“Financing Agreements” has the meaning set forth in Section 6.15(b).

“Financing Sources” means any entity or entities (or any of their Affiliates) that commit to provide or otherwise enter into agreements in connection with any Financing proposed to be provided to Parent and/or Merger Sub in connection with the transactions contemplated hereby.

“FTC” has the meaning set forth in Section 6.4(d).

“Fundamental Representations and Warranties” means the representations and warranties set forth in the first sentence of Section 4.1(a) (Organization and Qualification; Subsidiaries), Section 4.2 (Capitalization of the Group Companies), Section 4.3 (Authority), and Section 4.16 (Brokers).

“Funded Indebtedness” means, as of any time, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including, without limitation, any prepayment premiums payable) arising under, any obligations of (i) any Group Company consisting of (A) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money or for the deferred purchase price of property or services (but excluding any trade payables and accrued expenses arising in the ordinary course of business), (B) indebtedness evidenced by any note, bond, debenture or other debt security or (C) capitalized lease obligations, in each case, as of such date or (ii) others consisting of indebtedness secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by any Group Company, whether or not the obligations secured thereby have been assumed. Notwithstanding the foregoing, “Funded Indebtedness” shall not include any (x) obligations under capitalized leases which do not become due and payable as a result of the Merger or the other transactions contemplated hereby or (y) amounts included as Company Expenses.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Governmental Entity” means any (i) federal, national, state, provincial, local, municipal or other government, domestic or foreign, (ii) governmental or quasi-governmental entity of any nature (including, without limitation, any governmental agency, branch, department, official, or entity and any court or other tribunal) or (iii) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including, without limitation, any arbitral tribunal.

“Group Companies” means, collectively, the Company and each of its Subsidiaries.

“Group Company Employee” means any current or former employee, director, officer or independent contractor of any Group Company.

“Group Company IP Rights” has the meaning set forth in Section 4.12(a).

“Group Company Systems” has the meaning set forth in Section 4.12(b).

“Guaranteed Obligations” has the meaning set forth in Section 6.16(a).

“Guarantor” has the meaning set forth in the introductory paragraph to this Agreement.

“Headstrong Employee Share Trust” means the James Martin Holdings Limited (now Headstrong Worldwide Limited) and Goddard Trustees (Jersey) Limited (Theodores Trustees (Jersey) Ltd/Investec) James Martin Holdings Employee Share Trust.

“High Value” has the meaning set forth in Section 2.9(b)(iii)(B).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“In-The-Money Option” means any Company Option that has an exercise price less than the Per Share Common Payment. For the avoidance of doubt, “In-The-Money Options” shall be determined solely as of the Closing, in a reasonable, iterative process mutually acceptable to Parent and the Representative, and shall not be affected by the determination of the Actual Adjustment, if any, pursuant to Section 2.9.

“Indemnified Party” has the meaning set forth in Section 9.3(a).

“Indemnity Escrow Amount” has the meaning set forth in Section 2.9(a)(ii).

“Indemnity Escrow Funds” has the meaning set forth in Section 2.9(a)(ii).

“Intellectual Property Rights” means patents and patent applications in any jurisdiction; trademarks (registered or unregistered), service marks, trade dress, Internet domain names, tradenames and other designations of origin, and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing; works of authorship, whether or not copyrighted or copyrightable in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction; Software, know-how and any other Technology, in each case to the extent protectable under applicable Law.

“Investor Rights Agreement” means the Amended and Restated Investor Rights Agreement dated as of October 24, 2003, by and among the Company and the Stockholders (as defined therein), as amended by the Amendment Agreement dated January 28, 2004.

“Knowledge Group” has the meaning set forth in Section 11.11.

“Latest Audited Balance Sheet” has the meaning set forth in Section 4.4(a)(i).

“Law” means any law (including common law), statute, rule, regulation, code, ordinance or order of any Governmental Entity.

“Lease” has the meaning set forth in Section 4.17(b).

“Leased Real Property” has the meaning set forth in Section 4.17(b).

“Letter of Transmittal” has the meaning set forth in Section 3.1.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge. For the avoidance of doubt, the term “Lien” shall not be deemed to include any license of Intellectual Property Rights.

“Loss” has the meaning set forth in Section 9.2(a).

“Low Value” has the meaning set forth in Section 2.9(b)(iii)(A).

“Material Contracts” has the meaning set forth in Section 4.6(a).

“Material Customers” has the meaning set forth in Section 4.19.

“Material Lease” has the meaning set forth in Section 4.17(b).

“Merger” has the meaning set forth in Section 2.1.

“Merger Sub” has the meaning set forth in the introductory paragraph to this Agreement.

“Merger Sub Shares” has the meaning set forth in Section 2.8(a).

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Net Working Capital” means, with respect to the Group Companies, on a consolidated basis, those current assets of the Group Companies, as of 11:59 p.m. on the day preceding the Closing Date that are included in the line item categories of current assets specifically identified on Exhibit A, less those current liabilities of the Group Companies, as of 11:59 p.m. on the day preceding the Closing Date that are included in the line item categories of current liabilities specifically identified on Exhibit A, in each case, without duplication, and as determined in accordance with GAAP as applied by the Company in the preparation of the Financial Statements. Notwithstanding anything to the contrary contained herein, in no event shall “Net Working Capital” include any amounts with respect to Company Expenses, Cash and Cash Equivalents, Funded Indebtedness or any portion of deferred tax assets and deferred tax liabilities.

“Net Working Capital Adjustment” means (i) the amount by which Net Working Capital exceeds the Target Net Working Capital or (ii) the amount by which Net Working Capital is less than the Target Net Working Capital, in each case, if applicable; provided that any amount which is calculated pursuant to clause (ii) above shall be deemed to be a negative number.

“New Plans” has the meaning set forth in Section 6.11.

“Option Plan” means the Company’s Second Amended and Restated Share Option and Incentive Plan, adopted on November 11, 2005.

“Other Antitrust Approvals” has the meaning set forth in Section 6.4(c).

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by any Group Company.

“Parent” has the meaning set forth in the introductory paragraph to this Agreement.

“Party”, and the correlative term “Parties”, has the meaning set forth in the introductory paragraph to this Agreement.

“Per Share Common Payment” means an amount equal to the quotient of (a) the amount equal to (i) the Estimated Purchase Price, minus (ii) the PPA Escrow Amount, minus (iii) the Indemnity Escrow Amount, minus (iv) the Representative Expense Fund Amount, plus (v) the Aggregate Option Exercise

Price (which amount shall be determined in a reasonable, iterative process mutually acceptable to Parent and the Representative) divided by (b) the Aggregate Company Common Shares Deemed Outstanding.

“Percentage Interests” means, with respect to any Company Equityholder, the percentage determined by dividing (a) the sum of (i) the aggregate number of Company Common Shares held by such Company Equityholder as of immediately prior to the Effective Time (if any), plus (ii) the aggregate number of Company Common Shares issuable in respect of all In-The-Money Options outstanding and held by such Company Equityholder as of immediately prior to the Effective Time (if any), assuming all such Company Options were exercised in full, by (b) the Aggregate Company Common Shares Deemed Outstanding.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings, (c) encumbrances and restrictions on real property (including, without limitation, easements, covenants, rights of way and similar restrictions of record) that do not materially impair or interfere with the Group Companies’ present uses or occupancy of such real property, (d) Liens securing the obligations of the Group Companies under the Credit Facility, (e) Liens granted to any lender at the Closing in connection with any financing by Parent or Merger Sub of the transactions contemplated hereby, (f) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the current use or occupancy of such real property or the operation of the businesses of the Group Companies or any violation of which would not, individually or in the aggregate, reasonably be expected to materially impair or interfere with the Group Companies’ present uses or occupancy of such real property or have a Company Material Adverse Effect, or (g) matters that would be disclosed by an accurate survey or inspection of the real property.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

“PPA Escrow Account” has the meaning set forth in Section 2.9(a)(i).

“PPA Escrow Amount” has the meaning set forth in Section 2.9(a)(i).

“PPA Escrow Funds” has the meaning set forth in Section 2.9(a)(i).

“Pre-closing Period” has the meaning set forth in Section 6.1(a).

“Proposed Closing Date Calculations” has the meaning set forth in Section 2.9(b)(i).

“Purchase Price” means (i) the Enterprise Value, plus (ii) the Net Working Capital Adjustment (which may be a negative number), plus (iii) the amount of Cash and Cash Equivalents, minus (iv) the amount of Closing Date Funded Indebtedness, minus (v) the amount of Company Expenses.

“Purchase Price Dispute Notice” has the meaning set forth in Section 2.9(b)(ii).

“Purchaser Indemnitee” has the meaning set forth in Section 9.2(a).

“Purchaser Material Adverse Effect” shall mean a material adverse change, event, effect or circumstance on the ability of Parent or Merger Sub to perform timely their obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

“Qualified Representations” means the representations and warranties set forth in (i) Section 4.4(b), (ii) Section 4.6(a), (iii) Section 4.7(a) and (iv) the first sentence of Section 4.14.

“Regulatory Approvals” has the meaning set forth in Section 6.4(a).

“Representative” has the meaning set forth in the introductory paragraph to this Agreement.

“Representative Expense Fund” has the meaning set forth in Section 2.9(a)(iii).

“Representative Expense Fund Account” has the meaning set forth in Section 2.9(a)(iii).

“Representative Expense Fund Amount” has the meaning set forth in Section 2.9(a)(iii).

“Required Company Stockholder Vote” has the meaning set forth in Section 4.3.

“Responsible Party” has the meaning set forth in Section 9.3(a).

“Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any other Person any right to subscribe for or acquire, or any options, calls, warrants, performance awards, units, dividend equivalent awards, deferred rights, “phantom” stock or other equity or equity-based rights or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price of or value for or which has the right to vote with, shares of capital stock or other voting securities or equity interests of such first Person.

“Sale Bonus Plan” means the sale bonus plan entered into on the date hereof by the Company and the participants beneficiary thereto, a true and correct copy of which has been made available to Parent.

“Schedules” means the disclosure schedules to this Agreement delivered by the Company to Parent prior to the execution and delivery of this Agreement.

“Section 280G Payments” has the meaning set forth in Section 6.17.

“Software” means all proprietary rights in any computer software, including all programs, applications and databases (whether in object code, source code or other form).

“Specified Representations and Warranties” means the representations and warranties set forth in Section 4.2(a) and Section 4.2(e).

“Subsidiary” means with respect to any entity, that such entity shall be deemed to be a “Subsidiary” of another Person if such other Person directly or indirectly owns, beneficially or of record, an amount of voting securities of other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body.

“Survival Period Termination Date” has the meaning set forth in Section 9.1.

“Surviving Entity” has the meaning set forth in Section 2.1.

“Surviving Entity Bylaws” has the meaning set forth in Section 2.5(b).

“Surviving Entity Certificate of Incorporation” has the meaning set forth in Section 2.5(a).

“Surviving Entity Common Share” has the meaning set forth in Section 2.8(a).

“Target Net Working Capital” means $30,000,000.

“Tax” means any United States federal, state or local or non-United States income, gross receipts, branch profits, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, windfall profits, environmental (under Section 59A of the Code), customs, duties, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, imposed by any Governmental Entity, and any interest, penalties or additions to tax in respect of the foregoing (whether disputed or not).

“Tax Return” means any return, declaration, report, claim for refund or information, return or statement with respect to Taxes, including any schedule or attachment thereto or any amendment thereof.

“Technology” means trade secrets, inventions, formulae, processes and procedures, including any of the foregoing imbedded in research records and records of inventions, test information, results of market surveys or marketing know-how.

“Termination Date” has the meaning set forth in Section 8.1(d).

“Third Party Claim” has the meaning set forth in Section 9.3(a).

“Threshold Amount” has the meaning set forth in Section 9.4(c).

“Transfer Taxes” has the meaning set forth in Section 6.2.

“Trust Amount” means the aggregate amount actually contributed by the Headstrong Employee Share Trust for the benefit of the Sale Bonus Plan, which shall be the sum of (i) cash held by the Headstrong Employee Share Trust immediately prior to the Closing and (ii) the consideration payable to the Headstrong Employee Share Trust as set forth on the Closing Consideration Schedule.

“Unaudited Interim Financial Statements” has the meaning set forth in Section 4.4(a)(ii).

ARTICLE 2

THE MERGER

Section 2.1 Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company (the “Merger”) at the Effective Time. Immediately following the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving entity of the Merger (the “Surviving Entity”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

Section 2.2 Closing of the Merger. The closing of the Merger and the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., New York time,

on a date to be specified by the Parties, which shall be no later than the fourth Business Day after satisfaction (or waiver) of the conditions set forth in Article 7 (the “Closing Date”), at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, unless another time, date or place is agreed to in writing by Parent and the Representative.

Section 2.3 Effective Time. Subject to the terms and conditions set forth in this Agreement, on the Closing Date (or such other date as Parent and the Company may agree), the Parties shall cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in such form as required by, and in accordance with applicable provisions of, the DGCL. The Merger shall become effective at the time that the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such other date and time as agreed to in writing by the Parties (the time the Merger becomes effective being referred to herein as the “Effective Time”).

Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in the DGCL, the Certificate of Merger and in this Agreement.

Section 2.5 Certificate of Incorporation and Bylaws.

(a) At the Effective Time, the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time in substantially the form of Exhibit D shall become the certificate of incorporation of the Surviving Entity (the “Surviving Entity Certificate of Incorporation”) until thereafter changed or amended as provided therein or by applicable Law.

(b) At the Effective Time, the bylaws of Merger Sub in effect immediately prior to the Effective Time shall become the bylaws of the Surviving Entity (the “Surviving Entity Bylaws”) until thereafter changed or amended as provided therein or by the Surviving Entity Certificate of Incorporation and applicable Law.

Section 2.6 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Entity, each to hold office in accordance with the Surviving Entity Bylaws until such director’s successor is duly elected or appointed and qualified or until such director’s earlier death, incapacity or removal in accordance with the Surviving Entity Bylaws.

Section 2.7 Officers. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Entity, each to hold office in accordance with Surviving Entity Bylaws until such officer’s successor is duly elected or appointed and qualified or until such officer’s earlier death, incapacity or removal in accordance with the Surviving Entity Bylaws.

Section 2.8 Effect on Company Equity Securities.

(a) Conversion of Merger Sub Shares. At the Effective Time, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time (collectively, the “Merger Sub Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one Surviving Entity Common Share. For purposes of this Agreement, the term “Surviving Entity Common Share” means a Common Share (as such term is defined in the Surviving Entity Certificate of Incorporation).

(b) Conversion of Company Common Shares. At the Effective Time, each Company Common Share issued and outstanding as of immediately prior to the Effective Time (other than Company Common Shares to be canceled in accordance with the last sentence of this Section 2.8(b), and other than Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and shall become the right to receive a portion of the Purchase Price as provided in Section 2.9, Section 9.7 and Section 9.8, in cash, without interest. From and after the Effective Time, the holder(s) of certificates, if any, evidencing ownership of the Company Common Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Common Shares except to receive a portion of the Purchase Price as provided herein. Each Company Common Share that is held in the treasury of the Company shall be canceled and retired and no consideration shall be delivered in exchange therefor.

(c) Conversion of In-The-Money Options. At the Effective Time and without any further action of any Party, (i) each In-The-Money Option issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive a portion of the Purchase Price as provided herein and (ii) each Company Option that is not an In-The-Money Option shall be cancelled without consideration. As of the Effective Time, all Company Options shall no longer be outstanding and shall automatically be canceled, forfeited and retired and shall cease to exist, and each holder of any such Company Option shall cease to have any rights with respect thereto, except, in the case of an In-The-Money Option, the right to receive a portion of the Purchase Price as provided in Section 2.9, Section 9.7 and Section 9.8, in cash, without interest.

Section 2.9 Purchase Price.

(a) Estimated Purchase Price. No later than two Business Days prior to the Closing, the Company shall deliver to Parent a calculation of the Estimated Purchase Price (including good faith estimates of (A) the Net Working Capital, (B) the amount of Cash and Cash Equivalents, (C) the amount of Closing Date Funded Indebtedness, (D) the amount of Company Expenses and (E) the Aggregate Option Exercise Price, and, in each case, the components thereof) and the Company shall make its financial records and backup materials with respect thereto reasonably available to Parent. The calculations described in the previous sentence shall collectively be referred to herein from time to time as the “Estimated Purchase Price Calculations”, a form of which is attached hereto as Exhibit E, which form shall be for illustrative purposes only. Concurrently with delivery of the Estimated Purchase Price Calculations, the Company shall prepare and deliver to Parent a schedule setting forth the respective amounts of the consideration payable at the Closing to each Company Equityholder pursuant to and in accordance with this Section 2.9 (on a holder-by-holder basis), together with the calculations, set forth in reasonable detail, used to derive the foregoing amounts (the “Closing Consideration Schedule”). The Closing Consideration Schedule shall be calculated based on, and the aggregate payment amounts set forth therein shall not exceed, the Estimated Purchase Price. The Estimated Purchase Price Calculations and the Closing Consideration Schedule shall be accompanied by a certificate signed by the chief financial officer of the

Company certifying that the information set forth in the Estimated Purchase Price Calculations and the Closing Consideration Schedule was calculated in good faith in accordance with this Agreement. The Estimated Purchase Price Calculations shall control solely for purposes of determining the Estimated Purchase Price and shall not limit or otherwise affect Parent’s remedies under this Agreement or otherwise or constitute an acknowledgment by Parent of the accuracy of thereof. At the Closing, contemporaneously with the filing of the Certificate of Merger, Parent shall pay, or shall cause the Company, Merger Sub, the Surviving Entity or the Exchange Agent to pay, in cash by wire transfer of immediately available funds, the Estimated Purchase Price in accordance with the Closing Consideration Schedule as follows:

(i) $5,000,000 of cash (such amount, the “PPA Escrow Amount” and such cash, the “PPA Escrow Funds”) shall be deposited into an escrow account (the “PPA Escrow Account”), which shall be established pursuant to an escrow agreement (the “Escrow Agreement”), which Escrow Agreement shall be (x) entered into on the Closing Date among Parent, the Representative and the Escrow Agent and (y) substantially in the form of Exhibit B attached hereto, to hold in an account separate from the Escrow Account and the Representative Expense Fund Account and to distribute in accordance with the terms of this Agreement and the Escrow Agreement;

(ii) $15,000,000 of cash (such amount, the “Indemnity Escrow Amount” and such cash, the “Indemnity Escrow Funds”) shall be deposited into an escrow account (the “Escrow Account”), which shall be established pursuant to the Escrow Agreement, to hold in an account separate from the PPA Escrow Account and the Representative Expense Fund Account and to distribute in accordance with the terms of this Agreement and the Escrow Agreement;

(iii) $250,000 of cash (such amount, the “Representative Expense Fund Amount” and such cash, the “Representative Expense Fund”) which shall be deposited into an escrow account (the “Representative Expense Fund Account”) which shall be established pursuant to the Escrow Agreement, to hold in an account separate from the PPA Escrow Account and the Escrow Account and to distribute in accordance with the terms of this Agreement and the Escrow Agreement;

(iv) pursuant to Section 2.8(b), subject to Article 3, to each Person holding Company Common Shares as of immediately prior to the Effective Time, an amount equal to the product of (A) the Per Share Common Payment, multiplied by (B) the number of Company Common Shares held by such Person as of immediately prior to the Effective Time; and

(v) pursuant to Section 2.8(c), to each Person holding In-The-Money Options as of immediately prior to the Effective Time, an amount equal to (A) the product of (x) the Per Share Common Payment, multiplied by (y) the aggregate number of Company Common Shares issuable in respect of all In-The-Money Options outstanding and held by such Person as of immediately prior to the Effective Time (assuming all such In-The-Money Options were exercised in full), minus (B) the aggregate Exercise Price that would be paid to the Company in respect of such In-The-Money Options had such In-The-Money Options been exercised in full (and assuming concurrent payment in full of the Exercise Price of each such In-The-Money Option solely in cash) and minus (C) any applicable withholding Taxes.

(vi) For the avoidance of doubt and notwithstanding anything to the contrary set forth herein, (i) in no event shall the aggregate consideration paid or payable by Parent at the Closing pursuant to this Section 2.9(a) in respect of the PPA Escrow Account, the Indemnity Escrow Account, the Representative Expense Fund Account and all Company Common Shares and Company Options exceed the Estimated Purchase Price and (ii) following the Actual Adjustment, in no event shall the aggregate consideration paid or payable by Parent pursuant to this Agreement in respect of the PPA Escrow Account, the Indemnity Escrow Account, the Representative Expense Fund Account and all Company Common Shares and Company Options (or other capital stock of the Company) exceed the Purchase Price.

(b) Determination of the Final Purchase Price.

(i) As soon as practicable, but no later than 90 days after the Closing Date, Parent shall prepare and deliver to the Representative (A) a proposed calculation of the Net Working Capital, (B) a proposed calculation of the amount of Cash and Cash Equivalents, (C) a proposed calculation of the amount of Closing Date Funded Indebtedness, (D) a proposed calculation of the amount of Company Expenses and (E) a proposed calculation of the Purchase Price, and, in the case of each of (A) through (E), the components thereof. The proposed calculations described in the previous sentence shall collectively be referred to herein from time to time as the “Proposed Closing Date Calculations”. The Proposed Closing Date Calculations shall be accompanied by a certificate signed by an authorized officer of Parent certifying that the information set forth in the Proposed Closing Date Calculations was calculated in good faith in accordance with this Agreement. Notwithstanding anything to the contrary set forth herein, if Parent fails to timely deliver any of the Proposed Closing Date Calculations, then, at the election of the Representative, either: (x) the Actual Adjustment shall be deemed to equal zero; or (y) the Representative shall retain a nationally or regionally recognized independent accounting firm to review the calculation of the amount of Net Working Capital, Cash and Cash Equivalents, Closing Date Funded Indebtedness and Company Expenses used for the Estimated Purchase Price Calculations and make any adjustments necessary thereto to make such amounts consistent with the provisions of this Section 2.9(b) (provided that such accounting firm may only make adjustments based on noncompliance with the standards set forth in this Agreement for the determination of the Purchase Price), the determination of such accounting firm being conclusive and binding on the Parties. In the event of such failure to timely deliver the Proposed Closing Date Calculations, the Surviving Entity shall, and shall cause each of its Subsidiaries to, make its financial records reasonably available to such accounting firm in connection with its services and all fees and expenses of such accounting firm shall be paid by Parent.

(ii) If the Representative does not give written notice of dispute (a “Purchase Price Dispute Notice”) to Parent within 30 days of receiving the Proposed Closing Date Calculations, the Proposed Closing Date Calculations shall be deemed to set forth the final Net Working Capital, Cash and Cash Equivalents, Closing Date Funded Indebtedness,

Company Expenses and Purchase Price, in each case, for all purposes hereunder (including, without limitation, the determination of the Actual Adjustment); provided, however, that (A) in the event that Parent does not provide any materials reasonably requested by Representative within five days of request therefor (or such shorter period as may remain in such 30-day period) in accordance with Section 2.9(b)(iv), such 30-day period shall be extended by one day for each additional day required for Parent to fully respond to such request, and (B) the Purchase Price Dispute Notice may include only objections based on (x) noncompliance with the standards set forth in this Section 2.9(b) for the preparation of the Proposed Closing Date Calculations or (y) mathematical errors in the calculation of the Proposed Closing Date Calculations. The Purchase Price Dispute Notice shall be accompanied by a certificate signed by the Representative certifying that the information set forth in the Purchase Price Dispute Notice was calculated in good faith in accordance with this Agreement. If the Representative gives a Purchase Price Dispute Notice to Parent (which Purchase Price Dispute Notice must set forth, in reasonable detail, the items and amounts in dispute and all other items and amounts not so disputed shall be deemed final) within such 30-day period, Parent and the Representative shall use commercially reasonable efforts to resolve the dispute during the 30-day period commencing on the date Parent receives the applicable Purchase Price Dispute Notice from the Representative and all such discussions related thereto shall (unless otherwise agreed by Parent and the Representative) be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule. If the Representative and Parent do not agree upon a final resolution with respect to such disputed items within such 30-day period, then the remaining items in dispute shall be submitted immediately to an independent accounting firm mutually acceptable to Parent and the Representative. If Parent and the Representative are unable to agree on the choice of an accounting firm within ten Business Days after the expiration of the aforementioned 30-day period, then Parent and the Representative shall select a nationally-recognized independent accounting firm by lot (after excluding their respective regularly used accounting firms). Any accounting firm so agreed to or selected (the “Accounting Firm”) shall be required to render a determination of the applicable dispute within 45 days after referral of the matter to such Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor; provided that the Accounting Firm may (i) only consider those items and amounts as to which the Representative and Parent have disagreed within the time periods and on the terms specified above and (ii) only make adjustments based on noncompliance with the standards set forth in this Agreement for the determination of the Purchase Price. The determination made by the Accounting Firm with respect to the remaining disputed items shall not exceed or be less than the amounts proposed by the Representative and Parent, as the case may be. The terms of appointment and engagement of the Accounting Firm shall be as agreed upon between the Representative and Parent, and any associated engagement fees shall initially be borne 50% by the Representative and 50% by Parent; provided that such fees shall ultimately be allocated in accordance with Section 2.9(b)(iii). The fees of such Accounting Firm allocable to the Representative shall not be the personal obligations of the Representative and shall be paid by the Representative (on behalf of the Company Equityholders) from the Representative Expense Fund. The determination of such Accounting Firm shall be conclusive and binding for all purposes of this Agreement. Parent shall revise the Proposed Closing Date Calculations as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.9(b)(ii), and, as revised, such

Proposed Closing Date Calculations shall be deemed to set forth the final Net Working Capital, Cash and Cash Equivalents, Closing Date Funded Indebtedness, Company Expenses and Purchase Price, in each case, for all purposes hereunder (including, without limitation, the determination of the Actual Adjustment).

(iii) In the event the Representative and Parent submit any unresolved objections to the Accounting Firm for resolution as provided in Section 2.9(b)(ii), the responsibility for the fees and expenses of the Accounting Firm shall be as follows:

(A) if the Accounting Firm resolves all of the remaining objections in favor of Parent’s position (the Purchase Price so determined is referred to herein as the “Low Value”), then all of the fees and expenses of the Accounting Firm shall be paid by the Representative from the Representative Expense Fund and the Representative shall deliver written instructions to the Escrow Agent to make such payment;

(B) if the Accounting Firm resolves all of the remaining objections in favor of the Representative’s position (the Purchase Price so determined is referred to herein as the “High Value”), then Parent shall be responsible for all of the fees and expenses of the Accounting Firm; and

(C) if the Accounting Firm neither resolves all of the remaining objections in favor of Parent’s position nor resolves all of the remaining objections in favor of the Representative’s position (the Purchase Price so determined is referred to herein as the “Actual Value”), then that fraction of the fees and expenses of the Accounting Firm equal to (x) the difference between the High Value and the Actual Value over (y) the difference between the High Value and the Low Value shall be paid by the Representative from the Representative Expense Fund and the Representative shall deliver written instructions to the Escrow Agent to make such payment, and Parent shall be responsible for the remainder of the fees and expenses of the Accounting Firm.

(iv) The Surviving Entity shall, and shall cause each Group Company to, make its financial records available to the Representative and its accountants and other representatives at reasonable times, upon reasonable advance notice, during the review by the Representative of, and the resolution of any objections with respect to, the Proposed Closing Date Calculations.

(c) Adjustment to Estimated Purchase Price.

(i) If the Actual Adjustment is a positive amount, Parent shall pay to the Representative (for distribution to each applicable Company Equityholder according to each respective Company Equityholder’s Percentage Interest) an amount equal to such positive amount, if any, by wire transfer or delivery of immediately available funds, in each case, within three Business Days after the date on which the Purchase Price is finally determined pursuant to Section 2.9(b).

(ii) If the Actual Adjustment is a negative amount, then within three Business Days after the date on which the Purchase Price is finally determined pursuant to Section 2.9(b), Parent and the Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to Parent an amount equal to the absolute value of such negative amount from the PPA Escrow Account (and, if the funds in the PPA Escrow Account are insufficient, the Indemnity Escrow Account).

(d) If any funds are remaining in the PPA Escrow Account following the Actual Adjustment Payment Date, Parent and the Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver such funds to the Representative for distribution to each applicable Company Equityholder according to each respective Company Equityholder’s Percentage Interest.

Section 2.10 Option Plans. Prior to the Closing, the Company shall take the appropriate actions pursuant to the Option Plan (and the underlying option grant agreements) that are necessary to give effect to the provisions of Section 2.8(c) and Section 2.9(a)(v) with respect to the Company Options. The Option Plan shall terminate as of the Effective Time, and no holder of Company Options or any participant in the Option Plan shall have any rights thereunder, including, without limitation, any rights to acquire any equity securities of any Group Company, the Surviving Entity or any Subsidiaries thereof or any other Person, other than, in the case of the In-The-Money Options, to receive a portion of the Purchase Price as provided herein.

Section 2.11 Additional Actions. If, at any time after the Effective Time, Parent or the Surviving Entity shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub or the Group Companies or otherwise to carry out this Agreement, the officers of the Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of Merger Sub or any Group Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub or any Group Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Entity or otherwise to carry out this Agreement, and the Representative, on behalf of the Company Stockholders, shall assist in any such actions (including by executing and delivering, in the name and on behalf of the Company Stockholders or in its capacity as the Representative, all such deeds, bills of sale, assignments and assurances).

Section 2.12 Payment of Funded Indebtedness and Company Expenses. At least two Business Days prior to the Closing, the Company shall provide to Parent (i)(A) a complete and correct list of the obligees of all Funded Indebtedness of the Group Companies, (B) the amount of the Closing Date Funded Indebtedness owed to each such obligee and (C) wire instructions for each such obligee and (ii)(A) a complete and correct list of the payees of all Company Expenses, (B) the amount of the Company Expenses payable to each such payee and (C) wire instructions for each such payee. At least two Business Days prior to the Closing, the Company shall cause Morgan Stanley, Ernst & Young LLP, Kirkland & Ellis LLP and each other payee of Company Expenses that Parent reasonably requests to submit a written invoice for the full amount of such payee’s Company Expenses, which invoice shall provide that, upon payment of such invoice, all amounts due to such payee by the Company for services rendered in connection with this Agreement and the transactions contemplated by this Agreement (whether rendered prior to or after the Closing) shall be paid in full. Contemporaneously with filing of the Certificate of Merger and on behalf of the Company and the Company Stockholders, Parent shall pay, or shall cause the Surviving Entity to pay, in cash by wire transfer of immediately available funds, the Closing Date Funded Indebtedness and the Company Expenses as contemplated by the first sentence of this Section 2.12. At the Closing, the Company shall provide Parent with executed payoff letters in customary form providing for the satisfaction and discharge of all obligations in respect of the Funded Indebtedness, including the release of all related guarantees and Liens, that is being repaid at Closing (except for contingent indemnification obligations that may survive termination of the underlying arrangement).

Section 2.13 Withholding. Notwithstanding anything in this Agreement to the contrary, each of Parent, Merger Sub, the Company, the Surviving Entity and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person under this Agreement such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment. To the extent that Parent, Merger Sub, the Company, the Surviving Entity or the Exchange Agent, as the case may be, so withholds any such amounts, such amounts shall be (A) timely paid over to the appropriate Governmental Entity and (B) treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which such deduction and withholding was made. For the avoidance of doubt, the Parties agree that no non-United States Taxes are required to be deducted or withheld from the payments made pursuant to Section 2.9(a)(iv).

ARTICLE 3

EXCHANGE OF COMPANY CERTIFICATES

Section 3.1 Payment. At the Closing, each Company Stockholder may deliver to the Exchange Agent for cancellation the stock certificates representing such Company Stockholder’s Company Common Shares outstanding immediately prior to the Effective Time (collectively, such Company Stockholder’s “Company Certificates”) together with an executed and completed copy of the letter of transmittal in the form attached hereto as Exhibit C (the “Letter of Transmittal”) and, as soon as reasonably practicable thereafter (but in any event, within five Business Days), the Exchange Agent shall pay the consideration to be paid to such Company Stockholder pursuant to Section 2.9(a)(iv), without interest thereon. From time to time after the Effective Time, Parent shall make available, or cause the Surviving Entity to make available, to the Exchange Agent funds in amounts and at the times necessary for the payment of the consideration payable to the Company Stockholders pursuant to Section 2.9(a)(iv), it being understood that any interest earned on funds made available to the Exchange Agent pursuant to this Agreement shall be turned over to Parent.

Section 3.2 Exchange Procedures. To the extent that a Company Stockholder has not delivered the Company Certificates representing all of such Company Stockholder’s shares of Company Common Shares as of the Closing, together with an executed and completed copy of the Letter of Transmittal, then, promptly after the Effective Time, the Exchange Agent shall mail to the applicable Company Stockholders: (a) the Letter of Transmittal and (b) instructions for effecting the surrender of each Company Certificate in exchange for the amount to be paid to such Company Stockholder pursuant to Section 2.9(a)(iv). Upon surrender of a Company Certificate for cancellation to the Exchange Agent, together with such duly completed and validly executed Letter of Transmittal, the Company Certificates so surrendered shall forthwith be marked as canceled, and the holder of such Company Certificates shall be entitled to receive in exchange therefor, and as soon as reasonably practicable after the surrender thereof (but in any event, within ten Business Days), the Exchange Agent shall pay the consideration payable to such holder pursuant to Section 2.9(a)(iv), without interest thereon. No interest shall be paid or shall accrue on the cash payable upon surrender of any Company Certificate. If payment of such consideration is to be made to a Person other than the Person in whose name the surrendered Company Certificate is registered, it shall be a condition of payment that (x) the Company Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment shall have paid any Taxes required by reason of the payment of such consideration to a Person other than the registered holder of such Company Certificate and shall have established to the reasonable satisfaction of Parent and the Exchange Agent that such Tax either has been paid or is not applicable.

Section 3.3 Lost, Stolen or Destroyed Company Certificates. If any Company Certificate shall have been lost, stolen or destroyed, upon (a) the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed, (b) the execution and delivery to the Surviving Entity by such Person of an indemnity agreement in customary form and substance and (c) the posting by such Person of a bond in such amount as the Surviving Entity may reasonably direct, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Company Certificate, the amount of cash, without interest, that such Person would have been entitled to receive had such Person surrendered such lost, stolen or destroyed Company Certificate to the Exchange Agent pursuant to Section 3.1.

Section 3.4 No Liability. Notwithstanding anything to the contrary in this Article 3, neither the Company, Parent, Merger Sub nor the Surviving Entity shall be liable to any Person for any amount properly paid to a public official pursuant to any abandoned property, escheat or similar Law. If any Company Certificates shall not have been surrendered prior to the date on which any consideration would otherwise escheat to or become the property of any Governmental Entity, any such consideration shall, to the extent permitted by applicable Law, become the property of the Surviving Entity, free and clear of all claims or interest of any Person previously entitled thereto.

Section 3.5 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL (but only to the extent required thereby), Company Common Shares which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such Company Common Shares who have properly exercised and demanded appraisal rights with respect thereto in accordance with the DGCL in connection with the Merger (the “Dissenting Shares”) shall not be converted into the right to receive the consideration payable therefor pursuant to Section 2.9(a)(iv), if any, and holders of Dissenting Shares shall be entitled to receive payment of the appraised value of Company Common Shares in accordance with the provisions of the DGCL, unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such rights, such Dissenting Shares shall thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the consideration payable therefor pursuant to Section 2.9(a)(iv), if any, without any interest thereon. The Company shall give Parent notice of any written demands for appraisal, withdrawals of demands for appraisal and any other related instruments received by the Company prior to the Effective Time, and prior to the Effective Time, the Company shall have the right to (a) control all negotiations and proceedings with respect to any such demands and (b) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), settle or compromise any such demands or related claims arising out of the exercise of appraisal rights or dissenters’ rights with respect to the Merger by any holder of Dissenting Shares solely for a cash payment made by the Company prior to the Effective Time.

Section 3.6 No Further Ownership Rights in Company Common Shares; Closing of Company Transfer Books. At and after the Effective Time, each holder of Company Common Shares shall cease to have any rights as a stockholder of the Company, except for, in the case of a holder of Company Common Shares outstanding immediately prior to the Effective Time (other than treasury shares to be cancelled pursuant to Section 2.8(b) or Dissenting Shares), the right to surrender his or her Company Certificates in exchange for payment of the consideration payable therefor pursuant to Section 2.9(a)(iv), if any, or, in the case of a holder of Dissenting Shares, to perfect his or her right to receive payment for his or her Company Common Shares pursuant to the DGCL. All consideration paid upon the surrender of a Company Certificate in accordance with the terms of this Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Shares formerly represented by such Company Certificate. At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of Company Common Shares shall thereafter be made. If, after the Effective Time, Company Certificates are presented to the Surviving Entity, they shall be exchanged as provided for in this Agreement. For the avoidance of doubt, even if a holder of Company Common Shares (other than a holder of Dissenting Shares) is not entitled to receive any portion of the Purchase Price with respect to such holder’s Company Common Shares, such shares shall nevertheless be cancelled as of the Effective Time and such holder shall cease to have any rights as a stockholder of the Company from and after the Effective Time (subject in the case of a holder of Dissenting Shares to perfection of his or her right to receive payment for his or her Company Common Shares pursuant to the DGCL).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Organization and Qualification; Subsidiaries.

(a) Each Group Company is a limited liability company, corporation, partnership or other business association or entity, duly organized, validly existing and in good standing (or the equivalent thereof) under the Laws of its respective jurisdiction of formation or organization (as applicable). Each Group Company has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. The Company has delivered or made available to Parent copies of the Governing Documents in effect as of the date of this Agreement for each of the Group Companies, other than those entities listed on Schedule 4.2(c)(i) and the Company has delivered or made available to Parent true and correct copies (portions of which may be redacted with respect to discussions of the transactions contemplated hereby, including the auction process related thereto) of the minutes of all meetings of the board of directors of the Company since March 31, 2008.

(b) Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof) in each jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

Section 4.2 Capitalization of the Group Companies.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of 40,000,000 shares of Class A Common Stock, 26,631,004 of which are issued and outstanding, and 45,000,000 shares of Class B common stock, 18,338,407 of which are issued and outstanding. All of the issued and outstanding Company Common Shares have been duly authorized, validly issued and are fully paid and non-assessable. There are no declared but unpaid dividends in respect of any Company Common Shares. As of the date of this Agreement, there were Company Options with respect to 22,852,620 shares of Class B Common Stock outstanding. Except as set forth on Schedule 4.2(a), as of the date of this Agreement, there are no outstanding (i) equity securities of the Company or (ii) Rights of the Company or obligations of the Company to issue any equity securities or any Rights of the Company. Schedule 4.2(a) sets forth, with respect to each Company Stockholder as of the date of this Agreement, the number of Company Common Shares held by such Company Stockholder. Except as set forth on Schedule 4.2(a), there are no pre-emptive rights, rights of first refusal, tag-along rights, drag-along rights, transfer restrictions, voting agreements, proxies, or similar rights or agreements with respect to equity securities of the Company.

(b) Schedule 4.2(b) sets forth a complete and correct list, as of the date hereof, of all outstanding Company Options, the number of shares of Class B Common Stock subject to each such Company Option, exercise price per share and the name of the holder thereof.

(c) Except as set forth on Schedule 4.2(c), no Group Company directly or indirectly owns any equity or similar interest in, or any Rights in, any Person. Schedule 4.2(c) sets forth the name, owner, jurisdiction of formation or organization (as applicable) and percentages of outstanding equity securities owned, directly or indirectly, by each Group Company, with respect to each Person which such Group Company owns, directly or indirectly, any equity or equity-related securities. Except as set forth on Schedule 4.2(c) or as set forth in its Governing Documents, all outstanding equity securities of each Subsidiary of the Company (except to the extent such concepts are not applicable under the applicable Law of such Subsidiary’s jurisdiction of formation or other applicable Law) have been duly authorized and validly issued, are free and clear of any preemptive rights (except to the extent provided by applicable Law and other than such rights as may be held by any Group Company), rights of first refusal, tag-along rights, drag-along rights, restrictions on transfer (other than restrictions under applicable federal, state and other securities Laws), voting agreements, proxies or Liens (other than Liens securing the obligations of the Group Companies under the Credit Facility) and are owned, beneficially and of record, by another Group Company as set forth on Schedule 4.2(c). Except as set forth on Schedule 4.2(c), there are no outstanding (i) Rights of any Subsidiary of the Company or (ii) obligations of any Subsidiary of the Company to issue any equity securities or any Rights. The Persons set forth on Schedule 4.2(c)(i) are not engaged in any activities or businesses and the Group Companies have no material liabilities or obligations relating to such Persons whatsoever.

(d) Schedule 4.2(d) sets forth, as of the date of this Agreement, all outstanding Funded Indebtedness of the Group Companies and the applicable balances as of March 31, 2011.

(e) The methodologies set forth in Article 2 for determining the consideration to be paid in respect of the Company Common Shares and the consideration to be paid in respect of the Company Options, and the treatment of the Company Options provided for by this Agreement, are in accordance and compliance with the Company Charter, the Option Plan and any other award agreements applicable thereto and the Investor Rights Agreement, in all respects. Payment of the consideration in accordance with Article 2 shall satisfy all rights of the holders of shares of Company Common Stock and Company Options under the Company Charter in connection with the Merger.

Section 4.3 Authority. The Company has the requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a valid, legal and binding agreement of the Company (assuming that this Agreement has been duly and validly authorized, executed and delivered by both Parent and Merger Sub), enforceable against the Company in accordance with its terms, except (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (b) that the availability of equitable remedies, including, without limitation, specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought. The board of directors of the Company, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated hereby, (ii) determining that this Agreement, the Merger and the other transactions contemplated hereby are fair to, and in the best interests of, the Company Stockholders, (iii) directing that this Agreement be submitted for the adoption by the Company Stockholders as promptly as practicable and (iv) recommending that the Company Stockholders adopt this Agreement, which resolutions have not been subsequently rescinded, modified or withdrawn in any way. The affirmative vote or consent of the holders of a majority of the outstanding Company Common Shares to adopt this Agreement is the only corporate proceeding or consent or vote of the holders of any Company capital stock necessary to approve or adopt this Agreement or consummate the Merger or any of the other transactions contemplated hereby (the “Required Company Stockholder Vote”).

Section 4.4 Financial Statements.

(a) Attached hereto as Schedule 4.4 are true and complete copies of the following financial statements:

(i) the audited consolidated balance sheet of the Group Companies as of December 31, 2010 (the “Latest Audited Balance Sheet”), 2009 and 2008 and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for each of the three years in the period ended December 31, 2010 (such financial statements, the “Audited Financial Statements”); and

(ii) the unaudited consolidated balance sheet of the Group Companies as of February 28, 2011 and the related unaudited consolidated statements of operations and cash flows for the two-month period ending on such date (such financial statements, the “Unaudited Interim Financial Statements”, and together with the Audited Financial Statements, the “Financial Statements”).

(b) Except as set forth on Schedule 4.4(b), the Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and except, in the case of the Unaudited Interim Financial Statements, for the absence of footnotes and subject to normal year-end adjustments and (ii) fairly present, in all material respects, the consolidated financial position of the Group Companies as of the dates thereof and their consolidated results of operations, stockholders’ equity (in the case of the Audited Financial Statements), comprehensive income (loss) (in the case of the Audited Financial Statements) and changes in cash flows for the periods then ended (subject, in the case of the Unaudited Interim Financial Statements, to the absence of footnotes and to year-end adjustments). To the Company’s knowledge, the Group Companies maintain a system of internal accounting controls sufficient to provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP.

(c) Except for liabilities or obligations (i) under this Agreement, (ii) consisting of Company Expenses, (iii) reflected, accrued or reserved against in the Latest Audited Balance Sheet (including the footnotes thereto), or (iv) incurred since the date of the Latest Audited Balance Sheet in the ordinary course of business consistent with past practice, the Group Companies do not have any liabilities or obligations of any nature, either accrued, contingent, unasserted or otherwise, that would be required to be reflected or otherwise disclosed on the face of a balance sheet (including the notes thereto) prepared in accordance with GAAP.

Section 4.5 Consents and Approvals; No Violations. Except as set forth on Schedule 4.5, assuming the truth and accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 5.3, no notice to, filing with, or authorization, consent or approval of any Governmental Entity or any other Person is necessary for the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) compliance with and filings under the HSR Act or any Other Antitrust Approvals, (ii) the filing of the Certificate of Merger pursuant to the DGCL, (iii) those the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and (iv) those that may be required solely by reason of Parent’s or Merger Sub’s (as opposed to any other third party’s) participation in the transactions contemplated hereby. Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of any Group Company’s Governing Documents, (b) except as set forth on Schedule 4.5, result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) or result in a penalty, materially increase any benefit payable or materially reduce any benefit received, affect any right of termination or cancellation, or entitle any Person to increased, additional or guaranteed rights under any of the terms, conditions or provisions of any Material Contract or any Material Lease, (c) violate any order, writ, injunction, decree or Law of any Governmental Entity having jurisdiction over any Group Company or any of their respective properties or assets or (d) except as contemplated by this Agreement or with respect to Permitted Liens, result in the creation of any Lien upon any of the assets of any Group Company, which in the case of any of clauses (b) through (d) above, would be material to the Group Companies (taken as a whole).

Section 4.6 Material Contracts.

(a) Except as set forth on Schedule 4.6(a) (collectively, the “Material Contracts”) and except for this Agreement and except for any Material Lease, as of the date of this Agreement, no Group Company is a party to or bound by any:

(i) written Contract for the employment of any officer, individual employee or other person on a full-time, part-time, consulting or other basis providing annual compensation in excess of $300,000 (other than any “at-will” Contract that may be terminated by any Group Company upon 30 days or less advance notice or upon the minimum advance notice required by applicable Law);

(ii) Contracts that, individually or in the aggregate, generated revenue from any single client of the Group Companies in excess of $2,000,000 in the fiscal year ended December 31, 2010;

(iii) Contract relating to Funded Indebtedness or to mortgaging, pledging or otherwise placing a Lien on any of the assets or any of the equity securities of any Group Company (other than Permitted Liens);

(iv) Contract under which any Group Company is lessee of or holds or operates any tangible property (other than real property), owned by any other Person, except for any Contract under which the aggregate annual rental payments do not exceed $500,000;

(v) Contract under which any Group Company is lessor of or permits any third party to hold or operate any tangible property (other than real property), owned or controlled by any Group Company, except for any Contract under which the aggregate annual rental payments do not exceed $500,000;

(vi) partnership and joint venture Contracts relating to the Group Companies or in which the Group Companies have an interest;

(vii) Contract containing “most favored nations” pricing terms or prohibiting any Group Company from freely engaging in any business or restricting a Group Company’s ability to conduct business (other than the terms and conditions contained in license agreements);

(viii) collective bargaining Contract or other Contract with a labor union or works council;

(ix) Contract pursuant to which any Group Company grants or receives a license to use any material Intellectual Property Rights (other than the licenses of commercially available Software or licenses granted in the ordinary course of business pursuant to customer Contracts);

(x) Contract that relates to the disposition or acquisition of material assets or properties by any Group Company, or any merger or business combination with respect to any Group Company within the period of two (2) years prior to the date of this Agreement;

(xi) Contract with any Affiliate of any Group Company;

(xii) Contract involving the settlement of any action, liability or threatened action or contingent liability with respect to which, as of the date of this Agreement, (A) any unpaid amount exceeds $250,000 or (B) conditions precedent to the settlement have not been satisfied;

(xiii) power of attorney (other than any power of attorney given in the ordinary course of business with respect to intellectual property, tax, freight and customs filings, to outside legal counsel and with corporate filing services);

(xiv) any Contract with any Governmental Entity pursuant to which any Group Company provides services or reasonably expects to provide services in the fiscal year ended December 31, 2011; or

(xv) other Contract the performance of which involves payments of consideration by a Group Company in excess of $500,000 per year or $1,000,000 in the aggregate or which cannot be canceled by the applicable Group Company within 30 days’ notice without premium or penalty.

(b) Except as set forth on Schedule 4.6(b), each Material Contract is valid and binding on the applicable Group Company and, to the knowledge of the Company, the other parties thereto and enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Except as set forth on Schedule 4.6(b), during the period beginning on January 1, 2010 and ending on the date of this Agreement, (i) no Group Company has received written notice of any breach of or default under any Material Contract, (ii) the Group Companies are not (with or without notice or lapse of time or both) in default or material breach under any Material Contract, and (iii) to the knowledge of the Company, no event has occurred which with the passage of time or the giving of notice or both would constitute a breach or default under any Material Contract. A true, correct and complete copy of each Material Contract has been made available to Parent.

Section 4.7 Certain Changes or Events. Between the date of the Latest Audited Balance Sheet and the date of this Agreement, except as set forth on Schedule 4.7, there has not been, occurred or arisen:

(a) a Company Material Adverse Effect;

(b) any issuance or sale of (i) capital stock or Rights of any Group Company, except upon the exercise of Company Options or (ii) any Rights of any Group Company;

(c) any declaration, setting aside or payment of any dividend, or other distribution or capital return in respect of any shares of capital stock or Rights of any Group Company, or any redemption, repurchase or other acquisition by any Group Company of any shares of capital stock or Rights of any Group Company;

(d) any sale, assignment, transfer, lease, license or other disposition, or agreement to sell, assign, transfer, lease, license or otherwise dispose of, any of the assets of any Group Company having a value, in any individual case, in excess of $100,000 or $500,000 in the aggregate (other than licenses granted in the ordinary course of business pursuant to customer Contracts);

(e) any sale, assignment, transfer or license, or agreement to sell, assign, transfer or license, any material Group Company IP Rights, other than in the ordinary course of business;

(f) any acquisition (by merger, consolidation or other combination, or acquisition of stock or assets or otherwise) by any Group Company of any corporation, partnership, limited liability company, joint venture or other business organization, or any division thereof or interest therein, for consideration, in any individual case, in excess of $300,000;

(g) any material change in any method of financial or Tax accounting or financial or Tax accounting practice used by any Group Company outside the ordinary course of business, other than such changes as are required by GAAP or Tax Law, as applicable;

(h) any material Tax election (including any change in election) outside the ordinary course of business;

(i) any filing of any amended Tax Returns or claims for refund, agreement or settlement of any claim, assessment or other controversy or any closing agreement as described in Code Section 7121 (or any similar provision of state, local or foreign Law), or extension or waiver of the limitation period applicable to any claim or assessment, in each case in respect of material Taxes;

(j) any liability incurred for Taxes outside the ordinary course of business;

(k) waiver or release of any material rights or material claims;

(l) any capital expenditures or commitments therefor (other than in the ordinary course of business and in amounts sufficient to support ongoing business operations);

(m) loans or advances to, guarantees for the benefit of, or any investments in, any Persons in excess of $200,000 in the aggregate;

(n) institution or settlement of any claim or lawsuit involving equitable or injunctive relief or the payment by or on behalf of any Group Company of more than $200,000 in the aggregate; or

(o) any Contract, other than this Agreement, to take any actions specified in this Section 4.7.

Section 4.8 Litigation. Except as set forth on Schedule 4.8, as of the date of this Agreement, there is no suit, litigation, arbitration, action, proceeding or investigation pending or, to the Company’s knowledge, threatened against or by any Group Company before any Governmental Entity or an arbitration tribunal which (i) relates to or involves more than $300,000, (ii) seeks any material injunctive relief or (iii) relates to or may give rise to any legal restraint on or prohibition against the transactions contemplated by this Agreement. Except as set forth on Schedule 4.8, as of the date of this Agreement, no Group Company is subject to any material outstanding order, writ, injunction or decree that would (i) be binding upon Purchaser or the Surviving Entity following consummation of the transactions contemplated hereby or (ii) reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, there is not any suit, litigation, arbitration, action, proceeding or investigation by the Company pending, or which the Company intends to initiate, against any other Person.

Section 4.9 Compliance with Applicable Law.

(a) Except as set forth on Schedule 4.9(a), the Group Companies hold all material permits, licenses, approvals, certificates and other authorizations of and from all, and have made all declarations and filings with, all Governmental Entities necessary for the lawful conduct of their respective businesses as presently conducted. The Group Companies are in compliance with all material permits, licenses, approvals, certificates and other authorizations and have not received written notice of any violation or non-compliance with any such material permit, license, approval, certificate or other authorization the subject matter of which notice is ongoing as of the date of this Agreement. Except as set forth on Schedule 4.9(a), during the period beginning on December 31, 2008 and ending on the date of this Agreement, the business of the Group Companies is and has been operated in compliance with all applicable Laws, except for noncompliance which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. This Section 4.9 does not relate to Tax matters (which are the subject of Section 4.15), environmental matters (which are the subject of Section 4.11), or employee plan matters (which is the subject of Section 4.10).

(b) None of the Group Companies has received any written, or, to the knowledge of the Company, oral notice or other communication since January 1, 2009 from a Governmental Entity (i) that alleges that a Group Company is not in compliance in any material respect with, or is subject to any liability under, any material permit or applicable Law or (ii) relating to the revocation or modification of any material permit.

(c) The Group Companies are, and since January 1, 2009 have been, in compliance in all material respects with all legal requirements under (i) the anti-bribery provisions of the United States Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd 1, et seq), (ii) the books and records provisions of the United States Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd 1, et seq) as they relate to any payment in violation of the anti-bribery provisions of such act, (iii) the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions, (iv) the Prevention of Corruption Act, 1988 (of India) and Prevention of Money Laundering Act, 2002 (of India) and (v) other local anti-corruption and bribery Laws of jurisdictions in which the Group Companies are operating.

(d) The Group Companies are, and since January 1, 2009 have been, in compliance in all material respects with all legal requirements under U.S. export control Laws, including (i) U.S. exports regulations governing the export, transfer, or re-export of U.S. manufactured products, and products containing U.S. components, Software or Technology as set forth in the U.S. Export Administration Regulations, (ii) U.S. export Laws restricting U.S. companies and their foreign affiliates and subsidiaries from doing business with certain embargoed countries or entities as set forth in the U.S. Foreign Assets Control Regulations and (iii) other applicable U.S. Laws.

(e) The Group Companies are, and since January 1, 2009 have been, in material compliance with the provisions of the Companies Act, 1956 (of India), the Foreign Exchange Management Act 1999 (of India), the Customs Act, 1962 (of India), the Foreign Trade Policy (of India) and the Software Technology Parks of India Scheme. The Group Companies maintain all material approvals and statutory records as may be required under the Companies Act, 1956 (of India), the Foreign Exchange Management Act, 1999 (of India), the Customs Act, 1962 (of India), the Foreign Trade Policy (of India) and the Software Technology Parks of India Scheme.

Section 4.10 Employee Plans.

(a) Schedule 4.10(a) lists all Employee Benefit Plans.

(b) No Employee Benefit Plan is a Multiemployer Plan, a plan that is subject to Title IV of ERISA or is otherwise a defined benefit plan, and no Employee Benefit Plan provides health or other welfare benefits to former employees of any Group Company other than as required by COBRA. No Group Company has any liability with respect to any Multiemployer Plan or any plan that is subject to Title IV of ERISA.

(c) Each Employee Benefit Plan has been maintained and administered in compliance in all material respects with the applicable requirements of ERISA, the Code and any other applicable Laws. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is entitled to rely on a favorable opinion letter from the Internal Revenue Service on the form of such Employee Benefit Plan and, to the Company’s knowledge, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Employee Benefit Plan.

(d) No material liability under Title IV of ERISA has been or, to the Company’s knowledge, is reasonably expected to be incurred by any Group Company.

(e) No Group Company has engaged in any transaction with respect to any Employee Benefit Plan that would be reasonably likely to subject any Group Company to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Law.

(f) With respect to each Employee Benefit Plan, the Company has made available to Parent copies, to the extent applicable, of (i) the plan and trust documents and the most recent summary plan description, (ii) the most recent annual report (Form 5500 series), (iii) the most recent financial statements, (iv) the most recent actuarial report and (v) the most recent Internal Revenue Service determination letter.

(g) Except as set forth on Schedule 4.10(g), the Company has complied with applicable Provident Funds Act regulations and deposited, within the stipulated time, both Employees’ and Employer’s contribution to Provident Fund with the prescribed authorities.

(h) No Employee Benefit Plan is a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which any Group Company will incur liability under Section 4063 or 4064 of ERISA or a plan maintained by more than one employer as described in Section 413(c) of the Code.

(i) Each Employee Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(j) Except as set forth on Schedule 4.10(j) neither the execution and delivery of this Agreement, the receipt of the Required Stockholder Approval, nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of the Company; (ii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code; or (iii) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any employee, director or consultant of any Group Company.

(k) Except as set forth on Schedule 4.10(k), Headstrong Services India Private Limited has complied with its obligations to its employees, applicants for employment, former employees and all unions or other labor organizations, including all obligations (including obligations relating to discharging in a timely manner all payments and any delayed payments along with the requisite penalty or interest as applicable) in respect of wages, working hours, unfair labor practices or other employment practices, discrimination, contract labor, payment of provident fund contribution, employee state insurance contribution, gratuity and other applicable employee welfare Laws, including the Factories Act, 1948 (of India), the Payment of Wages Act, 1936 (of India), the Payment of Gratuity Act, 1972 (of India), the Employees Provident Fund and the Miscellaneous Provisions Act, 1952 (of India), the Payment of Bonus Act, 1965 (of India), the Contract Labor (Regulation and Abolition) Act, 1970 (of India), the Workmen’s Compensation Act, 1923 (of India), the state legislations including the Shops and Commercial Establishments Act (of India) (as applicable) and the Minimum Wages Act, 1948 (of India). All statutory funding with respect to each employee of Headstrong Services India Private Limited has been fully funded.

Section 4.11 Environmental Matters.

(a) Except as set forth on Schedule 4.11:

(i) The Group Companies are in compliance with all Environmental Laws, except for any failures to so comply which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(ii) Without limiting the generality of the foregoing, the Group Companies hold and are in compliance with all permits, licenses and other authorizations that are required pursuant to Environmental Laws, except for any failures to so hold or comply which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(iii) No Group Company has received in the past three years any currently unresolved written notice of any violation of, or liability under (including, without limitation, any investigatory, corrective or remedial obligation), any Environmental Laws, in each of the foregoing cases, except for any such notice the subject matter of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(iv) No Group Company has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any toxic or otherwise hazardous material, substance or waste in violation of, or in a manner that could result in liability under, any Environmental Laws, except for any such violation or liability which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) This Section 4.11 contains the sole and exclusive representations and warranties of the Company with respect to environmental matters, including, without limitation, any matters arising under Environmental Laws.

Section 4.12 Intellectual Property.

(a) Except as set forth on Schedule 4.12(a), the Group Companies own, license or otherwise have the right to use the material Intellectual Property Rights necessary for the conduct of the business of the Group Companies as currently conducted (collectively, the “Group Company IP Rights”), provided, however, that the foregoing shall not be deemed a representation and warranty that the conduct of the business of the Group Companies does not infringe or misappropriate any Intellectual Property Rights of any third party, which is the subject of subsection (x) immediately below. Schedule 4.12(a) sets forth a list of (i) patented and registered Group Company IP Rights (including Internet domain names) owned by any Group Company and, (ii) patent applications and applications for the registration of Group Company IP Rights owned by any Group Company. Except as set forth on Schedule 4.12(a), there is not pending or, to the knowledge of the Company, threatened against any Group Company any action by any third party contesting the use or ownership of any material Group Company IP Right owned by any Group Company. Except as set forth on Schedule 4.12(a), to the Company’s knowledge, (x) the conduct of the business of the Group Companies as currently conducted does not infringe or misappropriate any Intellectual Property Rights of any third party and (y) no third party is infringing or misappropriating any material Group Company IP Rights owned by any Group Company.

(b) Except as set forth on Schedule 4.12(b), (i) the computer systems, including Software, used by the Group Companies in the conduct of their respective businesses (collectively, the “Group Company Systems”) are sufficient for the needs of the Group Companies’ respective businesses as they are currently conducted and (ii) in the last 12 months, there has not been any material failure with respect to any of the Group Company Systems that has not been remedied.

(c) Except as set forth on Schedule 4.12(c), the Group Companies have taken commercially reasonable actions that are reasonably necessary to protect and maintain the Group Company IP Rights owned by the Group Companies.

(d) All material Technology has been maintained in confidence in accordance with protection procedures customarily used in the industry to protect rights of like importance. All current (and, to the knowledge of the Company, former) members of management and all former and current employees, agents, consultants and independent contractors who have contributed to or participated in the conception and development of material Technology (collectively, “Technology Development Personnel”) have executed and delivered to the Company a proprietary information agreement restricting such Person’s right to disclose proprietary information of Group Companies.

Section 4.13 Labor Matters. Except as set forth on Schedule 4.13 (i) no Group Company is a party to any collective bargaining agreement or other agreement with a labor union or works council with respect to its employees, (ii) there is, and since January 1, 2009, has been no labor strike, work stoppage, lockout or other material labor dispute pending or, to the Company’s knowledge, threatened in writing against or affecting any Group Company, (iii) to the Company’s knowledge, no union organization campaign is in progress with respect to any employees of any Group Company, and (iv) no unfair labor practice charge or complaint is pending or, to the Company’s knowledge, threatened against any Group Company. No Group Company has engaged in any plant closing or employee layoff activities since the date of the Latest Audited Balance Sheet that could violate the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing or mass layoff statute, rule or regulation. Except as set forth in Schedule 4.13, Headstrong Services India Private Limited is in material compliance with all applicable Indian labor Laws, including the Contract Labour (Regulation and Abolition Act), 1970 (of India), the Employees’ Provident Funds & Miscellaneous Provisions Act, 1952 (of India), and the Industrial Disputes Act, 1947 (of India), the Factories Act, 1948 (of India), the Payment of Wages Act, 1936 (of India), the Payment of Gratuity Act, 1972 (of India), the Payment of Bonus Act, 1965 (of India), the Workmen’s Compensation Act, 1923 (of India), and the Minimum Wages Act, 1948 (of India) and the state legislations including the Shops and Commercial Establishments Act (as applicable).

Section 4.14 Insurance. Schedule 4.14 contains a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by the Group Companies as of the date of this Agreement. All such policies are, as of the date of this Agreement, in full force and effect, all premiums with respect thereto covering all periods up to and including the Effective Time will have been paid, and no notice of cancellation or termination has been received by any Group Company with respect to any such policy.

Section 4.15 Tax Matters. Except as set forth on Schedule 4.15:

(a) Each Group Company has filed with the appropriate United States federal, state, local and foreign taxing authorities all material Tax Returns that it was required to file and has timely paid all material Taxes required to be paid by it (whether or not shown on a Tax Return as due). All such Tax Returns are true, correct and complete in all material respects. The unpaid Taxes of the Group Companies (A) did not, as of the date of the Latest Audited Balance Sheet, materially exceed the reserve for Tax liabilities on the face of the Latest Audited Balance Sheet and (B) do not materially exceed that reserve as that reserve is adjusted for the passage of time in accordance with the past practice and custom of the Group Companies.

(b) no Group Company is currently the subject of a Tax audit, examination, claim, assessment or other judicial or administrative proceeding with respect to material Taxes;

(c) no Group Company has consented in writing to extend the time, or is otherwise the beneficiary of any extension of time, in which any material Tax may be assessed or collected by any taxing authority, or has waived any statute of limitations in connection with the assessment or collection of any material Tax;

(d) no Group Company has received from any taxing authority any written notice of proposed adjustment, deficiency, underpayment of Taxes or any other such written notices in each case with respect to a material amount of Taxes which has not been satisfied by payment or been withdrawn;

(e) there are no Liens for any material Tax on any of the assets of any Group Company, other than Permitted Liens;

(f) no Group Company has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Sections 355 or 361 of the Code (or any similar provision of state, local or foreign Law);

(g) no Group Company (i) is or has been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code (other than a group the common parent of which is the Company or a Group Company) or (ii) has any liability for filing a United States federal income tax return or in respect of the Taxes of any Person (other than another Group Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or non-United States Tax Law), as a transferee or successor, by Contract or otherwise;

(h) no Group Company is a party to any Tax allocation or sharing agreement, the primary purpose of which is to allocate responsibility for Tax liabilities;

(i) no claim has been made by any taxing authority in writing within the last three years that a Group Company is or may be subject to taxation by a jurisdiction in which it does not file Tax Returns;

(j) to the knowledge of the Group Companies no Group Company organized or operating in India is in violation of Section 10A of the Indian Income Tax Act;

(k) as of the date hereof, no Group Company organized or operating in India has received written notification that it has been treated as a “representative assessee” under Indian Tax Law; and

(l) no Group Company has participated in any “listed transaction” within the meaning of Section 1.6011-4(b) of the Treasury Regulations.

Except to the extent Section 4.10, Section 4.7(g), Section 4.7(h), Section 4.7(i) and Section 4.7(j) concern Tax matters, this Section 4.15 contains the sole and exclusive representations and warranties of the Company concerning Tax matters.

Section 4.16 Brokers. No broker, finder, financial advisor or investment banker, other than Morgan Stanley (whose fees shall be included in the Company Expenses, and as to whom the Company has delivered to Parent complete and correct copies of all Contracts (which may be redacted) related to the engagement thereof), is entitled to any broker’s, finder’s, financial advisor’s or investment banker’s fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company.

Section 4.17 Real and Personal Property.

(a) Owned Real Property. Schedule 4.17(a) sets forth the address and description of each Owned Real Property. With respect to each Owned Real Property: (i) a Group Company has good and marketable fee simple title to such Owned Real Property, free and clear of all Liens and encumbrances, except Permitted Liens; (ii) except as set forth on Schedule 4.17(a), the applicable Group Company has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; (iii) other than the rights of Parent and Merger Sub pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein; and (v) no Group Company is a party to any agreement or option to purchase any real property or interest therein relating to the business of the Group Companies.

(b) Leased Real Property. Schedule 4.17(b) sets forth (whether as lessee or lessor) a list of all leases (each a “Lease”) of real property (such real property, the “Leased Real Property”) to which any Group Company is a party or by which any of them is bound, in each case, as of the date of this Agreement. Complete and correct copies of the Leases and, if any Leases are subleases, true and correct complete copies of the underlying prime leases, have been provided to Parent for all Leases under which the aggregate annual rental payments equal or exceed $200,000 (each, a “Material Lease”). Except as set forth on Schedule 4.17(b), each Material Lease is valid and binding on the Group Company party thereto, enforceable in accordance with its terms (subject to proper authorization and execution of such Material Lease by the other party thereto and subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Except as set forth on Schedule 4.17(b), each of the Group Companies, and, to the Company’s knowledge, each of the other parties thereto, has performed in all material respects all material obligations required to be performed by it under each Material Lease. Except as set forth on Schedule 4.17(b), a Group Company has good and valid leasehold interest in all Leased Real Property, in each case free and clear of all Liens, except Permitted Liens. Except as set forth on Schedule 4.17(b), no Group Company acts as a landlord with respect to any lease.

(c) Personal Property. Except as set forth on Schedule 4.17(c), the Group Companies have good and valid title to (free and clear of all Liens, except Permitted Liens) or a valid leasehold interest in or other right to use, all the material tangible and intangible personal property owned or used by the Group Companies to conduct their businesses as currently conducted, except for such tangible personal property that may hereafter be disposed of in accordance with Section 6.1.

Section 4.18 Transactions with Affiliates. Schedule 4.18(i) sets forth all arrangements, commitments, receivables, payables and Contracts between any Group Company, on the one hand, and Affiliates of the Company (other than any Group Company), on the other hand. Contracts set forth on Schedule 4.18(ii) will be terminated prior to or effective as of the Closing. Except as disclosed on Schedule 4.18(iii) and to the Company’s knowledge, none of the Group Companies and their respective Affiliates, directors, officers or employees possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person (other than any Group Company) which is a material client, supplier, customer, lessor, lessee, or competitor of any Group Company. Ownership of 5% or less of any class of securities of a company whose securities are registered under the Securities Exchange Act of 1934, as amended, shall not be deemed to be a financial interest for purposes of this Section 4.18.

Section 4.19 Customers. Schedule 4.19 contains a list of the top fifteen (15) customers of the Group Companies on the basis of revenues during the fiscal year ended December 31, 2010 (the “Material Customers”). During the period beginning on June 30, 2010 and ending on the date of this Agreement, no Material Customer has cancelled, terminated or materially and adversely modified or, to the knowledge of the Company, threatened in writing to cancel, terminate or materially and adversely modify (including by materially decreasing the rate of services obtained from the Group Companies), its relationship with the Group Companies, other than in connection with modifications conducted in the ordinary course of business.

Section 4.20 Confidentiality Obligations; Data Privacy. The conduct of the Group Companies’ businesses as conducted since January 1, 2010 and as currently proposed by the Group Companies to be conducted does not violate or conflict with any material obligation of confidentiality or use to any other Person. The Group Companies have collected, stored, maintained and processed personal information from customers materially in accordance with applicable data protection and privacy Laws and applicable Contracts.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant, on a joint and several basis, to the Company as follows:

Section 5.1 Organization. Each of Parent and Merger Sub is a Delaware corporation, and each of Parent and Merger Sub is duly organized, validly existing and in good standing (or the equivalent thereof) under the Laws of the jurisdiction of its formation and has all requisite power and authority to carry on its businesses as presently conducted, except where the failure to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

Section 5.2 Authority. Each of Parent and Merger Sub has all necessary power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent and Merger Sub and no other proceeding (including, without limitation, by their respective equityholders) on the part of Parent or Merger Sub is necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the adoption of this Agreement by Parent in its capacity as sole stockholder of Merger Sub. No vote of Parent’s equityholders is required to approve this Agreement or for Parent or Merger Sub to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a valid, legal and binding agreement of each of Parent and Merger Sub (assuming that this Agreement has been duly and validly authorized, executed and delivered by the Company and the Representative), enforceable against each of Parent and Merger Sub in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including, without limitation, specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 5.3 Consents and Approvals; No Violations. Assuming the truth and accuracy of the Company’s representations and warranties contained in Section 4.5, no notice to, filing with, or authorization, consent or approval of any Governmental Entity or any other Person is necessary for the execution, delivery or performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for (i) compliance with and filings under the HSR Act or any other Antitrust Approvals, (ii) the filing of the Certificate of Merger pursuant to the DGCL, (iii) those the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect and (iv) those that may be required solely by reason of any Group Companies’ (as opposed to any other third party’s) participation in the transactions contemplated hereby. Neither the execution, delivery and performance of this Agreement by Parent or Merger Sub nor the consummation by Parent or Merger Sub of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of Parent’s or Merger Sub’s Governing Documents, (b) except as set forth on Schedule 5.3, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub is a party or by which any of them or any of their respective properties or assets may be bound, or (c) violate any order, writ, injunction, decree or Law of any Governmental Entity applicable to Parent or Merger Sub or any of Parent’s Subsidiaries or any of their respective properties or assets, except, in the case of clauses (b) and (c) above, for violations which would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

Section 5.4 Brokers. No broker, finder, financial advisor or investment banker, other than Citigroup, is entitled to any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub or any of their respective Affiliates.

Section 5.5 Financing. Parent and Merger Sub have, and will have on the Closing Date, sufficient funds available to consummate the transactions contemplated hereby, including, without limitation, to pay the Purchase Price and the fees and expenses of Parent and Merger Sub related to the transactions contemplated hereby. Neither Parent nor Merger Sub knows of any circumstance or condition that could reasonably be expected to prevent or substantially delay the availability of such funds at Closing. As of the date hereof, Parent and Merger Sub shall have delivered to the Company a true and correct copy of the Commitment Letter, which shall be legal, valid and binding agreements, enforceable in accordance with its terms and in full force and effect. Except for the payment of customary fees, there are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Commitment Letter.

Section 5.6 Merger Sub Activities. Merger Sub was organized solely for the purpose of entering into this Agreement and consummating the transactions contemplated hereby and has not engaged in any activities or business, and has incurred no liabilities or obligations whatsoever, in each case, other than those incident to its organization and the execution of this Agreement and the consummation of the transactions contemplated hereby.

Section 5.7 Acknowledgment and Representations by Parent and Merger Sub. Each of Parent and Merger Sub acknowledges and agrees that it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Group Companies. Each of Parent and Merger Sub acknowledges that, other than as set forth in this Agreement, none of the Group Companies or any of their respective directors, officers, employees, Affiliates, stockholders, agents or representatives makes or has made any representation or warranty, either express or implied, (i) as to the accuracy or completeness of any of the information provided or made available to Parent, Merger Sub or any of their respective agents, representatives, lenders or Affiliates prior to the execution of this Agreement and (ii) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of any Group Company heretofore or hereafter delivered to or made available to Parent, Merger Sub or any of their respective agents, representatives, lenders or Affiliates.

ARTICLE 6

COVENANTS

Section 6.1 Conduct of Business of the Company.

(a) Except as expressly contemplated by this Agreement, from and after the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms (the “Pre-closing Period”), the Company shall, and shall cause each other Group Company to, except as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (i) conduct its business in the ordinary and regular course in substantially the same manner heretofore conducted (including any conduct that is reasonably related, complementary or incidental thereto) and (ii) use commercially reasonable efforts to preserve substantially intact its business organization and to preserve the present commercial relationships with key Persons with whom it does business.

(b) Except as otherwise expressly contemplated by this Agreement, required by applicable Law or set forth on Schedule 6.1(b), during the Pre-closing Period, the Company shall not (and shall cause each other Group Company not to) do or cause to be done any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) issue or sell (A) any capital stock of any Group Company, except upon the exercise of Company Options outstanding on the date of this Agreement in accordance with the terms thereof or (B) any Rights with respect to any Group Company;

(ii) create any Lien on any assets or properties (whether tangible or intangible) of any Group Company, other than (A) Permitted Liens and (B) Liens in the ordinary course of business having an aggregate value not in excess of $100,000;

(iii) sell, assign, transfer, lease, license or otherwise dispose of, or agree to sell, assign, transfer, lease, license or otherwise dispose of, any of the assets or properties (whether tangible or intangible) of any Group Company having an aggregate fair market value in excess of $300,000;

(iv) acquire (by merger, consolidation or combination or acquisition of stock or assets) any corporation, partnership, limited liability company, joint venture or other business organization or division thereof or interest therein, except for transactions with an aggregate fair market value less than $300,000;

(v) make any capital expenditure or expenditures, or incur any obligations or liabilities in connection therewith, which, individually or in the aggregate, exceed $300,000;

(vi) settle any material claim, action or proceeding or waive or release any material rights or material claims;

(vii) commence any litigation, action or proceeding (other than litigation in connection with the collection of accounts receivable or to enforce the terms of this Agreement);

(viii) (A) adopt, establish, enter into, amend or modify or agree to establish, amend or modify (or announce an intention to establish, amend or modify) or terminate any Employee Benefit Plan, collective bargaining agreement or other agreement with a labor union or works council, (B) enter into or amend any employment, change in control, retention, deferred compensation, severance or similar agreement with any director, officer or employee of any Group Company, except for any employment agreement with a newly-hired or promoted employee providing for compensation of less than $300,000 per annum entered into in the ordinary course of business, (C) increase the compensation payable, or to become payable, by any Group Company to directors, officers or employees of such Group Company, (D) make any loan or pay or make provision for the payment of any bonus, stock option, stock purchase, profit sharing, deferred compensation, pension, retirement or other similar payment or arrangement to any employee of any Group Company, or any director or officer of any Group Company or (E) increase the coverage or benefits available under any employee benefit plan, payment or arrangement made to, for or with any director, officer, employee of any Group Company, agent or representative, other than, in each case (A), (C), (D) or (E), increases, payments or provisions which are made in the ordinary course of business consistent with past practice or which are made pursuant to a contractual obligation in existence as of the date of this Agreement;

(ix) adopt or materially change any method of financial accounting or financial accounting practice used by the Company, other than as required by GAAP, as applicable;

(x) except in the ordinary course of business or as required by Law: (A) adopt or materially change any method of Tax accounting; (B) request any Tax ruling or enter into a closing agreement, or settle or compromise any audit, assessment, Tax claim or other controversy, in each case, relating to material Taxes; (C) file any material amended Tax Return; or (D) make or change any material Tax election;

(xi) amend the Governing Documents of the Company or of any other Group Company;

(xii) approve or consent to any “Transfer” (as defined in the Company Charter) of any Company Common Shares pursuant to Article Fifth of the Company Charter;

(xiii) declare, set aside or pay any dividend or distribution or other capital return in respect of any shares of capital stock or other equity security of any Group Company, or redeem, purchase or otherwise acquire any shares of capital stock or other equity securities of any Group Company (except in connection with the repurchase of any Company Common Shares in accordance with the terms of any agreements entered into with employees or consultants to any Group Company);

(xiv) enter into any agreement that would have been required to be disclosed on Schedule 4.18;

(xv) incur any Funded Indebtedness or any obligations under any interest rate, currency or other hedging agreements that will not be repaid on or before the Closing Date;

(xvi) enter into any agreement that would be a Material Contract or Material Lease, or amend, modify or terminate any Material Contract or Material Lease, in each case except in the ordinary course of business; or

(xvii) enter into any agreement to take, or cause to be taken, any of the actions set forth in this Section 6.1(b).

Section 6.2 Transfer Taxes. All transfer, sales, use, excise, stock, stamp, documentary, filing, recording, registration, value added and other similar Taxes, (excluding, for the avoidance of doubt, any income or similar Taxes (including capital gains Taxes), however assessed) that are imposed on any of the Parties by any Governmental Entity in connection with the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne by Parent.

Section 6.3 Access to Information. During the Pre-closing Period, upon reasonable notice, and subject to restrictions contained in the confidentiality agreements to which the Group Companies are subject (provided that the Group Companies shall use commercially reasonable efforts to obtain a waiver of any such restrictions if requested by Parent), the Company shall provide to Parent, Merger Sub, the Financing Sources, potential Financing Sources and their authorized representatives during normal business hours reasonable access to all properties, books, records, systems and representatives of the Group Companies (in a manner so as to not interfere with the normal business operations of any Group Company). All of such information shall be treated as confidential information pursuant to the terms of the Confidentiality Agreement, the provisions of which are by this reference hereby incorporated herein.

Section 6.4 Efforts to Consummate.

(a) Subject to the terms and conditions herein provided, each of Parent, Merger Sub and the Company shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate and make effective as promptly as practicable the Merger and the other transactions contemplated by this Agreement (including, without limitation, the satisfaction, but not the waiver, of the closing conditions set forth in Article 7). Each of Parent, Merger Sub and the Company shall use reasonable best efforts to obtain all necessary consents, waivers, approvals and authorizations (including those relating to antitrust, competition, trade or other regulatory matters (collectively, “Regulatory Approvals”)) of all Governmental Entities and other Persons necessary to consummate the transactions contemplated by this Agreement and the make of all necessary registrations, declarations and filings in connection therewith (including registrations, declarations and filings with Governmental Entities, if any). The HSR Act filing fee shall be borne by Parent. Each Party shall make an appropriate filing, if necessary, pursuant to the HSR Act, with respect to the transactions contemplated by this Agreement promptly (and in any event, within ten Business Days) after the date of this Agreement, and shall supply as promptly as practicable to the appropriate Governmental Entities any additional information and documentary material that may be requested pursuant to the HSR Act.

(b) Each Party shall furnish all information required to be included in any application or other filing to be made pursuant to the rules and regulations of any Governmental Entity in connection with the transactions contemplated hereby. Subject to applicable Law and the attorney client and similar applicable privileges, the Company and Parent shall have the right to review in advance, and, to the extent reasonably practicable, each will consult the other on, all the information relating to the other and each of their respective Subsidiaries and Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the transactions contemplated hereby; provided, however, that each Party may, at its discretion, impose reasonable safeguards to prevent the disclosure of competitively sensitive information of such Party to the other Party.

(c) During the Pre-closing Period, Parent and the Company shall cooperate and shall work in good faith to identify the jurisdictions outside of the United States where any filing, approval or consent is required by the antitrust, competition or trade regulation Laws of such jurisdictions in connection with the Merger or the other transactions contemplated hereby. If Parent and the Company mutually determine in good faith that any other filing, approval or consent is required pursuant to the previous sentence (collectively, the “Other Antitrust Approvals”), the Parties’ respective obligations contained in this Section 6.4 shall apply to the Other Antitrust Approvals (if and to the extent applicable).

(d) Each Party shall (i) respond as promptly as reasonably practicable to any inquiries or requests for additional information and documentary material received from the United States Federal Trade Commission (“FTC”) or the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) and to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with Regulatory Approvals and antitrust matters, (ii) not enter into any agreement with the FTC or the Antitrust Division agreeing not to consummate the transactions contemplated by this Agreement and (iii) to the extent permitted by law, deliver to the other Parties any correspondence provided by the FTC, the Antitrust Division, a State Attorney General or any other Governmental Entity in connection with Regulatory Approvals or any other antitrust matters, within two Business Days of the receipt thereof.

(e) In the event any claim, action, suit, investigation or other proceeding by any Governmental Entity or other Person is commenced which questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the Parties agree to cooperate and use their respective reasonable best efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use their respective reasonable best efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.

(f) Each of the Company and Parent shall not, and shall cause their respective Affiliates not to, enter into any transaction, or any agreement to effect any transaction (including any merger or acquisition) that might reasonably be expected to make it more difficult, or to increase the time required, to (i) obtain the expiration or termination of the waiting period under the HSR Act, or any Other Antitrust Approval applicable to the transactions contemplated by this Agreement; (ii) avoid the entry of, the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that would materially delay or prevent the consummation of the transactions contemplated hereby; or (iii) obtain all authorizations, consents, orders and approvals of Governmental Entities necessary for the consummation of the transactions contemplated by this Agreement.

Section 6.5 Company Stockholder Consent. In furtherance of and not in limitation of the terms of Section 6.4, the Company shall use reasonable best efforts to obtain the Required Company Stockholder Vote. Without limiting the generality of the foregoing, as promptly as practicable following the execution and delivery of this Agreement and in any event within five Business Days thereof, the Company shall deliver an information statement to each other holder of Company Common Shares to obtain the Required Company Stockholder Vote by written consent of the holders of Company Common Shares, which written consent shall be obtained in accordance with the requirements of the DGCL and the Company Charter and Company Bylaws (the “Company Stockholder Consent”), provided that the Company shall allow Parent to review and comment upon the information statement prior to delivery to each other holder of Company Common Shares. The Company hereby waives the applicability of any rights of first offer under Section 7 of, or any other rights contained in, the Investor Rights Agreement and any other Contracts applicable to the consummation of the Merger and the other transactions contemplated hereby.

Section 6.6 Public Announcements. Prior to and following the Closing, neither Parent and Merger Sub, on the one hand, nor the Company and the Representative, on the other hand, shall issue any press release, or otherwise make any public statements, with respect to the transactions contemplated by this Agreement, without the prior written consent of the other (which consent will not be unreasonably withheld or delayed); provided that the Parties agree to issue a joint press release mutually acceptable to Parent and the Representative, promptly after the execution of this Agreement; and provided further, that each Party may make any such announcement or any filings with any Governmental Entity which it in good faith believes, based on advice of counsel, is necessary or advisable in connection with any requirement of Law, it being understood and agreed that, to the extent possible and legally permissible, each Party shall provide the other Parties with copies of any such announcement in advance of such issuance; and provided further, that the WCAS Funds may conduct customary communications with their respective limited partners on a confidential basis regarding the Merger and the other transactions contemplated by this Agreement.

Section 6.7 Indemnification; Directors’ and Officers’ Insurance.

(a) Parent and Merger Sub agree that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of each Group Company, as provided in such Group Company’s Governing Documents or otherwise in effect as of the date hereof with respect to any matters occurring prior to the Effective Time, shall survive the Merger and shall continue in full force and effect. To the maximum extent permitted by the DGCL, such indemnification shall be mandatory rather than permissive, and the Surviving Entity shall advance expenses in connection with such indemnification as provided in such Group Company’s Governing Documents or other applicable agreements. The indemnification and liability limitation or exculpation provisions contained in the Surviving Entity’s Governing Documents and in the indemnification agreements set forth on Schedule 6.7 shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect in any material respect the rights thereunder of individuals who, as of the date hereof and prior to the Effective Time, were directors, officers or agents of any Group Company, unless such amendment, repeal or modification is required by applicable Law.

(b) Parent shall cause the Surviving Entity to, and the Surviving Entity shall, maintain in effect for not less than six years from the Effective Time the coverage provided by the policies of the directors’ and officers’ liability and fiduciary insurance most recently maintained by the Group Companies; provided that in no event shall Parent or the Surviving Entity be required to expend for any such policies pursuant to this Section 6.7(b) aggregate total premiums in excess of 200% of the aggregate cost of the annual premiums currently paid by the Company for such insurance (which is $42,000 per annum); and provided further, that the Surviving Entity may substitute therefor policies containing terms and conditions which are no less advantageous in the aggregate to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage with respect to matters occurring prior to the Effective Time.

(c) The directors, officers, employees and agents of each Group Company entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 6.7 are intended to be third party beneficiaries of this Section 6.7. This Section 6.7 shall survive the consummation of the Merger and shall be binding on all successors and assigns of Parent and the Surviving Entity.

Section 6.8 Exclusive Dealing. During the Pre-closing Period, the Company shall not take, nor shall it permit any of its officers, directors, employees, representatives, consultants, financial advisors, attorneys, accountants or other agents to take, any action to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any Person (other than Parent, Merger Sub and/or their respective Affiliates) concerning any purchase of any of the Company’s equity securities or any merger, tender offer, stock sale, sale of substantial assets or similar transaction involving any Group Company, other than the exercise of outstanding options and other than assets sold in the ordinary course of business (each such acquisition transaction, an “Acquisition Transaction”); provided, however, that each of Parent and Merger Sub hereby acknowledges that prior to the date of this Agreement, the Company has provided information relating to the Group Companies and has afforded access to, and engaged in discussions with, other Persons in connection with a proposed Acquisition Transaction. The Company shall, and shall cause each of its Subsidiaries to immediately cease and cause to be terminated any existing activities, discussions or negotiations by the Company, any Subsidiary of the Company or any representative of the Company or its Subsidiaries with any Persons (other than Parent and Merger Sub) conducted heretofore with respect to any Acquisition Transaction and request from each Person that has executed a confidentiality agreement with the Company the prompt return or destruction of all confidential information previously furnished to such Person or its representatives and terminate access by each such Person and its representatives to any online or other data rooms containing any information in respect of the Company or any of its Subsidiaries. Notwithstanding the foregoing, the Company may respond to any unsolicited proposal regarding an Acquisition Transaction by indicating that the Company is subject to a definitive agreement regarding a transaction and is unable to provide any information related to the Group Companies or entertain any proposals or offers or engage in any negotiations or discussions concerning an Acquisition Transaction for as long as such definitive agreement remains in effect. The Company shall promptly (but in any event within 24 hours) advise Parent of any proposal regarding an Acquisition Transaction and the terms and conditions of any such proposal and the identity of the Person making any such proposal and shall keep Parent informed on a current basis in all material respects of the status and details of any such proposal.

Section 6.9 Parent Vote. Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting this Agreement.

Section 6.10 Documents and Information; Cooperation. After the Effective Time, Parent shall, and shall cause the Surviving Entity and its Subsidiaries to, until the seventh anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Group Companies in existence on the Closing Date and to make the same available for inspection and copying by the Representative, solely in connection with a Company Stockholder’s tax reporting obligations or other regulatory requirements, during normal business hours of the Surviving Entity or any of its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice; provided that Representative on the one hand and Parent, the Surviving Entity or any of their Subsidiaries on the other hand, are not engaged in litigation or any other dispute resolution process (including any claim for indemnification hereunder), and there does not exist any threatened or pending claim (whether written or oral) between the Parties, with respect to the transactions contemplated by this Agreement or such documents do not relate to the subject matter of such litigation or other proceedings or pending or threatened claim. Such books, records or documents may be destroyed on or after the seventh anniversary of the Closing Date by Parent, the Surviving Entity or any of its Subsidiaries, unless the Representative shall have requested, during the 12 months prior to the seventh anniversary of the Closing Date, in writing that the Representative be given a reasonable opportunity to obtain possession thereof; provided that Parent may destroy such books, records and documents that have been otherwise delivered to the Representative prior to the seventh anniversary of the Closing Date, in which case Parent shall have no further obligations with respect to the same such books, records and documents. In addition, Parent shall give the Representative prompt written notice acknowledging Parent’s receipt of audited financial statements of the Company for the year ended December 31, 2011.

Section 6.11 Employee Benefit Matters. During the period beginning on the Closing Date and ending on the first anniversary of the Closing Date, Parent shall provide employees of each Group Company with base salary and cash incentive compensation that are no less favorable, in the aggregate, than the base salary and cash incentive compensation provided to such employees immediately prior to the Closing Date and with employee benefits that are substantially similar in the aggregate to the Employee Benefit Plans and other benefit plans, programs or arrangements maintained by the Group Companies as of the date of this Agreement. Parent further agrees that, from and after the Closing Date, Parent shall and shall cause each Group Company to grant all of its employees credit for any service with such Group Company earned prior to the Closing Date (a) for eligibility and vesting purposes and (b) for purposes of vacation accrual and severance benefit determinations, under any benefit or compensation plan, program, agreement or arrangement that may be established or maintained by Parent or the Surviving Entity or any of its Subsidiaries on or after the Closing Date (the “New Plans”) except, in each case, as would result in the duplication of benefits for the same period of service. In addition, Parent hereby agrees that Parent shall (i) cause to be waived all pre-existing condition exclusion and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by an employee under any Employee Benefit Plan as of the Closing Date and (ii) cause any covered expenses incurred on or before the Closing Date by any employee (or covered dependent thereof) of any Group Company to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable New Plan. Parent, the Company and Merger Sub hereby acknowledge and agree that nothing contained in this Section 6.11, express or implied, shall (a) confer upon any employee of any Group Company any right to continued employment for any period, (b) be treated as an amendment or other modification of any Employee Benefit Plan or other employee benefit plan, agreement or other arrangement, (c) shall, except to the extent necessary for compliance with the other provisions of this Section 6.11, limit the right of Parent, the Surviving Entity or their respective Affiliates to amend, terminate or otherwise modify any Employee Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing or (d) create any third party beneficiary or other right in any other person, including, without limitation, any Group Company Employee or any participant in any Employee Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof). Parent agrees that Parent shall be solely responsible for satisfying the continuation coverage requirements of COBRA for all individuals who are “M&A qualified beneficiaries” as such term is defined in Treasury Regulation Section 54.4980B-9. During the period beginning on the Closing Date and ending on the first anniversary of the Closing Date, Parent shall cause Headstrong Services India Private Limited to comply with all material required contributions with respect to Headstrong Services India Private Limited’s requirements under labor legislations specified in Section 4.10(k) and other applicable Indian Laws.

Section 6.12 Notice of Certain Matters. Until the Closing, the Company and Parent promptly shall notify each other in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article 7 becoming incapable of being satisfied;

provided, that any breach of this Section 6.12 shall not be considered for purposes of determining the satisfaction of the closing conditions set forth in Article 7 or give rise to a right of termination under Article 8.

Section 6.13 Termination of Affiliate Arrangements. The Group Companies shall, effective as of the Closing, execute and deliver such releases, termination agreements and discharges as are necessary to terminate, eliminate and release, as applicable, all arrangements, commitments, receivables, payables and Contracts, in each case as set forth on Schedule 4.18(ii).

Section 6.14 Tax Matters. Promptly following the date of this Agreement, the Parties shall cooperate in good faith to determine, prior to the Effective Time, the fair market value of certain Subsidiaries of the Company. If the Parties agree on such values, then the Parties and the Company Equityholders shall act in accordance with the values set forth therein for all Tax purposes and shall not take any position that is inconsistent therewith on any Tax Return unless otherwise required by Law.

Section 6.15 Financing.

(a) The Company shall, to the extent Parent and/or Merger Sub may reasonably request in connection with the Financing, and shall cause each of its Subsidiaries and its and their respective officers, employees, auditors and other representatives to, cooperate with Parent and Merger Sub and take such actions as Parent and/or Merger Sub may reasonably request in connection with the arrangement of the Financing and the repayment of certain existing Funded Indebtedness of, and release of Liens on the assets and property of, the Company and its Subsidiaries, which cooperation shall include: (i) provision of such information regarding the Company and its Subsidiaries as is reasonably requested by the Financing Sources or Parent, (ii) assisting in the preparation of an information memorandum related to the Financing to be used in connection with the syndication thereof and providing all information reasonably requested for the purpose of such syndication that is reasonably available to the Company and its Subsidiaries, including of the type and form customarily included in information memoranda used to syndicate credit facilities of the type to be included in the Financing, (iii) review and consultation with respect to the preparation of all agreements, offering and syndication documents and materials, pro forma financial statements and financial projections and other documentation (including review of schedules for completeness) required in connection with the Financing, (iv) using commercially reasonable efforts to cause the Company’s (A) auditors to cooperate, at Parent’s expense, in connection with any information requests with respect to financial statements of the Company and its Subsidiaries in connection with the Financing or the syndication thereof and (B) attorneys to cooperate, at Parent’s expense, in connection with any information requests with respect to legal matters (except those subject to attorney-client privilege) of the Company and its Subsidiaries in connection with the Financing or the syndication thereof, (v) participation in meetings, drafting sessions, presentations and due diligence sessions in connection with the Financing or the syndication thereof, as reasonably requested by Parent or the Financing Sources, (vi) consent to the reasonable use of the Company’s trademarks, service marks and logos in connection with the Financing and (vii) execution and delivery by the Company and its Subsidiaries and their respective officers of any definitive financing documents, guarantees, the pledge of collateral, customary certificates (other than solvency certificates) or other documents and instruments relating to the Financing concurrent with the Effective Time, as may be reasonably requested by Parent or Merger Sub; provided that irrespective of the above, no obligation of the Company or any of its Subsidiaries pursuant to clause (vii) shall be effective until the Effective Time and none of the Company or any its Subsidiaries shall (A) be required to bear any cost or expense or to pay any fee or make any other payment, other than out-of-pocket expenses incidental to cooperation pursuant to this Section 6.15(a) to be reimbursed by Parent, in connection with the Financing or any of the foregoing prior to the Effective Time, and Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company, its Subsidiaries and their representatives in connection with the Financing or any cooperation pursuant to this Section 6.15(a), (B) have any liability or obligation under any loan agreement or any related document or any other agreement or document related to the Financing prior to the Effective Time or (C) incur any other liability in connection with the Financing contemplated by the Commitment Letter prior to the Effective Time. Parent shall indemnify and hold harmless the Company from and against any and all Losses suffered or incurred by it in connection with the arrangement of the Financing and any information utilized in connection therewith (other than information provided by or on behalf of the Company).

(b) Parent shall use reasonable best efforts to arrange and consummate the Financing as soon as reasonably practicable after the date of this Agreement on the terms and conditions described in the Commitment Letter, which actions shall include using reasonable best efforts (i) to maintain the Commitment Letter and negotiate and execute definitive agreements with respect thereto on terms and conditions contained therein, which terms and conditions shall not in any material respect expand upon the conditions to Closing or other contingencies to the funding on the Closing Date of the Financing as set forth in the Commitment Letter (the “Financing Agreements”); (ii) satisfy on a timely basis all conditions in the Commitment Letter and the Financing Agreements that are within its control; (iii) fully enforce its rights under the Commitment Letter and the Financing Agreements with respect to the availability of the Financing at or prior to Closing; and (iv) consummate the Financing at or prior to the Closing. In the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter or the Financing Agreements, Parent shall use reasonable best efforts to arrange to obtain promptly any such portion from alternative sources, including, on terms and conditions (including economic terms, termination rights, flex provisions and funding conditions) substantially similar to those included in the Commitment Letter as in effect on the date of this Agreement, in an amount sufficient, when added to the portion of the Financing that is available, to consummate the transactions contemplated by this Agreement (the “Alternative Financing”) and to obtain, and, when obtained, to promptly provide the Company with a copy of, a new financing commitment that provides for financing in an amount that is sufficient, when added to the portion of the Financing that is available, to consummate the transactions contemplated by this Agreement. If the Financing is available to be drawn down by Parent, in an aggregate amount sufficient to consummate the transactions contemplated by this Agreement, and the conditions to the Closing set forth in Section 7.1 and 7.2 have been satisfied (other than conditions that by their nature are to be satisfied at the Closing), Parent shall draw on such Financing and shall consummate the Closing. Parent shall give the Company notice promptly upon becoming aware of any material breach or threatened (in writing) material breach by any party to the Commitment Letter or the Financing Agreements, and Parent shall promptly give the Company notice in writing upon becoming aware of any termination or threatened (in writing) termination of the Commitment Letter, provided that the failure to provide such notice shall not be considered for purposes of determining the satisfaction of the closing conditions set forth in Article 7 or give rise to a right of termination under Article 8. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing. Parent shall not, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), amend, modify, supplement, restate, substitute or replace the Commitment Letter in a manner that expands on the conditions precedent or contingencies to the funding on the Closing Date of the Financing as set forth in such agreements or that could otherwise impair, delay or prevent the consummation of the transactions contemplated by this Agreement.

(c) Within (i) 45 days after the end of each fiscal month of the Company, the Company shall deliver to Parent unaudited statements of operations and cash flows for the Company for such fiscal month and the unaudited balance sheet of the Company as of the last day of such fiscal month and (ii) 60 days after the end of each fiscal quarter of the Company, the Company shall deliver to Parent unaudited statements of operations and cash flows for the Company for such fiscal quarter and the unaudited balance sheet of the Company as of the last day of such fiscal quarter (the financial statements contemplated by (i) and (ii), the “Additional Unaudited Interim Financial Statements”); provided that Parent shall have no further obligation under this Section 6.15 from and after the Closing Date. The Additional Unaudited Interim Financial Statements (including notes and schedules thereto) (i) shall have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and except for the absence of footnotes and subject to year-end adjustments and (ii) shall fairly present, in all material respects, the consolidated financial position of the Group Companies as of the dates thereof and their consolidated results of operations, changes in stockholders’ equity and comprehensive income (loss) and changes in cash flows for the periods then ended (subject to the absence of footnotes and to normal year-end adjustments).

(d) Notwithstanding any other provision of this Agreement, for all purposes of Section 7.2(b), unless (i) the Company shall have committed any intentional breach of Section 6.15(a) and (ii) such breach alone, or together with all other such breaches, was the primary cause of Parent’s failure to obtain the Financing, the Company shall not be deemed to be in breach of any of its obligations under, and it shall be deemed to have complied with all of its obligations contained in, Section 6.15(a).

(e) Parent and Merger Sub acknowledge and agree that the obtaining of the Financing is not a condition to the Closing and reaffirm their obligation to consummate the transactions contemplated by this Agreement, including the Merger, irrespective and independently of the availability of Financing, subject to the fulfillment or waiver of the conditions set forth in Article 7.

Section 6.16 Guarantee.

(a) Guarantor absolutely, unconditionally and irrevocably guarantees to the Company the due and punctual payment and performance of, and compliance by Parent and Merger Sub with, all obligations, covenants, warranties and undertakings agreed by Parent or

Merger Sub to be performed, observed or complied with by Parent or Merger Sub and contained in or arising under this Agreement, including the full and punctual payment by Parent, when due, of the Purchase Price as provided in Section 2.9 (collectively, the “Guaranteed Obligations”).

(b) The Guarantor guarantees that the Guaranteed Obligations will be satisfied strictly in accordance with the terms of this Agreement. The liabilities and obligations of the Guarantor under or in respect of this Section 6.16 are independent of any liabilities or obligations of Parent or Merger Sub under or in respect of this Agreement, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce its obligations under this Section 6.16, irrespective of whether any action is brought against Parent or Merger Sub or whether Parent or Merger Sub is joined in any such action or actions.

(c) The Guarantor’s obligations under this Section 6.16 shall not be released or discharged by any or all of the following: (i) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other liabilities or obligations of Parent or Merger Sub under or in respect of this Agreement, or any other amendment or waiver of or any consent to departure from this Agreement; (ii) any express amendment or modification of or supplement to this Agreement, or any assignment or transfer of any of the Guaranteed Obligations; (iii) any failure on the part of Parent or Merger Sub to perform or comply with this Agreement; (iv) any waiver, consent, change, extension, indulgence or other action or any action or inaction under or in respect of this Agreement; (v) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceeding with respect to Guarantor, Parent or Merger Sub, or their respective properties, or any action taken by any trustee or receiver or by any court in any such proceeding, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles; (vi) any change in the name or ownership of Parent or Merger Sub or any other Person referred to herein; or (vii) any termination of this Agreement.

(d) The Guarantor represents that, directly or indirectly through one or more wholly owned Subsidiaries, it owns 100% of the outstanding equity interests of Parent.

(e) The Guarantor hereby waives (i) notice of acceptance of this guarantee, (ii) presentment and demand concerning the liabilities of the Guarantor and (iii) any right to require that any action be brought against Parent, Merger Sub or any other Person, or to require that the Company seek enforcement of any performance against Parent, Merger Sub or any other Person prior to any action against the Guarantor under the terms hereof.

(f) Except as to applicable statutes of limitation, no delay of the Company in the exercise of, or failure to exercise, any rights under this Section 6.16 shall operate as a waiver of such rights, a waiver of any other rights, or a release of the Guarantor from any obligations hereunder.

(g) The Guarantor agrees that this guarantee shall continue to be effective or shall be reinstated, as the case may be, if all or any part of any payment made thereunder is at any time avoided or rescinded or must otherwise be restored or repaid as a result of the bankruptcy of Parent, Merger Sub or the Guarantor, or otherwise avoided or recovered directly or indirectly from the Company as a preference, fraudulent transfer or otherwise, irrespective of any notice of revocation given by Parent, Merger Sub or the Guarantor prior to such avoidance or recovery.

(h) The Guarantor hereby represents and warrants to the Company as follows:

(i) The Guarantor is an exempted limited company, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite power and authority to carry on its businesses as now being conducted, except where the failure to have such power or authority would not materially impact its ability to perform its obligations hereunder.

(ii) The Guarantor has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby that are applicable to the Guarantor. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby that are applicable to the Guarantor have been duly authorized by all necessary action on the part of the Guarantor and no other proceeding (including, without limitation, by its equityholders) on the part of the Guarantor is necessary to authorize this Agreement or to consummate the transactions contemplated hereby that are applicable to the Guarantor. This Agreement has been duly and validly executed and delivered by the Guarantor and constitutes a valid, legal and binding agreement of the Guarantor, enforceable against the Guarantor in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including, without limitation, specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

(iii) Neither the execution, delivery and performance of this Agreement by the Guarantor nor the consummation by the Guarantor of the transactions contemplated hereby that are applicable to the Guarantor will (a) conflict with or result in any breach of any provision of the Guarantor’s Governing Documents, (b) except as set forth on Schedule 5.3 result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any Contract to which the Guarantor is a party or by which it or any of its properties or assets may be bound, or (c) violate any Law or writ, injunction or decree of any Governmental Entity applicable to the Guarantor or any of its properties or assets, except in the case of clauses (b) and (c) above, for violations which would not materially impact the Guarantor’s ability to perform its obligations hereunder.

Section 6.17 Section 280G Payments. Prior to the Closing, the Company shall, with respect to such payments and/or benefits that are reasonably likely to, separately or in the aggregate, without regard to the measures described herein, constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code and the applicable rulings and final regulations thereunder (“Section 280G Payments”), use its reasonable best efforts to obtain a vote satisfying the requirements of Section 280G(b)(5) of the Code, including exerting its reasonable best efforts to obtain waivers, such that no portion of the Section 280G Payments will constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code. The Company shall forward to Parent, and allow Parent to review and comment upon, prior to submission to the Company’s stockholders copies of all material documents prepared by the Company in connection with this Section 6.17.

ARTICLE 7

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.1 Conditions to the Obligations of the Company, Parent and Merger Sub. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists) of the following conditions:

(a) any applicable waiting period (and any extension thereof) under the HSR Act relating to the Merger shall have expired or been terminated and, if applicable (1) any waiting period (and any extension thereof) with respect to the Other Antitrust Approvals shall have been terminated or shall have expired, and (2) the Other Antitrust Approvals shall have been obtained or taken;

(b) this Agreement shall have been adopted by the Required Company Stockholder Vote; and

(c) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger and the other transactions contemplated hereby shall be in effect, and no proceeding or lawsuit shall have been commenced by any Governmental Entity for the purpose of obtaining any such order, decree, injunction, restraint or prohibition; provided that each of Parent, Merger Sub and the Company shall have used reasonable best efforts to prevent the entry of any such injunction or other order or the commencement of any such proceeding or lawsuit, and to appeal as promptly as possible any injunction or other order that may be entered.

Section 7.2 Other Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver by Parent and Merger Sub of the following further conditions:

(a) (i) the Specified Representations and Warranties shall be true and correct in all material respects (except to the extent that such representations and warranties are qualified by Company Material Adverse Effect or materiality, in which case such representations and warranties shall be true and correct in all respects), in each case as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except, in each case, to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date) and (ii) the other representations and warranties of the Company set forth in Article 4 shall be true and correct in all respects (without regard to any Company Material Adverse Effect or materiality qualifications set forth in any such representation or warranty, except in the case of the Qualified Representations), in each case as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except, in each case, to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date); provided that clause (ii) of this condition shall be deemed satisfied if the failure of such representations and warranties to be true and correct as of such dates, individually or in the aggregate, together with all other failures of such representations and warranties to be so true and correct, has not had and would not reasonably be expected to have a Company Material Adverse Effect;

(b) the Company shall have performed and complied in all material respects with all covenants required to be performed or complied with by the Company under this Agreement on or prior to the Closing Date;

(c) since the date of this Agreement, no Company Material Adverse Effect shall have occurred, nor shall any changes, events, effects, conditions or circumstances have occurred which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(d) prior to or at the Closing, the Company shall have delivered the following closing documents:

(i) a certificate of an authorized officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied;

(ii) a certified copy of the resolutions of the Company’s board of directors authorizing the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby;

(iii) written resignations of each of the directors of each Group Company set forth on Schedule 7.2(d)(iii);

(iv) the Estimated Purchase Price Calculations and the Closing Consideration Schedule;

(v)(A) a statement, in the form attached hereto as Exhibit F, that Company Equity Securities do not constitute “United States real property interests” made pursuant to Section 897(c) of the Code for purposes of satisfying Parent’s obligations under Treasury Regulations Section 1.1445-2(c)(3), and (B) simultaneously with delivery of the statement described in clause (A), a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2), in the form attached hereto as Exhibit G, along with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of the Company upon the Closing; and

(e) the Escrow Agreement shall have been executed by the Representative.

Section 7.3 Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:

(a) the representations and warranties of Merger Sub and Parent set forth in Article 5 hereof shall be true and correct in all respects (without regard to any Purchaser Material Adverse Effect or materiality qualifications set forth in any such representation or warranty), in each case as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except, in each case, to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date); provided that the foregoing condition shall be deemed satisfied if the failure of such representations and warranties to be true and correct as of such dates, individually or in the aggregate, together with all other failures of representations and warranties of Merger Sub and Parent herein to be true and correct, has not had and would not reasonably be expected to have a Purchaser Material Adverse Effect;

(b) each of Merger Sub and Parent shall have performed and complied in all material respects with all covenants required to be performed or complied with by them under this Agreement on or prior to the Closing Date;

(c) prior to or at the Closing, each of Parent and Merger Sub shall have delivered the following closing documents:

(i) a certificate of an authorized officer of Parent and an authorized officer of Merger Sub, dated as of the Closing Date, certifying that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied; and

(ii) a certified copy of the resolutions of Parent’s board of directors and Merger Sub’s board of directors, in each case, authorizing the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby; and

(d) the Escrow Agreement shall have been executed by Parent.

Section 7.4 Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was caused by such Party’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 6.4.

ARTICLE 8

TERMINATION; AMENDMENT; WAIVER

Section 8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Parent and the Company;

(b) by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.2(a), Section 7.2(b) or Section 7.2(c); provided that, prior to any termination of this Agreement under this Section 8.1(b), the Company shall be entitled to cure any such breach (if capable of being cured) during a 30-day period following receipt of written notice from Parent to the Company of such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(b) if such breach by the Company is cured during such 30-day period so that such conditions would then be satisfied);

(c) by the Company, if Parent or Merger Sub shall have breached or failed to perform any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b); provided that, prior to any termination of this Agreement under this Section 8.1(c), Parent or Merger Sub shall be entitled to cure any such breach (if capable of being cured) during a 30-day period following receipt of written notice from the Representative to Parent of such breach (it being understood that the Representative may not terminate this Agreement pursuant to this Section 8.1(c) if such breach by Parent or Merger Sub is cured during such 30-day period so that such conditions would then be satisfied);

(d) by Parent, if the Merger shall not have been consummated by June 30, 2011 (the “Termination Date”), unless the failure to consummate the Merger is the result of a breach by Parent or Merger Sub of its respective obligations or covenants under this Agreement; provided, however, that if the Closing has not occurred by the Termination Date due solely to the failure of the condition set forth in Section 7.1(a) to be satisfied because any Other Antitrust Approval has not been obtained as of the Termination Date, then the Termination Date shall automatically extended to a date determined in good faith by Parent and the Representative (which extension shall in no event be less than 30 days);

(e) by the Company, if the Merger shall not have been consummated by the Termination Date, unless the failure to consummate the Merger is the result of a breach by the Company of its obligations or covenants under this Agreement; provided, however, that if the Closing has not occurred by the Termination Date due solely to the failure of the condition set forth in Section 7.1(a) to be satisfied because any Other Antitrust Approval has not been obtained as of the Termination Date, then the Termination Date shall automatically extended to a date determined in good faith by Parent and the Representative (which extension shall in no event be less than 30 days);

(f) from and after 48 hours following the execution of this Agreement, by Parent if the Required Company Stockholder Vote shall not have been obtained; or

(g) by either Parent or by the Company, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree or ruling or other action shall have become final and nonappealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 8.1(g) shall have used reasonable best efforts to remove such order, decree, ruling, judgment or injunction.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this entire Agreement shall forthwith become void (and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers, directors or equityholders) with the exception of (a) Section 4.17, the provisions of this Section 8.2, the last sentence of Section 6.3, Section 6.6 and Article 11, and (b) any liability of any Party for any breach of this Agreement prior to such termination.

Section 8.3 Amendment. Prior to the Effective Time, subject to applicable Law, including the DGCL, this Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of Parent, Merger Sub and the Company. After the Effective Time, subject to applicable Law, including the DGCL, this Agreement may be amended or modified only by written agreement executed and delivered by duly authorized officers of Parent, the Surviving Entity and the Representative. This Agreement may not be modified or amended except as provided in the immediately preceding two sentences and there shall be made no amendment that by Law requires further approval by the Company Stockholders without the further approval of such Company Stockholders, and any amendment by any Party or Parties effected in a manner which does not comply with this Section 8.3 shall be void.

Section 8.4 Extension; Waiver. At any time prior to the Closing, the Company may (a) extend the time for the performance of any of the obligations or other acts of Parent or Merger Sub contained herein, (b) waive any inaccuracies in the representations and warranties of Parent or Merger Sub contained herein or in any document, certificate or writing delivered by Parent or Merger Sub pursuant hereto or (c) waive compliance by Parent or Merger Sub with any of the agreements, covenants or conditions contained herein. At any time prior to the Closing, Parent may (i) extend the time for the performance of any of the obligations or other acts of the Company, the Representative or any Company Stockholder contained herein, (ii) waive any inaccuracies in the representations and warranties of the Company contained herein or in any document, certificate or writing delivered by the Company pursuant hereto or (iii) waive compliance by the Company, the Representative or any Company Stockholder with any of the agreements, covenants or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement.

ARTICLE 9

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS;

INDEMNIFICATION

Section 9.1 Survival of Representations, Warranties and Covenants. The representations and warranties of the Company and of Parent and Merger Sub contained in Article 4 or Article 5, as the case may be, or in any certificate delivered pursuant to Section 7.2(d) or Section 7.3(c), as the case may be, shall, regardless of any investigation, information or knowledge with respect thereto survive the Closing until the earlier of (a) 30 days after the date of Parent’s receipt of audited financial statements of the Company for the year ended December

31, 2011 or (b) the date that is one year after the Closing Date (in either case, the “Survival Period Termination Date”). Claims for breaches of covenants that contemplate performance prior to Closing may be made at any time prior to the Survival Period Termination Date. Any representation, warranty, covenant or agreement that would otherwise terminate in accordance with the preceding sentences will continue to survive if a written notice shall have been timely given on or prior to such termination date until the related claim for indemnification has been satisfied or otherwise resolved as provided in this Article 9, but only with respect to matters reasonably described in such notice. All covenants or agreements that contemplate performance following the Closing shall survive in accordance with the respective term as provided in this Agreement or, if none, until the expiration of the applicable statute of limitations, except that claims for indemnification in respect of any breach thereof shall survive until the date that is two years after the Closing Date.

Section 9.2 General Indemnification.

(a) Subject to the other provisions of this Article 9, each Company Equityholder shall (severally, based on each Company Equityholder’s Percentage Interests) indemnify, defend (subject to Section 9.3) and hold each of Parent, Merger Sub, the Surviving Entity and/or their respective officers, directors, employees, Affiliates and/or agents (each a “Purchaser Indemnitee”) harmless from any damages, losses, liabilities, obligations, actions, proceedings, claims of any kind, interest, costs or expenses (including, without limitation, reasonable attorneys’ fees and expenses, and other costs or expenses incurred in the collection of any judgments with respect to actions, proceedings or claims) (each a “Loss”) suffered or paid, directly or indirectly, as a result of, in connection with, or arising out of (i) any breach of any representation or warranty made by the Company (A) contained in Article 4 or (B) in any certificate delivered by the Company to Parent and Merger Sub pursuant to Section 7.2(d), (ii) any breach by the Company of any of the covenants or agreements contained herein which are to be performed by the Company on or before the Closing Date, and (iii) the exercise of appraisal rights by the holders of the Dissenting Shares (it being understood that such Losses shall be the difference between the appraised value of the Dissenting Shares and the Per Share Common Payment applicable to such shares plus any other reasonable costs or expenses incurred in connection therewith).

(b) Subject to the other provisions of this Article 9, each of Parent and the Surviving Entity agree to indemnify, defend (subject to Section 9.3) and hold the Company Equityholders and their respective Affiliates, officers, directors, employees and agents (each a “Company Indemnitee”) harmless from any Loss suffered or paid, directly or indirectly, as a result of, in connection with, or arising out of (i) any breach of any representation or warranty made by Parent or Merger Sub (A) contained in Article 5 or (B) in any certificate delivered to the Company or the Representative pursuant to Section 7.3(c), (ii) any breach by Parent of any of its covenants or agreements contained herein and (iii) any breach by the Surviving Entity (including, without limitation, by way of being the successor of Merger Sub and the Company) of any of its covenants or agreements contained herein which are to be performed by the Surviving Entity after the Closing Date (except to the extent the Purchaser Indemnitees are entitled to indemnification under Section 9.2(a) and except if the applicable Company Indemnitees are not third party beneficiaries of such covenant or agreement contained herein).

(c) The obligations to indemnify and hold harmless pursuant to this Section 9.2 shall survive the consummation of the transactions contemplated hereby for the applicable period set forth in Section 9.1, except for claims for indemnification asserted prior to the end of such applicable period (which claims shall survive until final resolution thereof).

(d) The rights of the Purchaser Indemnitees to indemnification pursuant to the provisions of Section 9.2(a), and the rights of Company Indemnitees to indemnification pursuant to the provisions of Section 9.2(b), shall not be affected by (i) in the case of Purchaser Indemnitees, any Purchaser Indemnitees’ knowledge at or prior to the execution of this Agreement or at or prior to the Closing of any breach of any representation, warranty, covenant or agreement made by the Company in this Agreement or in any certificate delivered pursuant to this Agreement and (ii) in the case of Company Indemnitees, any Company Indemnitees’ knowledge at or prior to the execution of this Agreement or at or prior to the Closing of any breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement or in any certificate delivered pursuant to this Agreement.

Section 9.3 Claims.

(a) If a claim, action, suit or proceeding by a Person, including any Governmental Entity, who is not a Party or an Affiliate thereof (a “Third Party Claim”) is made against any Person entitled to indemnification pursuant to Section 9.2 (an “Indemnified Party”), and if such Indemnified Party intends to seek indemnity with respect thereto under this Article 9, such Indemnified Party shall promptly notify the Party obligated to indemnify such Indemnified Party (or, in the case of a Purchaser Indemnitee seeking indemnification, such Purchaser Indemnitee shall promptly notify the Representative, in each case, such notified Party, the “Responsible Party”)) of such claims; provided that the failure to so notify shall not relieve the Responsible Party of its obligations hereunder, except to the extent (and only to the extent) that the Responsible Party is actually prejudiced thereby. Such notice shall identify specifically the basis under which indemnification is sought pursuant to Section 9.2 and enclose true and correct copies of any written document furnished to the Indemnified Party by the Person that instituted the Third Party Claim. The Responsible Party shall have 30 days after receipt of such notice to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party at the expense of the Responsible Party, of the defense thereof, and the Indemnified Party shall cooperate with the Responsible Party in connection therewith; provided that such assumption and control shall occur only if (i) the Third Party Claim involves solely a claim for monetary damages (provided that if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than monetary damages against the Indemnified Party that the Indemnified Party reasonably determines, after conferring with its outside counsel, can be readily separated from any related claim for monetary damages, the Responsible Party shall be entitled to assume the control of the defense of the portion relating to monetary damages), (ii) the Responsible Party acknowledges in writing its irrevocable and unconditional obligation to indemnify the Indemnified Party hereunder (subject to the limitations set forth in this Article 9), (iii) the defense of such Third Party Claim by the Responsible Party would not reasonably be expected to adversely effect the Indemnified Party’s relationship with any of the Material Customers and (iv) in the case of a Purchaser Indemnitee seeking indemnification, taking into account all other pending claims for indemnification, the provisions of Section 9.4(d) relating to the Escrow Account would not reasonably be expected to prevent any Purchaser Indemnitee from being fully indemnified (subject to the limitations set forth in this Article 9) with the then remaining funds in the Escrow Account with respect to such Third Party Claim in the event of an adverse determination. If the Responsible Party shall assume the conduct and control of any such Third Party Claim, the Responsible Party shall permit the Indemnified Party to participate in such defense through counsel chosen by such Indemnified Party (the reasonable fees and expenses of such counsel shall be borne by such Responsible Party if (A) the Indemnified Party shall have determined in good faith, after consultation with outside legal counsel, that an actual or potential conflict of interest makes representation by the same counsel or the counsel selected by the Responsible Party inappropriate or (B) the Responsible Party shall have authorized the Indemnified Party to employ separate counsel at the Responsible Party’s expense). So long as the Responsible Party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim; provided that, notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim if it waives any right to indemnity therefor unless the Responsible Party shall have consented to such payment or settlement. If the Responsible Party does not notify the Indemnified Party within 30 days after the receipt of the Indemnified Party’s notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Responsible Party shall not, except with the consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), settle, compromise or discharge, or admit any liability with respect to, any such Third Party Claim unless the relief consists solely of money Losses to be paid by the Responsible Party and includes as an unconditional term thereof the giving by the Person(s) asserting such claim to all Indemnified Parties of an unconditional release from all liability with respect to such claim.

(b) All of the Parties shall reasonably cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder, and each Party (or a duly authorized representative of such Party) shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

Section 9.4 Limitations on Indemnification Obligations. The rights of the Purchaser Indemnitees to indemnification pursuant to the provisions of Section 9.2(a), and of the Company Indemnities pursuant to Section 9.2(b), as applicable, are subject to the following limitations:

(a) The amount of any and all Losses shall be determined net of any amounts actually recovered (after deducting therefrom the full amount of the expenses incurred in procuring such recovery) by the Purchaser Indemnitees or Company Indemnitees, as applicable, under insurance policies or other collateral sources (such as contractual indemnities of any Person which are contained outside of this Agreement) with respect to such Losses (provided, that the amount deemed to be so recovered under insurance policies shall be net of (A) the deductible for such policies and (B) any increase in the premium for such policies arising out of or in connection with such Losses).

(b) The Purchaser Indemnitees or the Company Indemnitees, as applicable, shall not be entitled to recover Losses for any particular claim or series of claims arising out of the same facts pursuant to Section 9.2(a)(i) or Section 9.2(b)(i), as applicable, other than with respect to breaches of the Fundamental Representations and Warranties, unless such Losses equal or exceed $100,000.

(c) The Purchaser Indemnitees or the Company Indemnitees, as applicable, shall not be entitled to recover Losses pursuant to Section 9.2(a)(i) or Section 9.2(b)(i), as applicable, other than with respect to breaches of the Fundamental Representations and Warranties, until the total amount which the Purchaser Indemnitees or the Company Indemnitees, as applicable, would recover under Section 9.2(a)(i) or Section 9.2(b)(i), as applicable, exceeds $4,000,000 (the “Threshold Amount”), in which case, the Purchaser Indemnitees or the Company Indemnitees, as applicable, shall only be entitled to recover Losses in excess of the Threshold Amount.

(d) The funds in the Indemnity Escrow Account, at any given time, shall be the sole source of recovery with respect to Losses indemnifiable pursuant to Section 9.2(a), and in no event shall the Purchaser Indemnitees be entitled to recover more than the amount of the funds available in the Indemnity Escrow Account pursuant to Section 9.2(a); provided that nothing in this Article 9 shall in any way limit or restrict the availability of the PPA Escrow Account to fund obligations under Section 2.9.

(e) In no event shall any Company Equityholder’s liability for Losses exceed the net proceeds actually received by such Company Equityholder hereunder.

(f) In no event shall the liability of Parent and Merger Sub for Losses pursuant to Section 9.2(b) exceed the Indemnity Escrow Amount.

(g) No Purchaser Indemnitee or Company Indemnitee, as applicable, shall be entitled to indemnification for any claim if and to the extent (but only to the extent) the Losses with respect to such claim were accounted for in the Actual Adjustment.

(h) For purposes of determining whether there has been a breach for indemnification purposes and the amount of any Losses that are the subject matter of a claim for indemnification hereunder, each representation and warranty in this Agreement and each certificate delivered pursuant hereto (in each case other than the Qualified Representations) shall be read without regard and without giving effect to the term(s) “material” or “Company Material Adverse Effect” contained therein.

(i) Each Person entitled to indemnification hereunder shall take all reasonable steps to mitigate all Losses after becoming aware of any event which would reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder or in connection herewith; provided, that such failure to mitigate Losses in accordance with the foregoing shall not relieve the applicable Responsible Party of its indemnification obligations under this Article 9 except to the extent that any Losses were directly the result of such failure to mitigate.

(j) Notwithstanding anything contained herein to the contrary, after the Closing, on the date that the Indemnity Escrow Funds are reduced to zero, the Purchaser Indemnitees shall have no further rights to indemnification under Section 9.2(a). Where a

Purchaser Indemnitee recovers, under insurance policies or from other collateral sources, any amount in respect of a matter for which such Purchaser Indemnitee was indemnified pursuant to Section 9.2(a), such Purchaser Indemnitee shall promptly pay over to the Representative the amount so recovered (after deducting therefrom the full amount of the expenses incurred by such Purchaser Indemnitee in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid to or on behalf of such Purchaser Indemnitee in respect of such matter and (ii) any amount expended by the Representative in pursuing or defending any claim arising out of such matter; provided that, prior to the Survival Period Termination Date, any such recovered amount shall be deposited into the Escrow Account to fund the indemnification obligations under Section 9.2(a) (rather than be paid over to the Representative).

Section 9.5 The Representative. The Parties acknowledge and agree that the Representative is a party to this Agreement solely to perform certain administrative functions in connection with the consummation of the transactions contemplated hereby. Accordingly, the Parties acknowledge and agree that the Representative shall have no liability to, and shall not be liable for any Losses of, any Party or to any Purchaser Indemnitee in connection with any obligations of the Representative under this Agreement or the Escrow Agreement or otherwise in respect of this Agreement or the transactions contemplated hereby, except to the extent such Losses shall be proven to be the direct result of gross negligence or willful misconduct by the Representative in connection with the performance of its obligations hereunder or under the Escrow Agreement.

Section 9.6 Exclusive Remedy. Notwithstanding anything contained herein to the contrary, but subject to Section 11.15, from and after the Closing, indemnification pursuant to the provisions of this Article 9 shall be the exclusive remedy for the Parties for any misrepresentation or breach of any warranty, covenant or other agreement or provision contained in this Agreement or in any certificate delivered pursuant hereto, except in the event of fraud and except for any claims under Section 2.9(a), Section 2.9(b) and Section 2.9(c).

Section 9.7 Manner of Payment; Escrow.

(a) Any indemnification of the Purchaser Indemnitees or the Company Indemnitees pursuant to this Article 9 shall be effected by wire transfer of immediately available funds from the applicable Persons to an account designated in writing by the applicable Purchaser Indemnitees or Company Indemnitees, as the case may be, within 15 days after the final determination thereof; provided that any indemnification owed by the Company Equityholders to the Purchaser Indemnitees pursuant to Section 9.2(a) shall be satisfied from the funds then remaining in the Escrow Account.

(b) Any funds remaining in the Escrow Account as of the Survival Period Termination Date (minus the aggregate amount claimed by the Purchaser Indemnitees pursuant to claims made against such funds and not fully resolved prior to such date) shall be released to the Representative for distribution to each applicable Company Equityholder according to each respective Company Equityholder’s Percentage Interest. At any time following the Survival Period Termination Date, to the extent the funds held in the Escrow Account exceed the aggregate amount claimed by the Purchaser Indemnitees pursuant to claims made prior to such Survival Period Termination Date and not fully resolved prior to the time of determination, the excess funds shall be promptly released to the Representative for distribution to each applicable Company Equityholder according to each respective Company Equityholder’s Percentage Interest.

(c) The Representative and the Surviving Entity shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to make any distributions from the Escrow Account expressly provided for herein.

(d) Each of Parent, Merger Sub, the Company and the Surviving Entity shall have no obligations, responsibilities or liabilities whatsoever to the Company Equityholders with respect to the distribution to the Company Equityholders by the Representative of funds received by the Representative from the PPA Escrow Account, Indemnity Escrow Account or Representative Expense Fund Account.

Section 9.8 Distribution of Representative Expense Fund. In addition to any post-Closing payments made pursuant to Section 2.9 and Section 9.7, and any payments that are not required to be paid pursuant to the Sale Bonus Plan (with such amounts (the “Unpaid Amounts”) to be paid by the Representative to the Company Equityholders based on their respective Percentage Interests, provided that, for the avoidance of doubt, (i) the maximum amount payable with respect to the Change of Control Payments shall have been included in the Company Expenses as of the Closing and (ii), other than payment of the Company Expenses or the distribution of the funds provided by the Headstrong Employee Share Trust to certain Company employees through the Company’s payroll system (as permitted under the terms of the Headstrong Employee Share Trust) in connection with the payment of the Company Expenses at Closing in accordance with Section 2.12, none of Parent, the Surviving Entity or any of their respective Subsidiaries shall have any liability or obligation whatsoever pursuant to the Sale Bonus Plan, the Headstrong Employee Share Trust or for the Unpaid Amounts), promptly following the later of the Survival Period Termination Date and the resolution of all outstanding indemnification claims made by Parent in accordance with this Article 9, (a) the Representative shall prepare and deliver to the Escrow Agent written instructions with respect to any amount remaining in the Representative Expense Fund following the payment of any amounts pursuant to Section 10.1(d) hereof to the Representative in connection with costs and expenses incurred by the Representative resulting from the performance of its rights or obligations under this Agreement and the Escrow Agreement and the taking of any and all actions in connection therewith (such remaining portion, the “Expense Fund Excess Amount”) and (b) the Escrow Agent shall promptly (and in any event within two Business Days) following receipt of such written instructions pay from the Representative Expense Fund, in accordance with the Escrow Agreement, to each applicable Company Equityholder the applicable portion of the Expense Fund Excess Amount set forth in the written instructions in accordance therewith and determined according to each respective Company Equityholder’s Percentage Interest.

Section 9.9 Purchase Price Adjustment. The Parties agree that any indemnification payments made hereunder shall be treated as an adjustment to the Purchase Price for all Tax purposes.

ARTICLE 10

REPRESENTATIVE OF THE COMPANY EQUITYHOLDERS

Section 10.1 Authorization of Representative.

(a) By virtue of adoption of this Agreement by the Company Stockholders and without further action by any Company Stockholder, the Representative is hereby irrevocably appointed, authorized and empowered to act as a representative for the benefit of the Company Equityholders, as the exclusive agent and attorney-in-fact to act on behalf of each Company Equityholder, in connection with and to facilitate the consummation of the transactions contemplated hereby, including, without limitation, pursuant to the Escrow Agreement, which shall include the power and authority:

(i) to execute and deliver the Escrow Agreement (with such modifications or changes therein as to which the Representative, in its sole discretion, shall have consented) and to agree to such amendments or modifications thereto as the Representative, in its sole discretion, determines to be desirable;

(ii) to execute and deliver such waivers and consents in connection with this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby as the Representative, in its sole discretion, may deem necessary or desirable;

(iii) to collect and receive all moneys and other proceeds and property payable to the Representative from the Indemnity Escrow Account and the PPA Escrow Account as described herein or otherwise payable to the Representative pursuant to this Agreement (including the Expense Fund Excess Amount), and, subject to any applicable withholding retention Laws, and net of any out-of-pocket expenses incurred by the Representative (including, without limitation, any Company Expenses paid by the Representative), the Representative shall disburse and pay the same, no later than three Business Days from the date of receipt of such moneys, proceeds and/or property by the Representative, to each of the Company Equityholders to the extent of each respective Company Equityholder’s Percentage Interest;

(iv) as the Representative, to enforce and protect the rights and interests of the Company Equityholders and to enforce and protect the rights and interests of the Representative arising out of or under or in any manner relating to this Agreement and the Escrow Agreement, and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein (including, without limitation, in connection with any and all claims for indemnification brought under Article 9), and to take any and all actions which the Representative believes are necessary or appropriate under the Escrow Agreement and/or this Agreement for and on behalf of the Company Equityholders, including, without limitation, asserting or pursuing any claim, action, proceeding or investigation (a “Claim”) against Parent, Merger Sub and/or the Surviving Entity, defending any Third Party Claims or Claims by the Purchaser Indemnitees, consenting to, compromising or settling any such Claims, conducting negotiations with Parent, the Surviving Entity and their respective representatives regarding such Claims, and, in connection therewith, to (A) assert any claim or institute any action, proceeding or investigation, (B) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Parent, the Surviving Entity or any other Person, or by any federal, state or local Governmental Entity against the Representative and/or any of the Company Equityholders or the Escrow Funds, and receive process on behalf of any or all Company Equityholders in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to any such claim, action, proceeding or investigation, (C) file any proofs of debt, claims and petitions as the Representative may deem advisable or necessary, (D) settle or compromise any claims asserted under the Escrow Agreement and (E) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation, it being understood that the Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions;

(v) to refrain from enforcing any right of any Company Equityholder and/or the Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement or any other agreement, instrument or document in connection with the foregoing; provided that no such failure to act on the part of the Representative, except as otherwise provided in this Agreement or in the Escrow Agreement, shall be deemed a waiver of any such right or interest by the Representative or by such Company Equityholder unless such waiver is in writing signed by the waiving Party or by the Representative; and

(vi) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement, the Escrow Agreement, and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith.

(b) The Representative shall not be entitled to any fee, commission or other compensation for the performance of its services hereunder, but shall be entitled to the payment of all its third party and reasonable internal expenses incurred as the Representative pursuant to Section 10.1(d). In connection with this Agreement, the Escrow Agreement and any instrument, agreement or document relating hereto or thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Representative hereunder (i) the Representative shall incur no responsibility whatsoever to any Company Equityholder by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with the Escrow Agreement or any such other agreement, instrument or document, excepting only responsibility for any act or failure to act which represents willful misconduct or breach of the Escrow Agreement by the Representative and (ii) the Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Representative pursuant to such advice shall in no event subject the Representative to liability to any Company Equityholder, except where such reliance is a result of the Representative’s willful misconduct. Each Company Equityholder shall indemnify, pro rata based upon such Company Equityholder’s Percentage Interest, the Representative against all losses, damages, liabilities, claims, obligations, costs and expenses, including, without limitation, reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including, without limitation, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Representative hereunder, or under the Escrow Agreement or otherwise in its capacity as the Representative. The foregoing indemnification shall not apply in the event of any action or proceeding which finally adjudicates the liability of the Representative hereunder for its willful misconduct. In the event of any indemnification hereunder, upon written notice from the Representative to the Company Equityholder as to the existence of a deficiency toward the payment of any such indemnification amount, each Company Equityholder shall promptly deliver to the Representative full payment of his or her ratable share of the amount of such deficiency, in accordance with such Company Equityholder’s Percentage Interest.

(c) At any time from the Closing Date until payment of any remaining amounts in the Representative Expense Fund in accordance with Section 9.7(b), upon written notice to the Escrow Agent from the Representative of documented costs and expenses (including all fees and disbursements of counsel, financial advisors and accountants) incurred by the Representative in connection with the performance of its rights or obligations under this Agreement and the Escrow Agreement and the taking of any and all actions in connection therewith, the Escrow Agent shall pay to the Representative the amount of such costs and expenses from the Representative Expense Fund. In connection with the performance of its rights and obligations under this Agreement and the Escrow Agreement and the taking of any and all actions in connection therewith, the Representative shall not be required to expend any of the amounts held in the Representative Expense Fund (though, for the avoidance of doubt, it may do so at any time and from time to time in its sole discretion) and in no event shall the Representative be required to incur any costs or expenses or expend any amount in excess of amounts held in the Representative Expense Fund.

(d) All of the indemnities, immunities and powers granted to the Representative under this Agreement shall survive the Closing Date and/or any termination of this Agreement and/or the Escrow Agreement.

(e) Parent and the Surviving Entity shall have the right to rely upon all actions taken or omitted to be taken by the Representative pursuant to this Agreement and the Escrow Agreement, all of which actions or omissions shall be legally binding upon the Company Equityholders.

(f) The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Company Equityholder and (ii) shall survive the consummation of the Merger.

ARTICLE 11

MISCELLANEOUS

Section 11.1 Entire Agreement; Assignment. This Agreement and the Confidentiality Agreement (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) shall not be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of Parent and the Representative; provided that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations hereunder. Any attempted assignment of this Agreement not in accordance with the terms of this Section 11.1 shall be void.

Section 11.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, facsimile, scanned pages, E-mail or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the other Parties as follows:

To Parent or Merger Sub:

Genpact Limited

105 Madison Avenue, 2nd Floor

New York, NY 10016

Attention:  Victor F. Guaglianone

Facsimile:   (646) 823-0469

E-mail:        victor.guaglianone@Genpact.com

with a copy (which shall not constitute notice to Parent or Merger Sub) to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention:  Sarkis Jebejian, Esq.

Facsimile:   (212) 474-3700

E-mail:        sjebejian@cravath.com

To the Representative:

WCAS Hawk Corp.

c/o Welsh, Carson, Anderson & Stowe

320 Park Avenue

Suite 2500

New York, NY 10022

Attention:	Eric J. Lee Christopher J. Hooper
Facsimile:	(212) 893-9575
E-mail:	elee@welshcarson.com chooper@welshcarson.com

with a copy (which shall not constitute notice to the Representative) to:

Kirkland & Ellis LLP
601 Lexington Avenue New York, NY 10022

Attention:	Michael Movsovich, Esq. Christopher J. Torrente, Esq.
Facsimile:	(212) 446-4900
E-mail:	michael.movsovich@kirkland.com christopher.torrente@kirkland.com

To the Company (prior to the Closing):

Headstrong Corporation
One Fountain Square 11911 Freedom Drive Suite 900 Reston, VA 20190

Attention:	Alphonse Valbrune
Facsimile:	(703) 272-2000
E-mail:	Alphonse.Valbrune@Headstrong.com

with a copy (which shall not constitute notice to the Company) to:

Welsh, Carson, Anderson & Stowe VIII, L.P. c/o Welsh, Carson, Anderson & Stowe 320 Park Avenue Suite 2500 New York, NY 10022

Attention:	Eric J. Lee Christopher J. Hooper
Facsimile:	(212) 893-9575
E-mail:	elee@welshcarson.com chooper@welshcarson.com

with a copy (which shall not constitute notice to the Representative) to:

Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022

Attention:	Michael Movsovich, Esq. Christopher J. Torrente, Esq.
Facsimile:	(212) 446-4900
E-mail:	michael.movsovich@kirkland.com christopher.torrente@kirkland.com or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 11.3 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of New York, except to the extent the DGCL shall be held to govern the Merger.

Section 11.4 Fees and Expenses. Except as otherwise set forth in this Agreement, whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement, including, without limitation, the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.

Section 11.5 Construction; Interpretation. The term “this Agreement” means this Agreement and Plan of Merger together with all Schedules and exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words “herein”, “hereto”, “hereof” and words of similar import refer to this Agreement as a whole, including, without limitation, the Schedules and exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “including” and “such as” and words of similar import when used in this Agreement shall mean “including, without limitation”; (e) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified; (f) the word “will” shall be construed to have the same meaning as the word “shall”; (g) the word “or” shall not be exclusive; (h) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (i) unless a contrary intent is apparent, any Contract, instrument or Law defined or referred to herein or in any Contract, instrument or Law that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of

Contracts or instruments) by waiver or consent and (in the case of Law) by succession of comparable successor Law and references to all attachments thereto and instruments incorporated therein; (j) references to a Person are also to its permitted successors and assigns; and (k) all references herein to “$” or dollars shall refer to United States dollars, unless otherwise specified.

Section 11.6 Exhibits and Schedules. All exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement and any capitalized terms used in any exhibit or Schedule but not otherwise defined therein shall have the meaning set forth in this Agreement. Any item disclosed in any Schedule referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement if the relevance of such disclosure to such other sections is readily apparent on its face in light of the form and substance of the disclosure made. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

Section 11.7 Parties in Interest. This Agreement shall be binding upon and, except as provided in this Section 11.7, inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 6.7, Article 9 and this Section 11.7, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, the provisions of Section 8.2, Section 11.12, Section 11.13 and Section 11.14 shall be enforceable by each Financing Source and each of its successors and assigns.

Section 11.8 Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.9 Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 11.10 Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub hereunder are jointly and severally guaranteed by each other.

Section 11.11 Knowledge. For all purposes of this Agreement, the phrases “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge (after reasonable inquiry of the direct reports of the applicable members of the Knowledge Group) of Arjun Malhotra, Sandeep Sahai, Adarsh Mehra, Alphonse Valbrune or, for purposes of Section 4.10 and Section 4.13 only, Brook Carlon (collectively, the “Knowledge Group”), none of whom shall have any personal liability or obligations regarding such knowledge. In no event shall the foregoing encompass constructive, imputed or similar concepts of knowledge. For all purposes of this Agreement, the phrases “to Parent’s knowledge” and “known by Parent” and any derivations thereof shall mean as of the applicable date, the actual knowledge after due investigation (and shall in no event encompass constructive, imputed or similar concepts of knowledge) of Pramod Bhasin, NV (Tiger) Tyagarajan or Victor Guaglianone, none of whom shall have any personal liability or obligations regarding such knowledge.

Section 11.12 Limitation on Damages. Notwithstanding anything to the contrary set forth herein, no Party shall be liable for any consequential damages, including, without limitation, loss of revenue, income or profits or punitive or special damages, relating to any breach of this Agreement or the transactions contemplated hereby, except for any such damages that shall be payable as a result of a Third Party Claim.

Section 11.13 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 11.14 Jurisdiction and Venue. Each of the Parties (a) submits to the exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated thereby (including but not limited to, any cause of action or claim, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources arising out of or relating in any way to any letter or agreement related to any Financing or the performance thereof), (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 11.2. Nothing in this Section 11.14, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law. Each Party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

Section 11.15 Remedies. Each of the Parties acknowledges and agrees that the other Parties would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, notwithstanding anything to the contrary set forth in this Agreement, each of the Parties hereby agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement, and to enforce specifically the performance by such first party under this Agreement, and each Party hereby agrees to waive the defense in any such suit that the other Parties have an adequate remedy at Law and to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. The equitable remedies described in this Section 11.15 shall be in addition to, and not in lieu of, any other remedies at Law or in equity that the Parties may elect to pursue.

*    *    *    *    *

IN WITNESS WHEREOF, each of the Parties has caused this Agreement and Plan of Merger to be duly executed on its behalf as of the day and year first above written.

WCAS HAWK CORP.

By:	/s/ Eric J. Lee
	Name:	Eric J. Lee
	Title:	President

HEADSTRONG CORPORATION

By:	/s/ Sandeep Sahai
	Name:	Sandeep Sahai
	Title:	President and Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

GENPACT INTERNATIONAL INC.

By:	/s/ Victor Guaglianone
	Name:	Victor Guaglianone
	Title:	SVP

HAWK INTERNATIONAL CORPORATION

By:	/s/ Victor Guaglianone
	Name:	Victor Guaglianone
	Title:	SVP

Solely for purposes of Section 6.16 and Article 11,

GENPACT LIMITED

By:	/s/ Victor Guaglianone
	Name:	Victor Guaglianone
	Title:	SVP

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

Exhibit A - Net Working Capital Line Items

Current Assets
Accounts Receivables net of Provision for Doubtful debts
Current Income Tax Receivable
Prepaid Expense and Other Current Assets net of doubtful advances

Total Current Assets (A)	$

Current Liabilities
Accounts Payable and Accrued Expenses
Deferred Revenue
Other Current Liabilities
Current Income Tax Payable

Total Current Liabilities (B)	$

Net Working Capital (A)-(B)	$

Exhibit B - Form of Escrow Agreement

FORM OF ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”), dated as of [•], 2011, is entered into by and among Genpact International Inc., a Delaware corporation (“Purchaser”), WCAS Hawk Corp., a Delaware corporation (the “Representative”) and JPMorgan Chase Bank, N.A., a national banking association, as escrow agent (together with any successor in such capacity, the “Escrow Agent”).

W I T N E S S E T H

WHEREAS, Purchaser and the Representative are parties to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 5, 2011, by and among Headstrong Corporation, a Delaware corporation, Purchaser, Hawk International Corporation, a Delaware corporation, the Representative and Genpact Limited (solely for purposes of Section 6.16 and Article 11 of the Merger Agreement); and

WHEREAS, in accordance with Section 2.9 of the Merger Agreement, on the date hereof (i) Purchaser shall deposit into an account with the Escrow Agent (the “PPA Escrow Account”) the amount of $5,000,000 (such amount, the “PPA Escrow Amount” and such cash, the “PPA Escrow Funds”); (ii) Purchaser shall deposit into a separate account with the Escrow Agent (the “Escrow Account”) the amount of $15,000,000 (such amount, the “Escrow Amount” and such cash, the “Escrow Funds”); and (iii) Purchaser shall deposit into a separate account with the Escrow Agent (the “Representative Expense Fund Account”) the amount of $250,000 (such amount, the “Representative Expense Fund Amount”, and such cash, the “Representative Expense Funds”), all of which is to be held in escrow in separately segregated accounts pursuant to the terms of the Merger Agreement and the provisions of this Agreement. The PPA Escrow Account, Escrow Account and Representative Expense Fund Account are referred to collectively as the “Escrow Accounts”. The PPA Escrow Amount, Escrow Amount and Representative Expense Fund Amount and any income earned hereunder pursuant to this Agreement are collectively referred to as the “Escrow Amounts”.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and undertakings set forth herein, the parties hereto agree as follows:

1. Defined Terms. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Merger Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the parties, in connection herewith, if any, including without limitation the Merger Agreement, nor shall the Escrow Agent be required to determine if any Person has complied with any such agreements, nor shall any additional obligations of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Agreement. In the event of any conflict between the terms and provisions of this Agreement, those of the Merger Agreement, any schedule or exhibit attached to this Agreement, or any other agreement among the parties hereto, the terms and conditions of this Agreement shall control.

2. Appointment of Escrow Agent. Purchaser and the Representative hereby appoint the Escrow Agent as escrow agent for the purposes set forth herein and in the Merger Agreement, and the Escrow Agent hereby accepts such appointment, subject to the terms and conditions contained herein.

3. Deposit of Funds into Escrow Accounts.

(a) As directed in accordance with Section 2.9 of the Merger Agreement, Purchaser has deposited with the Escrow Agent for the benefit of Purchaser and the Representative, as applicable, (i) the PPA Escrow Amount to be held in the PPA Escrow Account maintained by the Escrow Agent, (ii) the Escrow Amount to be held in the Escrow Account maintained by the Escrow Agent and (iii) the Representative Expense Fund Amount to be held in the Representative Expense Fund Account maintained by the Escrow Agent. The Escrow Agent shall invest and reinvest the Escrow Amounts and the proceeds thereof as directed in Section Section 11.15(b)5.

(b) Receipt, investment and reinvestment of the Escrow Amounts shall be confirmed by the Escrow Agent as soon as practicable by account statement sent to the parties hereto, and the Escrow Agent shall be notified by the parties hereto, as soon as reasonably practicable after receipt thereof, of any discrepancies in any such account statement.

4. Holding of Escrow Amounts. The Escrow Agent shall hold the Escrow Amounts in accordance with the terms of this Agreement.

5. Investment of Escrow Amounts. During the term of this Agreement, each of the PPA Escrow Amount, Escrow Amount and Representative Expense Fund Amount shall be invested and reinvested by the Escrow Agent in (i) separately segregated JPMorgan Chase Bank, N.A. money market deposit accounts (each an “MMDA”), each of which shall be segregated apart from the general funds of JPMorgan Chase Bank, N.A. or (ii) such other investments as shall be jointly directed in writing by Purchaser and the Representative and as shall be reasonably acceptable to the Escrow Agent (“Alternative Investments”). MMDAs have rates of return that may vary from time to time based upon market conditions. Directions regarding Alternative Investments shall be in writing and shall specify the type of the investments to be purchased and/or sold. The Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. The Escrow Agent or any of its affiliates may receive compensation with respect to any Alternative Investment directed hereunder including without limitation charging any applicable agency fee in connection with each transaction. Market values, exchange rates and other valuation information (including, without limitation, market value, current value or notional value) of any Alternative Investment furnished in any report or statement is furnished for the exclusive use of Purchaser and the Representative. The Escrow Agent has no responsibility whatsoever to determine the market or other value of any Alternative Investment and makes no representation or warranty, express or implied, as to the accuracy of any such valuations or that any values necessarily reflect the proceeds that may be received on the sale of an Alternative Investment. Periodic statements shall be provided to Purchaser and the Representative reflecting transactions of the Escrow Accounts. Purchaser and the Representative, upon written request to the Escrow Agent, shall receive a statement of transaction details upon completion of any securities transaction in the Escrow Accounts without any additional cost. The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Agreement. The Escrow Agent shall have no liability for any loss sustained as a result of: (i) any investment or Alternative Investment made pursuant to the terms of this Agreement, (ii) any liquidation of any investment prior to its maturity or (iii) the failure of Purchaser and the Representative to give the Escrow Agent instructions to invest or reinvest the Escrow Amounts. In the absence of joint written instructions from Purchaser and the Representative, the Escrow Agent shall invest the Escrow Amounts in MMDAs.

6. Procedures for Disbursement of Escrow Amounts. Except for disbursements made pursuant to Section 8(a), the Escrow Agent shall be authorized to make disbursements from the Escrow Accounts in accordance with the following provisions, but not otherwise:

(a) Joint Instructions. If a certificate or written instruction is jointly executed by Purchaser and the Representative, and delivered to the Escrow Agent, which certificate or instructions specifically reference this Agreement and this Section Section 11.15(a), and which certificate or instructions instruct the Escrow Agent to distribute the Escrow Amounts or such portion thereof in a particular manner to any Person or Persons in accordance with the Merger Agreement, the Escrow Amounts or such portion shall be so distributed by the Escrow Agent.

(b) Method of Payments. All payments and releases hereunder shall be made as promptly as practicable, and in any event within two Business Days, following the Escrow Agent’s receipt of joint written instructions pursuant to Section 6(a) and shall be made by wire transfer of immediately available funds to such bank account or accounts designated in writing to the Escrow Agent (i) by Purchaser in the case of payments to Purchaser or any Purchaser Indemnitee hereunder, (ii) by the Representative in the case of payments to the Representative hereunder or (iii) in the case of payments to third parties, as Purchaser and the Representative may mutually agree in writing.

7. Escrow Agent’s Duties and Fees.

(a) Duties Limited. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no other duties shall be implied. Except as provided herein, the Escrow Agent shall not be subject to, or have any liability or responsibility under, nor be obliged to recognize, any other agreements, directions or instructions of any of the parties hereto or any other Person in carrying out its duties hereunder. The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that a court of competent jurisdiction determines that the primary cause of such loss was due to the Escrow Agent’s gross negligence, fraud or willful misconduct.

(b) Reliance. The Escrow Agent may rely upon, and shall be protected in acting or refraining from acting upon, any written notices, instructions or requests furnished to it pursuant to the terms and provisions of this Agreement and believed by it to be genuine and to have been signed or presented by the proper party or parties in a timely fashion without inquiry and without requiring substantiating evidence of any kind. The Escrow Agent shall also be protected in refraining from acting upon any such notices, instructions or requests furnished to it and believed by it not to be genuine or timely furnished. The Escrow Agreement shall not be liable to Purchaser, the Representative, any beneficiary or other person for refraining from acting upon any instruction setting forth, claiming, containing, objecting to or related to the transfer or distribution of the Escrow Amounts, or any portion thereof, unless such instruction shall have been delivered to the Escrow Agent in accordance with Section 12 below and the Escrow Agent has been able to satisfy any applicable security procedures as may be required thereunder. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through agents or attorneys, and shall be liable only for its gross negligence, fraud or willful misconduct (as finally adjudicated in a court of competent jurisdiction) in the selection of any such agent or attorney. The Escrow Agent may consult with counsel, accountants and other skilled persons to be selected and retained by it. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its reasonable opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in writing by all of the other parties hereto or by a final non-appealable order or judgment of a court of competent jurisdiction. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The Escrow Agent shall have no duty to solicit any payments which may be due to it or due in respect of the Escrow Accounts, including, without limitation, the Escrow Amounts, nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited hereunder. The Escrow Agent shall have no duty or obligation to make any calculations of any kind hereunder.

(c) Indemnification. Purchaser and the Representative jointly and severally hereby agree to indemnify the Escrow Agent and its officers, directors, employees, successors, assigns, managers, attorneys, accountants, experts and agents (the “Agent Indemnitees”) for, and hold such indemnities harmless against, any and all losses, damages, claims, liabilities, penalties, judgments, settlements, actions, suits, proceedings, litigation, investigations, costs or expenses (including, without limitation, the reasonable, out-of-pocket fees and expenses of one outside counsel and all expense of document location, duplication and shipment) (collectively “Losses”) arising out of or in connection with (i) the Escrow Agent’s execution and performance of this Agreement, tax reporting or withholding, the enforcement of any rights or remedies under or in connection with this Agreement, or as may arise by reason of any act, omission or error of the Agent Indemnitees, except in the case of any Agent Indemnitee to the extent that such Losses are finally adjudicated by a court of competent jurisdiction to have been primarily caused by the gross negligence, fraud or willful misconduct of such Agent Indemnitee, or (ii) its following any instructions or other directions, whether joint or singular, from Purchaser or the Representative, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof. The parties hereby grant the Escrow Agent a lien on, right of set-off against and security interest in the Escrow Amounts for the payment of any claim for indemnification, compensation, expenses and amounts due to the Escrow Agent hereunder. The obligations contained in this Section Section 11.15(b)7(c) shall survive the termination of this Agreement and the resignation, replacement or removal of the Escrow Agent.

(d) Successor Escrow Agents. The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving notice in writing of such resignation to Purchaser and the Representative not less than thirty (30) days prior to the effective date thereof, specifying the date upon which such resignation shall take effect. In addition, Purchaser and the Representative acting jointly, shall have the right to terminate the appointment of the Escrow Agent by giving it thirty (30) days’ notice in writing of such termination, specifying the date upon which such termination shall take effect. In the event of the resignation or termination of the Escrow Agent, the parties hereto shall appoint a successor before the effective date thereof and shall give written notice to the Escrow Agent then serving of such appointment. Upon demand of the successor escrow agent, and payment of the Escrow Agent’s fees and expenses pursuant to Section Section 11.15(e), all funds and property in the Escrow Accounts shall be turned over promptly to such successor escrow agent, who shall thereupon be bound by all of the provisions hereof. If the parties hereto shall fail to name a successor escrow agent prior to the effective date of the Escrow Agent’s resignation or termination hereunder, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto. The Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Escrow Amounts (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final non-appealable order or judgment of a court of competent jurisdiction, at which time the Escrow Agent’s obligations hereunder shall cease and terminate.

(e) Fees. (i) Purchaser agrees to (1) simultaneously with the execution of this Agreement and from time to time thereafter, pay the Escrow Agent for services rendered hereunder with respect to the PPA Escrow Account, Escrow Account and Representative Expense Account in accordance with the schedule set forth on Schedule 1 attached hereto, and (2) reimburse the Escrow Agent for any out-of-pocket expenses reasonably incurred by it in carrying out its duties hereunder with respect to the PPA Escrow Account and the Escrow Account.

(ii) The Representative agrees to reimburse the Escrow Agent for any out-of-pocket expenses reasonably incurred by it in carrying out its duties hereunder with respect to the Representative Expense Account. The Escrow Agent shall be entitled to withdraw the expenses set forth in the preceding sentence directly from the Representative Expense Account.

(f) Additional Documents. Purchaser and the Representative agree to execute and deliver to the Escrow Agent such additional documents as it may reasonably request to evidence termination of this Agreement and to evidence their consent to the distribution and/or release of the Escrow Amounts from the Escrow Accounts.

8. Taxes.

(a) Purchaser shall be treated as the owner of the Escrow Amounts for all tax purposes. The income earned in respect of the Escrow Amounts shall be allocated for tax purposes to Purchaser, and Purchaser shall pay any taxes payable in respect of any income earned on the Escrow Amounts; provided, however, that, in order to enable Purchaser to satisfy its tax obligations, the Escrow Agent shall disburse from the Escrow Amounts, at the end of each quarter, an amount equal to 40% of such income earned during such quarter. The Escrow Agent shall prepare and file all tax returns, and the Escrow Agent shall file Forms 1099 and/or Form 1042-S, or other applicable tax forms, consistent with such treatment.

(b) Purchaser and the Representative shall jointly provide the Escrow Agent on or prior to any disbursement, a detailed schedule indicating the allocation of the disbursement amount from the Escrow Amounts between (i) principal amount and (ii) imputed interest. The Escrow Agent shall be entitled to rely on such schedule and shall report to the IRS and any other taxing authority as required by law based upon the information so provided (including by filing IRS Form 1099-INT and/or 1042-S, or any other required form).

(c) Any other tax returns required to be filed in respect of the Escrow Amounts shall be prepared and filed by Purchaser and the Representative, as applicable, with the IRS and any other taxing authority as required by law, including but not limited to any applicable reporting or withholding pursuant to the Foreign Investment in Real Property Tax Act (“FIRPTA”). Purchaser and the Representative acknowledge and agree that the Escrow Agent shall have no responsibility for the preparation and/or filing of such other income tax return or any applicable FIRPTA reporting or withholding with respect to the Escrow Amount or any income earned by the Escrow Amount. Other than as provided in Section 8(a), in the absence of a joint written direction from Purchaser and the Representative, all proceeds of the Escrow Amounts shall be retained in the Escrow Accounts and reinvested from time to time by the Escrow Agent as provided in this Agreement.

9. Dispute Resolution. In the event that any dispute arises with respect to this Agreement or in the event that any claim with respect to the Escrow Accounts is disputed, or the Escrow Agent is faced with inconsistent claims or demands by the parties hereto, then the Escrow Agent is authorized and directed to retain in its possession without liability to any Person some or all of the Escrow Amounts (but not in excess of the amount in dispute) until such dispute shall have been settled either by the mutual agreement of the parties involved or by court order, judgment, decree, attachment or levy (a “Final Resolution”). It is hereby understood that any Final Resolution that is received by the Escrow Agent pursuant to this Section Section 11.15(c)9 directing the release of all or any portion of the Escrow Amounts shall be accompanied by a letter from counsel stating that the Final Resolution is final and non-appealable along with a letter of the payee(s), specifying the amounts, time(s) and complete wire transfer information, confirmed pursuant to Section Section 11.15(c)12. The Escrow Agent may, but shall be under no duty to, institute or defend any legal proceeding which relates to this Agreement. The parties agree to pursue any redress or recourse in connection with any dispute between Purchaser and the Representative without making the Escrow Agent a party to the same. The parties to this Agreement hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement.

10. Consent to Jurisdiction and Service. The parties to this Agreement consent and submit to the jurisdiction of the courts of the State of New York and of any federal court located in the State of New York in connection with any actions or proceeding arising out of or in relation to this Agreement and each party hereto irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds to the jurisdiction of such courts. In any such action or proceeding the parties hereto hereby absolutely and irrevocably waive personal service of any summons, complaint, declaration or other process and agrees that service thereof may be made by certified or registered first class mail directed to the parties hereto at the addresses set forth in Section Section 11.15(c)11.

11. Notices and Funds Transfer Information. All communications hereunder shall be in writing and except for communications from Purchaser and the Representative setting forth, claiming, objecting to or in any way related to the transfer of distribution of funds, including but not limited to funds transfer instructions (all of which shall be specifically governed by Section 12 below), shall be deemed to be duly given after it has been received if it is sent or served:

(a) by facsimile;

(b) by overnight courier; or

(c) by prepaid registered mail, return receipt requested;

to the appropriate notice address set forth below or at such other address as any party hereto may have furnished to the other parties in writing.

Notwithstanding the above, in the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by an officer of the Escrow Agent or any employee of the Escrow Agent who reports directly to such officer at the below referenced office. Any communications received after 5 PM EST shall be deemed to have been received on the next Business Day. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate. All communications shall be addressed as follows:

(i)	If to Purchaser, to:

Genpact International Inc.

105 Madison Avenue, 2nd Floor

New York, NY 10016

Attention: Victor Guaglianone

Facsimile: (646) 823-0469

Email: victor.guaglianone@genpact.com

with a copy (which shall not constitute notice to Purchaser) to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention: Sarkis Jebejian, Esq.

Facsimile: (212) 474-370

Email: sjebejian@cravath.com

(ii)	If to the Representative, to:

Welsh, Carson, Anderson & Stowe

320 Park Avenue

Suite 2500

New York, NY 10022

Attention: Eric J. Lee

                    Christopher J. Hooper

Facsimile: (212) 893-9575

E-mail: elee@welshcarson.com

             chooper@welshcarson.com

with a copy (which shall not constitute notice to the Representative) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Michael Movsovich

                    Christopher Torrente

Facsimile: (212) 446-6460

Email: michael.movsovich@kirkland.com

            christopher.torrente@kirkland.com

(iii)	If to the Escrow Agent, to:

JPMorgan Chase Bank, N.A.

Escrow Services

4 New York Plaza, 21st Floor

New York, New York 10004

Attention: Joan King-Francois/Rola Tseng-Pappalardo

Facsimile: (212) 623-6168

12. Security Procedures.

(a) Notwithstanding any contrary as set forth in Section 11, any instructions setting forth, claiming containing, objecting to or in any way related to the transfer or distribution of funds, including but not limited to any such funds transfer instructions that may otherwise be set forth in a written instruction permitted pursuant to Section 6 of this Agreement, maybe given to the Escrow Agent only by confirmed facsimile and no instruction for or related to the transfer or distribution of the Escrow Amounts, or any portion thereof, shall be deemed delivered and effective unless the Escrow Agent actually shall have received such instruction by facsimile at the number provided to Purchaser and the Representative by the Escrow Agent in accordance with Section 11 and as further evidenced by a confirmed transmittal to that number.

(b) In the event Escrow Accounts funds transfer instructions are received by the Escrow Agent by facsimile, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the Person or Persons designated on Schedule 2 hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the Person or Persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. In the event that the Escrow Agent is unable to contact any of the authorized representatives identified in Schedule 2 hereto, the Escrow Agent is hereby authorized to seek confirmation of such instructions by telephone call-back to any one or more of Purchaser’s or the Representative’s (as applicable) executive officers (“Authorized Officers”), which shall include the titles of, in the case of Purchaser, Treasurer and Vice President and Senior Legal Counsel and, in the case of the Representative, President, Vice President and Secretary, as the Escrow Agent may select. Such Authorized Officer shall deliver to the Escrow Agent a fully executed incumbency certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such Authorized Officer. The Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Purchaser or the Representative to identify (i) the beneficiary, (ii) the beneficiary’s bank or (iii) an intermediary bank. The Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even when its use may result in a Person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated.

(c) Purchaser acknowledges that the Escrow Agent is authorized to use the following funds transfer instructions to disburse any funds due to Purchaser under this Agreement without a verifying call-back as set forth in Section 12(b) above:

Bank Name: Bank of America

Bank Address: 11170 N Central Expressway, Dallas TX

ABA Number: 026009593

Account Name: Genpact International Inc.

Account Number: 375-657-0988

Swift Code: BOFAUS3N

Currency: USD

(d) The Representative acknowledges that the Escrow Agent is authorized to use the following funds transfer instructions to disburse any funds due to the Representative under this Agreement without a verifying call-back as set forth in Section 12(b) above:

Bank Name:

ABA Number:

Account Name:

Account Number:

(e) The parties to this Agreement acknowledge that these security procedures are commercially reasonable. All funds transfer instructions shall be executed by an authorized signatory as set forth on Schedule 2 hereto.

13. Termination. This Agreement may be terminated at any time by and upon the receipt by the Escrow Agent of a joint written notice of termination executed by each of Purchaser and the Representative directing the distribution of all property then held by the Escrow Agent under and pursuant to this Agreement. This Agreement shall automatically terminate if and when all of the Escrow Amounts (which includes all the securities in which any of the Escrow Amounts shall have been invested) shall have been distributed by the Escrow Agent in accordance with the terms of this Agreement.

14. Miscellaneous.

(a) Benefit of Parties. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to confer upon any person (other than the parties hereto and their respective successors and permitted assigns) any rights or remedies hereunder. Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer its escrow services business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which it is a party, shall be and become successor escrow agent hereunder and vested with all the trusts, powers, discretions, immunities, privileges and all other matters as was its predecessor, without the execution or filing of any instrument or any further act, deed or conveyance on the part of any of the parties hereto, anything herein to the contrary notwithstanding. Except as otherwise provided herein, no assignment or attempted assignment of this Agreement or any interest hereunder shall be effective without the written consent of parties hereto. Any transfer or assignment of any of the rights, interests or obligations hereunder in violation of the terms hereof shall be void and of no force or effect.

(b) Governing Law. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES.

(c) Force Majeure. No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, floods, war, terrorism, electrical outages, strikes, equipment or transmission failure, or other causes reasonably beyond its control.

(d) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument. All signatures of the parties to this Agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party.

(e) Amendments; Waivers. This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than by performance), in whole or in part, except by a writing executed by all of the parties hereto, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. Except to the extent that a party hereto may have otherwise agreed in writing, no waiver by that party of any condition of this Agreement or breach by the other party of any of its obligations or representations hereunder or thereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation by the other party, nor shall any forbearance by the first party to seek a remedy for any noncompliance or breach by the other party be deemed to be a waiver by the first party of its rights and remedies with respect to such noncompliance or breach.

(f) Patriot Act Disclosure. Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Escrow Agent to implement reasonable procedures to verify the identity of any Person that opens a new account with it. Accordingly, the parties hereto acknowledge that Section 326 of the USA PATRIOT Act and the Escrow Agent’s identity verification procedures require the Escrow Agent to obtain information which may be used to confirm the parties’ identity including without limitation name, address and organizational documents (“identifying information”). The parties hereto agree to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.

(g) Entire Agreement. This Agreement contains all of the terms agreed upon between the parties hereto with respect to the subject matter hereof.

(h) Compliance with Court Orders. In the event that any property in the Escrow Accounts shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

[Signature Page Follows]

IN WITNESS WHEREOF, each of Purchaser, the Representative and the Escrow Agent has signed or caused this Agreement to be signed by its duly authorized representative as of the date first above written.

PURCHASER:

GENPACT INTERNATIONAL INC.

By:
Name:
Title:

SIGNATURE PAGE TO ESCROW AGREEMENT

IN WITNESS WHEREOF, each of Purchaser, the Representative and the Escrow Agent has signed or caused this Agreement to be signed by its duly authorized representative as of the date first above written.

THE REPRESENTATIVE:

WCAS HAWK CORP.

By:
Name:	Eric J. Lee
Title:	President

SIGNATURE PAGE TO ESCROW AGREEMENT

IN WITNESS WHEREOF, each of Purchaser, the Representative and the Escrow Agent has signed or caused this Agreement to be signed by its duly authorized representative as of the date first above written.

ESCROW AGENT:

JPMORGAN CHASE BANK, N.A.

By:
Name:
Title:

SIGNATURE PAGE TO ESCROW AGREEMENT

Schedule 1

Schedule of Fees for Escrow Agent Services

Based upon our current understanding of your proposed transaction, our fee proposal is as follows:

Account Acceptance Fee	Waived

Encompassing review, negotiation and execution of governing documentation, opening of the account, and completion of all due diligence documentation. Payable upon closing.

Annual Administration Fee	$2,500

The Administration Fee covers our usual and customary ministerial duties, including record keeping, distributions, document compliance and such other duties and responsibilities expressly set forth in the governing documents for each transaction. Payable upon closing and annually in advance thereafter, without pro-ration for partial years.

Extraordinary Services and Out-of Pocket Expenses

Any additional services beyond our standard services as specified above, and all reasonable out-of-pocket expenses including attorney’s or accountant’s fees and expenses will be considered extraordinary services for which related costs, transaction charges, and additional fees will be billed at the Bank’s then standard rate. Disbursements, receipts, investments or tax reporting exceeding 25 items per year may be treated as extraordinary services thereby incurring additional charges. The Escrow Agent may impose, charge, pass-through and modify fees and/or charges for any account established and services provided by the Escrow Agent, including but not limited to, transaction, maintenance, balance-deficiency, and service fess and other charges, including those levied by any governmental authority.

Disclosure & Assumptions

•

Please note that the fees quoted are based on a review of the transaction documents provided and an internal due diligence review. JPMorgan reserves the right to revise, modify, change and supplement the fees quoted herein if the assumptions underlying the activity in the account, level of balances, market volatility or conditions or other factors change from those used to set our fees.

•

The escrow deposit shall be continuously invested in a JPMorgan Chase Bank money market deposit account (“MMDA”). MMDAs have rates of compensation that may vary from time to time based upon market conditions.

•

The Parties acknowledge and agree that they are permitted by U.S. law to make up to six (6) pre-authorized withdrawals or telephonic transfers from an MMDA per calendar month or statement cycle or similar period. If the MMDA can be accessed by checks, drafts, bills of exchange, notes and other financial instruments (“Items”), then no more than three (3) of these six (6) transfers may be made by an Item. The Escrow Agent is required by U.S. law to reserve the right to require at least seven (7) days notice prior to a withdrawal from a money market deposit account.

•	Payment of the invoice is due upon receipt.

Compliance

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account. We may ask for information that will enable us to meet the requirements of the Act.

Schedule 2

Telephone Number(s) and signature(s) for

Person(s) Designated to give Funds Transfer Instructions

If to Purchaser:

	Name	Telephone Number	Signature
1.	Ashish Shukla	+91 989 969 2609

2.	Heather White	+1 646 624 5913

If to the Representative:

	Name	Telephone Number	Signature
1.	Eric J. Lee	212 893 9549

2.	Christopher J. Hooper	212 893 9584

Telephone Number(s) for Call-Backs and

Person(s) Designated to Confirm Funds Transfer Instructions

If to Purchaser:

	Name	Telephone Number
1.	Ashish Shukla	+91 989 969 2609

2.	Heather White	+1 646 624 5913

If to the Representative:

	Name	Telephone Number
1.	Eric J. Lee	212 893 9549

2.	Christopher J. Hooper	212 893 9584

Telephone call-backs shall be made to each of Purchaser and the Representative when joint instructions are required pursuant to this Escrow Agreement.

Periodically, Purchaser and the Representative may issue payment orders to the Escrow Agent to transfer funds by federal funds wire. The Escrow Agent reviews the orders to determine compliance with the governing documentation and to confirm signature by the appropriate party, in accordance with this Schedule 2. The Escrow Agent’s policy requires that, where practicable, it undertake callbacks to a party other than the individual who signed the payment order to verify the authenticity of the payment order.

Inasmuch as a person is the only employee in his or her office who can confirm wire transfers, the Escrow Agent shall call him or her to confirm any federal funds wire transfer payment order purportedly issued by him or her. Such person’s continued issuance of payment orders to the Escrow Agent and confirmation in accordance with this procedure shall constitute such person’s agreement (1) to the callback security procedure outlined herein and (2) that the security procedure outlined herein constitutes a commercially reasonable method of verifying the authenticity of payment orders. Moreover, Purchaser and the Representative agree to accept any risk associated with a deviation from this policy.

Exhibit C - Form of Letter of Transmittal

EXHIBIT C

FORM OF LETTER OF TRANSMITTAL

HEADSTRONG CORPORATION

To Accompany

Certificates Evidencing Company Common Shares

of

Headstrong Corporation

Pursuant to the Merger with Hawk International Corporation,

Effective                     , 2011

This Letter of Transmittal, including the Substitute Form W-9 (or, for non-U.S. persons, an applicable IRS Form W-8) (this “Letter of Transmittal”), should be completed, signed and submitted, together with your certificate(s) (each, a “Certificate” and collectively, the “Certificates”) evidencing shares of Class A and Class B Common Shares of the Company (each a “Company Common Share”, and collectively, “Company Common Shares”) to JPMorgan Chase Bank, National Association (the “Exchange Agent”) at the address below:

[                                     ]

[                                     ]

[                                     ]

If you have any questions, please call [                    ] at [                    ]

Ladies and Gentlemen:

The undersigned has been advised that on                     , 2011, Hawk International Corporation, a Delaware corporation (“Merger Sub”) and wholly owned subsidiary of Genpact International Inc., a Delaware corporation (“Parent”), has merged with and into Headstrong Corporation, a Delaware corporation (the “Company”), with the Company as the surviving entity (the “Merger”), in accordance with the terms and conditions of the Agreement and Plan of Merger, dated as of April 5, 2011 (the “Merger Agreement”), by and among the Company, Parent, Merger Sub, WCAS Hawk Corp., a Delaware corporation, solely in its capacity as the Representative (as defined therein) (“Representative”), and Genpact Limited, an exempted limited company organized under the laws of Bermuda (“Guarantor”), solely for the purpose of Section 6.16 and Article 11 of the Merger Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

The undersigned has been advised further that pursuant to and in accordance with the terms and conditions of the Merger Agreement, each holder of Company Common Shares will be entitled to receive the Per Share Common Payment for each Company Common Share held by such holder as of immediately prior to the Effective Time (the aggregate amount of such Per Share Common Payment for all of each such holder’s Company Common Shares, the “Aggregate Equity Consideration”).

PLEASE CAREFULLY READ THE ACCOMPANYING INSTRUCTIONS.

The undersigned herewith surrenders the Company Common Shares set forth below.

BOX A

Name(s) and Address(es) of Registered Holder(s)	Number of Company Class A Common Shares	Number of Company Class B Common Shares	Total Number of Company Common Shares

*	Attach Schedule if needed.

The undersigned hereby irrevocably ratifies the appointment of JPMorgan Chase Bank, National Association as the Exchange Agent and as the true and lawful attorney-in-fact of the undersigned with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to deliver such Company Common Shares on the account books maintained by the Exchange Agent and to deliver as the undersigned’s agent the Aggregate Equity Consideration to which the undersigned is entitled upon surrender of the Company Common Shares submitted hereby.

THE UNDERSIGNED HEREBY ACKNOWLEDGES THAT THE UNDERSIGNED HAS RECEIVED AND REVIEWED THE MERGER AGREEMENT AND HEREBY AGREES TO BE BOUND BY THE TERMS AND CONDITIONS SET FORTH IN THE MERGER AGREEMENT.

THE UNDERSIGNED HEREBY ACKNOWLEDGES AND AGREES THAT DELIVERY SHALL BE EFFECTED AND THE RISK OF LOSS AND TITLE TO THE COMPANY COMMON SHARE(S) SHALL PASS ONLY UPON PROPER DELIVERY OF THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT.

THE UNDERSIGNED HEREBY ACKNOWLEDGES AND AGREES THAT A PORTION OF THE AGGREGATE EQUITY CONSIDERATION WILL BE USED TO PAY FEES AND EXPENSES INCURRED BY THE EXCHANGE AGENT. THE UNDERSIGNED ALSO ACKNOWLEDGES AND AGREES THAT A PORTION OF THE ESTIMATED PURCHASE PRICE HAS BEEN PLACED IN ESCROW TO SECURE PAYMENT OF (I) ANY NEGATIVE ACTUAL ADJUSTMENT PURSUANT TO SECTION 2.9 OF THE MERGER AGREEMENT, (II) ANY CLAIMS FOR INDEMNIFICATION PURSUANT TO ARTICLE 9 OF THE MERGER AGREEMENT AND (III) ANY COSTS AND EXPENSES OF WCAS HAWK CORP. IN ITS ROLE AS REPRESENTATIVE PURSUANT TO ARTICLE 10 OF THE MERGER AGREEMENT; THEREFORE, THE UNDERSIGNED MAY NOT RECEIVE A PORTION OF THE ESTIMATED PURCHASE PRICE TO THE EXTENT SUCH ESCROW AMOUNTS ARE UTILIZED (IN WHOLE OR IN PART) TOWARDS THE PAYMENT OF ANY NEGATIVE ACTUAL ADJUSTMENT, INDEMNIFICATION CLAIMS OR COSTS AND EXPENSES OF THE REPRESENTATIVE.

Except as otherwise indicated under “Special Delivery Instructions” in Box B below, the undersigned requests that the Aggregate Equity Consideration to which the undersigned is entitled be paid in the name and mailed to the address as set forth in Box A above under “Name and Address of Registered Holder(s).”

All authority herein conferred or agreed to be conferred shall survive the death, incapacity or liquidation of the undersigned, and any obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, estates, successors and assigns of the undersigned.

By executing and delivering this Letter of Transmittal, the undersigned represents, warrants, covenants and agrees as follows:

(a)

The undersigned has the right, power, authority and capacity to execute, deliver and perform its obligations under this Letter of Transmittal and to consummate the transactions contemplated hereby. This Letter of Transmittal has been duly authorized by all necessary action on the part of the undersigned. This Letter of Transmittal has been duly and validly executed and delivered by the undersigned and constitutes the undersigned’s legal, valid and binding obligation, enforceable in accordance with its terms, subject to the effect of (x) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (y) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. The execution, delivery and performance by the undersigned of this Letter of Transmittal and the consummation of the transactions contemplated hereby and by the Merger Agreement and the compliance by the undersigned with any of the provisions hereof will not (i) violate, conflict with, result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, result in a right of termination, cancellation or acceleration under, result in the loss of a material right or benefit under, or result in the creation of any Lien (as defined below) upon the undersigned’s outstanding Company Common Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, instrument or document to which any of the undersigned’s Company Common Shares surrendered hereby may be subject, (ii) if the undersigned is not a natural person, violate, conflict with, or result in a breach of any of the terms, conditions or provisions of the undersigned’s articles of incorporation, bylaws or other organizational documents, if any, or (iii) violate any judgment, ruling, order, writ, injunction or decree or any statute, rule or regulation applicable to the undersigned or any of his, her or its material properties or assets. If the undersigned is a married natural person and any of the undersigned’s Company Common Shares surrendered hereby constitute community property under applicable laws, this Letter of Transmittal has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, the undersigned’s spouse.

(b)	The undersigned holds good and valid title to the Company Common Shares surrendered hereby and either (i) has record ownership of such Company Common Shares, if applicable, set forth in Box A or (ii) if the Company Common Shares are registered in a name other than the undersigned, the undersigned has delivered such documents and other evidence to the Exchange Agent as is necessary to demonstrate that such Company Common Shares have been properly transferred. Except for transfer restrictions under federal and state securities laws, the Company Common Shares owned by the undersigned are free and clear of any liens, restrictions, claims, equities, charges, pledges, security interests, options, rights of first refusal or other encumbrances of any nature whatsoever (collectively, “Liens”), with no defects of title whatsoever. The undersigned has the exclusive right, power and authority to vote and transfer or surrender the Company Common Shares owned by the undersigned. The undersigned is not a party to, or bound by, any agreement affecting or relating to the undersigned’s right to transfer or surrender or vote the Company Common Shares owned by the undersigned.

(c)	The execution of this Letter of Transmittal shall constitute the undersigned’s agreement to be treated as a “Company Stockholder” under the Merger Agreement for all purposes therein, including, for the avoidance of doubt, ratification of the appointment of WCAS Hawk Corp. as the Representative.

The undersigned will, upon request, execute and deliver any additional documents necessary or desirable to complete the exchange of the Company Common Shares for the Aggregate Equity Consideration.

The representations and warranties of the undersigned set forth above shall survive indefinitely.

BOX B

SPECIAL DELIVERY INSTRUCTIONS

(See Instruction 6)

To be completed ONLY if (i) the Aggregate Equity Consideration should be sent to someone other than the registered holder(s) in Box A or to an address other than as set forth in Box A, or (ii) the Aggregate Equity Consideration should be wired.

Mail or deliver to:

1) Name:

                        (Please Print)

Address:

                    (Including Zip Code)

Percentage of Aggregate Equity Consideration to be received by the above:

☐  Check here if this is a permanent address change

2) Name:

                        (Please Print)

Address:

                    (Including Zip Code)

Percentage of Aggregate Equity Consideration to be received by the above:

☐  Check here if this is a permanent address change

3) Name:

                        (Please Print)

Address:

                      (Including Zip Code)

Percentage of Aggregate Equity Consideration to be received by the above:

☐   Check here if this is a permanent address change

OR

Wire funds to:

Bank:

ABA Routing Number:

Account Name:

Account Number:

Instructions:

BOX C

SIGN HERE

(See Instructions 1 and 4)

(Complete Accompanying Substitute Form W-9 or an applicable IRS Form W-8)

(Signature of holder of Company Common Shares)

Date:                     , 2011

(Must be signed by the registered holder(s) or by persons authorized to become registered holder(s) by documents transmitted herewith. If signature is by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, please provide the following information. See Instruction 4.)

Name(s)

(Please Print)

Capacity (full title)

Address

(Include Zip Code)

Area Code and Telephone No. (            )

Tax Identification or Social Security No.

INSTRUCTIONS

A holder of Company Common Shares will not receive the Aggregate Equity Consideration until this Letter of Transmittal executed by such holder is received by the Exchange Agent at the address set forth on page 1, together with such documents as the Exchange Agent may require, and until the same are processed by the Exchange Agent. No interest will accrue on any Aggregate Equity Consideration payable.

1.	Guarantee of Signatures. No signature guarantee on this Letter of Transmittal is required (a) if this Letter of Transmittal is signed by the registered holder of the Company Common Shares surrendered herewith, unless such holder has completed the box entitled “Special Delivery Instructions” on this Letter of Transmittal, or (b) if such Company Common Shares are surrendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or any other “eligible guarantor institution” as such term is defined in Rule 17 Ad-15 under the Securities Exchange Act of 1934, as amended (collectively, “Eligible Institutions”).

2.	Delivery of Letter of Transmittal. The properly completed and duly executed copy of this Letter of Transmittal or a photocopy hereof, and any other documents required by this Letter of Transmittal should be delivered to the Exchange Agent at the address set forth on page 1 of this Letter of Transmittal.

The method of delivery of all documents is at the option and risk of the owner. However, if this Letter of Transmittal is sent by mail, it is recommended that it be sent by registered mail, properly insured, with return receipt requested. Risk of loss and title to the Company Common Shares shall pass upon delivery of this Letter of Transmittal to the Exchange Agent.

All questions as to validity, form and eligibility of any surrender of any Letter of Transmittal hereunder will be determined by Parent (which may delegate power in whole or in part to the Exchange Agent) and such determination shall be final and binding. Parent reserves the right to waive any of the conditions of this Letter of Transmittal or any irregularities or defects in surrender with regard to any particular Company Common Shares. A surrender will not be deemed to have been made until all defects or irregularities have been cured or waived.

3.	Inadequate Space. If the space provided in this Letter of Transmittal is inadequate, the number of Company Common Shares owned by the undersigned should be listed on a separate schedule attached hereto.

4.	Signatures on Letter of Transmittal, Stock Powers and Endorsements.

(a)	If this Letter of Transmittal is signed by the registered holder of the Company Common Shares surrendered hereby, the signature(s) must correspond with the name as written on the face of the applicable Company Certificates without alteration, enlargement or any change whatsoever.

(b)	If the Company Common Shares surrendered hereby are owned of record by two or more joint owners, all such owners must sign this Letter of Transmittal.

(c)	If any Company Common Shares are registered in different names, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of Company Common Shares.

(d)	When this Letter of Transmittal is signed by the registered holder of the Company Common Shares listed and surrendered herewith, no separate stock powers are required.

(e)	If this Letter of Transmittal is signed by a person other than the registered holder of the Company Common Shares listed, such Letter of Transmittal must be accompanied by appropriate stock power(s), in either case signed by the registered holder or a person with full authority to sign on behalf of the registered holder. To the extent required by Instruction 1, signatures on stock power(s) must be guaranteed by an Eligible Institution that is a member of a Medallion Signature Guarantee Program.

(f)	If this Letter of Transmittal or stock power(s) is signed by an executor, administrator, trustee, guardian, attorney-in-fact, officer of a corporation or others acting in a fiduciary or representative capacity, such persons must so indicate when signing, must give his or her full title in such capacity, and must provide evidence satisfactory to the Exchange Agent of his or her authority to so act. The Exchange Agent will not exchange any Company Common Shares until all instructions herein are complied with.

5.	Stock Transfer Taxes. In the event that any transfer or other taxes become payable on account of the transfer in any name other than that of the registered holder, such transferee or assignee must pay such tax to the Exchange Agent or must establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

6.	Special Delivery Instructions. If the Aggregate Equity Consideration to be received by the undersigned is to be sent to someone other than the registered holder, or the Aggregate Equity Consideration to be received by the undersigned is to be wired, then Box B should be completed.

7.

Substitute Form W-9. Each person surrendering Company Common Shares that is a “U.S. person” is required to supply the Exchange Agent with such holder’s correct Taxpayer Identification Number (“TIN”) on the Substitute Form W-9 attached hereto as Exhibit A, and to certify whether such holder is subject to backup withholding. Failure to provide the TIN information on the form may subject the holder to backup withholding at a rate of 28% on payments made to such surrendering holder with respect to such holder’s Company Common Shares. If such holder is an individual, the TIN is the individual’s social security number. If the surrendering holder has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future, then the surrendering holder should write “Applied For” in the box in Part I. Such surrendering holder must also complete the “Certificate of Awaiting Taxpayer Identification Number” below in order to avoid backup withholding. If “Applied For” is written in the box in Part I, and the surrendering holder does not provide the Exchange Agent with a properly certified TIN within 60 days, the Exchange Agent will withhold 28% of the Aggregate Equity Consideration. If the holder is subject to backup withholding, then such holder must cross out item (2) in Part III of the Substitute Form W-9. Each person surrendering Company Common Shares that is not a U.S. person generally should provide the Exchange Agent with a properly completed applicable IRS Form W-8 to avoid backup withholding. See also “Important Tax Information” in this Letter of Transmittal.

PARENT, THE SURVIVING ENTITY AND THE EXCHANGE AGENT SHALL BE ENTITLED TO DEDUCT AND WITHHOLD FROM THE AGGREGATE EQUITY CONSIDERATION OTHERWISE PAYABLE TO A HOLDER OF COMPANY COMMON SHARES PURSUANT TO THE MERGER AGREEMENT SUCH AMOUNTS AS PARENT OR THE SURVIVING ENTITY ARE REQUIRED TO DEDUCT AND WITHHOLD WITH RESPECT TO THE MAKING OF SUCH PAYMENT UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, OR ANY PROVISION OF STATE, LOCAL OR FOREIGN TAX LAW. To the extent amounts are so withheld by Parent or the Surviving Entity, the withheld amounts shall be (i) timely paid to the appropriate governmental entity to whom such taxes are owed and (ii) treated for all purposes of the Merger Agreement as having been paid to the holder of the Company Common Shares in respect of which the deduction and withholding was made.

8.	Information and Additional Copies. Information and additional copies of this Letter of Transmittal may be obtained from the Exchange Agent by writing to the address or calling the number listed on page 1 of this Letter of Transmittal.

9.	Lost, Stolen or Destroyed Certificates. If any Company Certificate shall have been lost, stolen or destroyed, the Exchange Agent will pay the Per Share Common Payment with respect to each Company Common Share formerly represented by such Company Certificate upon (a) the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed, (b) the execution and delivery to the Surviving Entity by such Person of an indemnity agreement in customary form and substance, and (c) the posting by such Person of a bond in such amount as the Surviving Entity may reasonably direct.

Exhibit A

PAYER’S NAME:

PAYEE’S NAME:

PAYEE’S ADDRESS:

SUBSTITUTE FORM W-9	Part I: Taxpayer Identification Number (TIN)	Part II: For Payees Exempt from Backup Withholding

Department of the Treasury Internal Revenue Service	Social Security Number OR

Payer’s Request for Taxpayer Identification Number (TIN) and Certification

Employer Identification Number (If awaiting TIN write “Applied For” and complete Part III and the Certificate of Awaiting Taxpayer Identification Number)

Part III:—Certification—

Under penalties of perjury, I certify that:

(1)    The number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a number to be issued to me);

(2)    I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding; and

(3)    I am a U.S. citizen or other U.S. person (as defined on page 1 of the enclosed guidelines).

Certification Instructions—You must cross out item (2) above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS that you are no longer subject to backup withholding, do not cross out item (2).

	Signature of U.S. person	Date

NOTE:	FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN BACKUP WITHHOLDING OF 28% OF ANY PAYMENTS MADE . PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL INFORMATION.

YOU MUST COMPLETE THE FOLLOWING CERTIFICATION IF YOU WROTE “APPLIED FOR”

IN THE APPROPRIATE LINE IN PART I OF SUBSTITUTE FORM W-9

CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (a) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office or (b) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number by the time of payment, 28% of all reportable payments made to me pursuant to the tender offer will be withheld.

Signature	Date

GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

NUMBER ON SUBSTITUTE FORM W-9

Guidelines for Determining the Proper Identification Number for the Payee (You) to Give the Payer. Social security numbers have nine digits separated by two hyphens: i.e., 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the payer. All “Section” references are to the Internal Revenue Code of 1986, as amended. “IRS” is the Internal Revenue Service. For federal tax purposes, you are considered a “U.S. person” if you are an individual who is a U.S. citizen or U.S. resident alien, a partnership, corporation, company, or association created or organized in the United States or under the laws of the United States, an estate (other than a foreign estate), or a domestic trust (as defined in Treas. Reg. section 301.7701-7).

For this type of account:	Give the social security number of—
1. Individual	The Individual

2. Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account[1]

3. Custodian account of a minor (Uniform Gift to Minors Act)	The minor[2]

4. a. The usual revocable savings trust account (grantor is also trustee)	The grantor trustee[1]

b. So-called trust account that is not a legal or valid trust under state law	The actual owner[1]

5. Sole proprietorship or disregarded entity owned by an individual	The owner[3]
For this type of account:	Give the employer identification number of—
6. Disregarded entity not owned by an individual	The owner

7. A valid trust, estate, or pension trust	The legal entity[4]

8. Corporate or LLC electing corporate status on Form 8832	The corporation

9. Association, club, religious, charitable, educational, or other tax-exempt organization	The organization

10. Partnership or multi-member LLC	The partnership

11. A broker or registered nominee	The broker or nominee

12. Account with the Department of Agriculture in the name of a public entity (such as a state or local government, school district, or prison) that receives agricultural program payments	The public entity

Payees that may be exempt from backup withholding include:

•	A corporation.

•	A financial institution.

•	A dealer in securities or commodities required to register in the United States, the District of Columbia, or a possession of the United States.

•	A real estate investment trust.

•	A common trust fund operated by a bank under Section 584(a).

•	An entity registered at all times during the tax year under the Investment Company Act of 1940.

•	A middleman known in the investment community as a nominee or custodian.

•	A futures commission merchant registered with the Commodity Futures Trading Commission.

•	A foreign central bank of issue.

•	A trust exempt from tax under Section 664 or described in Section 4947.

Payments of dividends and patronage dividends generally exempt from backup withholding include:

•	Payments to nonresident aliens subject to withholding under Section 1441.

•	Payments to partnerships not engaged in a trade or business in the United States and that have at least one nonresident alien partner.

•	Payments of patronage dividends not paid in money.

•	Payments made by certain foreign organizations.

•	Section 404(k) payments made by an ESOP.

Payments of interest generally exempt from backup withholding include:

•

Payments of interest on obligations issued by individuals. However, if you pay $600 or more of interest in the course of your trade or business to a payee, you must report the payment. Backup withholding applies to the reportable payment if you have not provided your correct taxpayer identification number to the payer.

•	Payments described in Section 6049(b)(5) to nonresident aliens.

•	Payments on tax-free covenant bonds under Section 1451.

•	Payments made by certain foreign organizations.

•	Mortgage or student loan interest paid to you.

1.	List first and circle the name of the person whose number you furnish. If only one person on a joint account has a social security number, that person’s number must be furnished.

2.	Circle the minor’s name and furnish the minor’s social security number.

3.	You must show your individual name, but you may also enter your business or “doing business as” name. You may use either your social security number or your employer identification number (if you have one), but the IRS encourages you to use your SSN.

4.	List first and circle the name of the legal trust, estate, or pension trust. (Do not furnish the taxpayer identification number of the personal representative or trustee unless the legal entity itself is not designated in the account title.)

NOTE: If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

Obtaining a Number

If you don’t have a taxpayer identification number or you don’t know your number, obtain Form SS-5, Application for a Social Security Card, at the local Social Security Administration office, or Form SS-4, Application for Employer Identification Number, by calling 1 (800) TAX-FORM, and apply for a number.

Payees Exempt from Backup Withholding

Payees specifically exempted from withholding include:

•

An organization exempt from tax under Section 501(a), an individual retirement account (IRA), or a custodial account under Section 403(b)(7), if the account satisfies the requirements of Section 401(f)(2).

•	The United States or a state thereof, the District of Columbia, a possession of the United States, or a political subdivision or instrumentality of any one or more of the foregoing.

•	An international organization or any agency or instrumentality thereof.

•	A foreign government and any political subdivision, agency or instrumentality thereof.

Certain payments, other than payments of interest, dividends, and patronage dividends, that are exempt from information reporting are also exempt from backup withholding. For details, see the regulations under Sections 6041, 6041A, 6042, 6044, 6045, 6049, 6050A and 6050N.

Exempt payees described above must file Form W-9 or a substitute Form W-9 to avoid possible erroneous backup withholding. FILE THIS FORM WITH THE PAYER, FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER, WRITE “EXEMPT” IN PART II OF THE FORM, SIGN AND DATE THE FORM, AND RETURN IT TO THE PAYER.

Privacy Act Notice—Section 6109 requires you to provide your correct taxpayer identification number to payers, who must report the payments to the IRS. The IRS uses the number for identification purposes and may also provide this information to various government agencies for tax enforcement or litigation purposes. Payers must be given the numbers whether or not recipients are required to file tax returns. Payers must generally withhold 28% of taxable interest, dividends, and certain other payments to a payee who does not furnish a taxpayer identification number to the payer. Certain penalties may also apply.

Penalties

(1) Failure to Furnish Taxpayer Identification Number. —If you fail to furnish your taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

(2) Civil Penalty for False Information With Respect to Withholding. —If you make a false statement with no reasonable basis that results in no backup withholding, you are subject to a $500 penalty.

(3) Criminal Penalty for Falsifying Information. —Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

(4) Misuse of Taxpayer Identification Number. —If the requester discloses or uses TINs in violation of federal law, the requester may be subject to civil or criminal penalties.

FOR ADDITIONAL INFORMATION CONTACT

YOUR TAX

CONSULTANT OR THE INTERNAL REVENUE

SERVICE

IMPORTANT TAX INFORMATION

Under federal income tax law, a person who holds Certificates surrendered for exchange is required to provide the Exchange Agent with such holder’s properly certified TIN on Substitute Form W-9 or otherwise establish a basis for exemption from backup withholding (including by providing an applicable IRS Form W-8). If such holder is an individual, the TIN is such holder’s social security number. If the Exchange Agent is not provided with the correct TIN, the holder may be subject to a penalty imposed by the Internal Revenue Service (the “IRS”). In addition, delivery to such holder of the check for the Aggregate Equity Consideration may be subject to backup withholding at a rate of 28%.

Certain holders of Certificates (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. An exempt holder of Certificates that is a U.S. person should indicate its exempt status on Substitute Form W-9 by writing the word “EXEMPT” on the line in Part II. A foreign individual may qualify as an exempt recipient by submitting to the Exchange Agent a properly completed applicable IRS Form W-8 (which the Exchange Agent will supply upon request or is available online at www.irs.gov), signed under penalties of perjury, attesting to the exemption status of the holder of Certificates. See the enclosed Substitute Form W-9 for additional instructions.

If (i) the holder does not furnish the Exchange Agent with a TIN in the required manner, (ii) the IRS notifies the Exchange Agent that the TIN provided is incorrect, or (iii) the holder is required but fails to certify that it is not subject to backup withholding, backup withholding will apply. If backup withholding applies, the Exchange Agent is required to withhold 28% of any payment made to the holder of the Certificates or other payee. Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes and the required information is timely furnished, a refund may be obtained from the IRS.

What Number to Give the Exchange Agent

The holder is required to give the Exchange Agent the TIN (e.g., the social security number or employer identification number) of the registered holder of the Certificates. If the Certificates are held in more than one name or are not in the name of the actual owner, consult the enclosed publication titled “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.”

Exhibit D - Form of Surviving Entity Certificate of Incorporation

FORM OF CERTIFICATE OF INCORPORATION

FIRST: The name of the corporation (hereinafter called the “Corporation”) is Headstrong Corporation.

SECOND: The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 615 South DuPont Highway, Dover, Delaware 19901 and the name of the registered agent of the Corporation in the State of Delaware at such address is National Corporate Research, Ltd.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The aggregate number of shares which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $0.01 per share.

FIFTH: In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the By-laws of the Corporation.

SIXTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware as it now exists and as it may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer; provided, however, that nothing contained in this Article SIXTH shall eliminate or limit the liability of a director or officer (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director or officer derived an improper personal benefit. No amendment to or repeal of this Article SIXTH shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

SEVENTH: The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Section. Such indemnification shall be mandatory and not discretionary. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-laws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Any repeal or modification of this Article SEVENTH shall not adversely affect any right to indemnification of any persons existing at the time of such repeal or modification with respect to any matter occurring prior to such repeal or modification.

The Corporation shall to the fullest extent permitted by the General Corporation Law of the State of Delaware advance all costs and expenses (including without limitation, attorneys’ fees and expenses) incurred by any director or officer within 15 days of the presentation of same to the Corporation, with respect to any one or more actions, suits or proceedings, whether civil, criminal, administrative or investigative, so long as the Corporation receives from the director or officer an unsecured undertaking to repay such expenses if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation under the General Corporation Law of the State of Delaware. Such obligation to advance costs and expenses shall be mandatory, and not discretionary, and shall include, without limitation, costs and expenses incurred in asserting affirmative defenses, counterclaims and cross claims. Such undertaking to repay may, if first requested in writing by the applicable director or officer, be on behalf of (rather than by) such director or officer, provided that in such case the Corporation shall have the right to approve the party making such undertaking.

EIGHTH: Unless and except to the extent that the By-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

Exhibit E - Form of Estimated Purchase Price Calculations

For illustrative purposes only with amounts estimated as of February 28, 2011 unless otherwise noted.

Estimated Purchase Price

Item	+ / -	Amount	Source
Enterprise Value (actual)	+	550,000,000	Section 1.1
Net Working Capital Adjustment (estimated)	+	(441,871)	Section 1.1
Cash and Cash Equivalents (estimated)	+	31,046,206	Section 1.1
Closing Date Funded Indebtedness (estimated)	-	2,000,000	Section 1.1
Company Expenses (estimated)	-	17,000,000	Section 1.1
Estimated Purchase Price	=	561,604,335	Section 1.1

(A) Net Working Capital (estimated)

	550,000,000	550,000,000	550,000,000
Item	+ / -	Amount	Source
Net Working Capital (estimated)	+	29,558,129	Exhibit A
Target Net Working Capital	-	30,000,000	Section 1.1
Net Working Capital Adjustment (estimated)	=	(441,871)	Section 1.1

(B) Amount of Cash and Cash Equivalents (estimated)

Item	+ / -	Amount	Source
U.S. currency (estimated)	+	31,046,206
Non-U.S. currency (as converted) (estimated)	+
Marketable securities (as converted) (estimated)	+
Short term investments (as converted) (estimated)	+
Other cash equivalents (as converted) (estimated)	+
Cash and Cash Equivalents (estimated)	=	31,046,206	Section 1.1

(C) Closing Date Funded Indebtedness (estimated)

Item	+ / -	Amount	Source
Payment obligations with respect to indebtedness for borrowed money and other items (estimated)	+	2,000,000	Clause (i)(A) of definition of Funded Indebtedness
Payment obligations with respect to trade payables and accrued expense arising in the ordinary course of business (estimated)	-		Clause (i)(A) of definition of Funded Indebtedness
Payment obligations with respect to indebtedness evidenced by a note or other debt security, without duplication (estimated)	+		Clause (i)(B) of definition of Funded Indebtedness
Payment obligations with respect to capitalized lease obligations, without duplication (estimated)	+		Clause (i)(D) of definition of Funded Indebtedness
Payment obligations with respect to capitalized lease obligations not becoming due as a result of the Merger (estimated)	-		Clause (x) of definition of Funded Indebtedness
Amounts included as Company Expenses (estimated)	-		Clause (y) of definition of Funded Indebtedness
Closing Date Funded Indebtedness (estimated)	=	2,000,000	Section 1.1

(D) Company Expenses (estimated)

Estimated as of the Closing Date.

Item	+ / -	Amount	Source
Out of pocket costs and expenses (estimated)	+	12,300,000	Clause (i) of definition of Company Expenses
Change of Control Payments (estimated)	+	4,700,000	Section 1.1
Company Expenses (estimated)	=	17,000,000	Section 1.1

(E) Aggregate Option Exercise Price (estimated)

Based on the assumption that all Company Options are In-the-Money Options and are exercised in connection with the Closing.

Exercise Price	X	Number of Company Options at such Exercise Price (estimated)	=	Product
$3.44	X	22,852,620	=	78,613,012
	X		=
	X		=
		22,852,620		78,613,012

Exhibit F - Form of FIRPTA Statement

FIRPTA CERTIFICATE

Reference is made to the Agreement and Plan of Merger dated as of April 5, 2011 (the “Agreement”) by and among Headstrong Corporation, a Delaware corporation (the “Company”), Hawk International Corporation, a Delaware corporation, and Genpact International Inc., a Delaware corporation (“Parent”). Certain capitalized terms used but not defined in this certificate and which are defined in the Agreement shall have the meanings ascribed to such terms in the Agreement.

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee of a United States real property interest (as defined in Section 897(c) of the Code) must withhold tax if the transferor is a foreign person. To inform Parent that withholding of tax is not required in connection with the disposition of an interest in the Company pursuant to the Agreement the undersigned hereby certifies the following on behalf of the Company:

(i)	This notice is provided pursuant to the requirements of Treasury Regulation Sections 1.897-2(h)(1) and 1.1445-2(c)(3).

(ii)	As of the date of this certification, an interest in the Company does not constitute a United States real property interest within the meaning of Section 897(c) of the Code.

The Company understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement made herein could be punished by fine, imprisonment or both.

Under penalties of perjury, I declare that I am a responsible officer of the Company and I have examined this certification, and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of the Company.

Date: [•], 2011

HEADSTRONG CORPORATION

By:

Its:

Exhibit G - Form of IRS Notice

HEADSTRONG CORPORATION

One Fountain Square

11911 Freedom Drive

Suite 900

Reston, Virginia 20190

[•], 2011

CERTIFIED MAIL & RETURN RECEIPT REQUESTED

Internal Revenue Service

Philadelphia Service Center

P.O. Box 21086

Drop Point 8731, FIRPTA Unit

Philadelphia, PA 19114-0586

Attn: Director, Philadelphia Service Center

RE:	NOTICE OF STATEMENT UNDER TREASURY REGULATIONS SECTIONS 1.897-2(h)(2) AND 1.1445-2(c)(3)

At the request of Genpact International Inc. (“Parent”), in connection with its acquisition of Headstrong Corporation (the “Company”), pursuant to the Agreement and Plan of Merger dated as of April 5, 2011 (the “Agreement”), the Company provided the statement attached hereto as Exhibit A (the “FIRPTA Certificate”) to Parent on [•], 2011. The undersigned, being a duly authorized officer of the Company, hereby affirms the following:

(i)	This notice is being provided to the Internal Revenue Service pursuant to Treasury Regulations Section 1.897-2(h)(2).

(ii)	The following information relates to the corporation providing the notice:

Name:	Headstrong Corporation
Address:	One Fountain Square
11911 Freedom Drive
Suite 900
Reston, Virginia 20190

Identification Number:	[•]

(iii)	The FIRPTA Certificate was voluntarily provided by the Company in response to a request from Parent in accordance with Treasury Regulation Section 1.1445-2(c)(3)(i). The following information relates to Parent:

Name:	Genpact International Inc.
Address:	[•]
Identification Number:	[•]

(iv)	The Company has provided the FIRPTA Certificate to Parent certifying that an interest in the Company does not constitute a United States real property interest within the meaning of Section 897(c) of the Code.

Under penalties of perjury, the undersigned, a responsible officer of the Company, declares that (i) the undersigned has examined this notice and the attached certificate and, to the best of the undersigned’s knowledge and belief, this notice and the attached certificate are true, correct and complete and (ii) the undersigned has the authority to execute this document.

************

[Signature Page Follows]

HEADSTRONG CORPORATION

By:

Its:

Date: [•], 2011

Exhibit A